                                                 Filed Pursuant to Rule 424(b)2
                                                 Registration File No. 333-32149


     Information contained herein is subject to change, completion or amendment without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                               NOVEMBER 19, 1997
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 7, 1997)
$100,000,000
WYMAN-GORDON COMPANY                                         [WYMAN-GORDON LOGO]
        % SENIOR NOTES DUE 2007

The     % Senior Notes due 2007 (the "Senior Notes") are being offered (the
"Offering") by Wyman-Gordon Company ("Wyman-Gordon" or the "Company") and will
mature on              , 2007. Interest on the Senior Notes will accrue at a
rate of     % per annum and will be payable semi-annually in arrears on
           and            of each year, commencing              , 1998. The
Senior Notes are being issued in an aggregate principal amount of $100,000,000 under an Indenture (as defined) that provides for the issuance of additional notes that are identical in all respects to the Senior Notes (other than the issue price and issuance date) in an aggregate principal amount not to exceed $50,000,000, subject to compliance with the covenant described under "Description of Senior Notes -- Certain Covenants -- Limitation on Indebtedness of the Company." Any such additional notes shall be deemed to constitute the same series as the Senior Notes for purposes of the Indenture. See "Description of Senior Notes" and "Certain United States Federal Income Tax Consequences." The Senior Notes will be redeemable, at the option of the Company, in whole or
in part, at any time on or after              , 2002, at the redemption prices
set forth herein, plus accrued and unpaid interest, if any, through the date of redemption. Upon a Change of Control (as defined), each holder of Senior Notes may require the Company to repurchase such holder's Senior Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, through the purchase date. See "Description of Senior Notes -- Repurchase at the Option of Holders Upon a Change of Control."

The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future unsubordinated, unsecured obligations of the Company and senior to any future subordinated indebtedness of the Company. The Senior Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all indebtedness of the Company's subsidiaries. As of August 31, 1997, on a pro forma basis (after giving effect to the Offering and the application of the net proceeds therefrom and assuming that all outstanding 10 3/4% Notes (as defined) are purchased pursuant to the Tender Offer (as defined)) (i) the Company's total consolidated indebtedness (excluding trade payables, accrued liabilities and unused commitments under the Company's credit facilities) would have been approximately $106.2 million, (ii) total secured indebtedness of the Company and its subsidiaries (excluding unused commitments under the Company's credit facilities) would have been approximately $6.2 million, and (iii) total balance sheet liabilities (including trade payables and accrued liabilities) of the Company's subsidiaries would have been approximately $295.0 million. As of such date (after giving effect to the Offering and the application of the proceeds thereof), the Company would have had no indebtedness outstanding that was subordinated to the Senior Notes. The indenture under which the Senior Notes will be issued permits the Company and its subsidiaries to incur additional indebtedness, including indebtedness that will rank pari passu with the Senior Notes.

The Senior Notes will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company, which will act as the depositary (the "Depositary"). Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Senior Notes in definitive form will not be issued. See "Description of Debt Securities -- Book-Entry System and Global Securities."

SEE "RISK FACTORS" ON PAGE S-11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SENIOR NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------
                                       PRICE TO             UNDERWRITING         PROCEEDS TO
                                       PUBLIC(1)            DISCOUNT             COMPANY(1)(2)
Per Senior Note........................           %                   %                    %
Total.................................. $                   $                    $
------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from               , 1997.
(2) Before deducting expenses payable by the Company, estimated to be
    $          .

The Senior Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Global Securities will be made through the facilities of the Depositary on or about , 1997.

-------------------------------------------------
SALOMON BROTHERS INC
--------------------------------------------------------------------------------

The date of this Prospectus Supplement is               , 1997.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES, INCLUDING PURCHASES OF THE SENIOR NOTES TO STABILIZE THEIR MARKET PRICES AND PURCHASES OF THE SENIOR NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SENIOR NOTES MAINTAINED BY THE UNDERWRITER. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) contained elsewhere or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. Unless the context otherwise requires, references to the "Company" include Wyman-Gordon and all of its subsidiaries as a whole. References in this Prospectus Supplement to fiscal years 1995, 1996 and 1997 are to the Company's fiscal years which ended on the Saturday closest to May 31 of each calendar year. Prior fiscal years ended on December 31.

                                  THE COMPANY

     Wyman-Gordon Company is a leading manufacturer of high quality, technologically advanced forged and investment cast components for the commercial aviation, commercial power and defense industries. The Company produces metal components to exacting customer specifications for technically demanding applications such as jet turbine engines, airframes and land-based and marine gas turbine engines. The Company also produces extruded seamless thick wall steel pipe for use primarily in the oil and gas industry and commercial power generation plants. The Company produces components for most of the major commercial and United States defense aerospace programs. The Company's unique combination of manufacturing facilities and broad range of metallurgical skills allows it to serve its customers effectively and to lead the development of new metal technologies for its customers' applications. Through its Scaled Composites, Inc. ("Scaled Composites") subsidiary, the Company engages in research, development and engineering of composite airframe structures. In fiscal years 1997 and 1996, the Company's total revenues were $608.7 million and $499.6 million, respectively.

     The Company employs three manufacturing processes: forging, investment casting and composite production. The Company's forging process involves heating metal and shaping it through pressing or extrusion. Forged products represented 77% of the Company's total revenues in fiscal year 1997. Casting is a process in which molten metal is poured into molds. Cast products represented 21% of the Company's total revenues in fiscal year 1997. The Company's composite business designs, fabricates and tests composite airframe structures for the aerospace market. The composite business represented 2% of the Company's total revenues in fiscal year 1997.

     Aerospace Turbine Products. The Company manufactures components from sophisticated titanium and nickel alloys for jet engines manufactured by General Electric Company ("GE"), the Pratt & Whitney Division ("Pratt & Whitney") of United Technologies Corporation ("United Technologies"), Rolls-Royce plc ("Rolls-Royce") and CFM International S.A. Such jet engines are used on substantially all commercial aircraft produced by The Boeing Company ("Boeing"), the McDonnell Douglas subsidiary of Boeing ("McDonnell Douglas") and Airbus Industrie S.A. ("Airbus"). The Company's forged engine parts include fan discs, compressor discs, turbine discs, seals, spacers, shafts, hubs and cases. Cast engine parts include thrust reversers, valves and fuel system parts such as combustion chamber swirl guides. The Company believes it is the leading producer of rotating components, which include fan, compressor and turbine discs, that must be manufactured to precise quality specifications, for use in large turbine aircraft engines.

     Aerospace Structural Products. The Company's airframe structural components, such as landing gear, bulkheads and wing spars, are used on every model of airplane manufactured by Boeing (including the new 777), as well as on the McDonnell Douglas MD-11 and the Airbus A330 and A340. In addition, the Company's structural components are used on a number of military aircraft and in other defense-related applications, including the McDonnell Douglas C-17 transport and the new F-22 air superiority fighter being jointly developed by Lockheed Martin Corporation ("Lockheed") and Boeing. The Company also produces dynamic rotor forgings for helicopters.

     Aerospace turbine and structural products collectively accounted for 78% and 73% of total revenues in fiscal years 1997 and 1996, respectively.

     Energy Products. The Company is a major supplier of extruded seamless thick wall pipe used in the critical piping systems in both fossil fuel and nuclear commercial power plants worldwide, as well as in oil and gas industry applications. The Company produces rotating components and valves for land-based steam and gas turbine generators. The Company also manufactures shafts, cases and compressor and turbine discs for marine gas turbine engines. The Company believes the energy sector provides it with an opportunity to build upon its unique combination of manufacturing capabilities and its metallurgical know-how gained from manufacturing products for the aerospace industry. Energy products represented 16% and 19% of total revenues in fiscal years 1997 and 1996, respectively.

     Other Products. The Company manufactures components used in military ordnance. Examples of forged components include steel casings for bombs and rockets. The Company also supplies components for propulsion systems for nuclear submarines and aircraft carriers, as well as pump, valve, structural and non-nuclear propulsion forgings. In addition, the Company manufactures extruded missile, rocket and bomb casings and other products for nuclear submarines and aircraft carriers. Other products represented 6% and 8% of total revenues in fiscal years 1997 and 1996, respectively.

     The Company's consolidated backlog increased to $935.3 million at August 31, 1997 (of which approximately $696.9 million was scheduled to be shipped within one year) from $895.8 million at May 31, 1997 and $690.6 million at August 31, 1996. The Company's backlog may be affected by certain factors described under the caption "Business -- Backlog" and is not necessarily indicative of the Company's revenues in future periods.

                                    STRATEGY

     In order to better serve its customers, the Company has refocused its organizational structure towards end-markets served (i.e., aircraft engines, aircraft structural components and energy products) rather than manufacturing processes used (i.e., forging, casting or composites). As a result, the Company's business units will be responsible for specific market sectors or customers. The purpose of this new structure is to enhance the Company's ability to anticipate and adapt to customer demands and market opportunities.

     The Company intends to strengthen its position in the aerospace market and diversify into new markets by leveraging its manufacturing capabilities and expertise in high performance materials. By diversifying its business mix, the Company intends to lessen its reliance on the aerospace industry and mitigate the impact of the cyclicality of that industry. The Company intends to achieve its goals through the following initiatives:

     Continue Performance Improvements and Cost Reductions. The Company has significantly improved its performance in recent years and is committed to continuing to streamline its operations and its cost structure. The Company has successfully completed the consolidation of Cameron Forged Products Company ("Cameron"), which was acquired from Cooper Industries, Inc. ("Cooper") in May 1994. As a result of the elimination of duplicate facilities, improved throughput, and increased efficiencies of scale, the Company estimates that its total production and selling costs are more than $30 million lower on an annualized basis than such costs would have been under the cost structures of the Company and Cameron prior to the acquisition. Building upon the performance improvements achieved in recent years, the Company continually strives to increase utilization rates, reduce inventory requirements and reduce operating expenses and other costs.

     Enhance Strategic Alliances with Customers and Suppliers. The Company and certain of its customers and raw material suppliers have undertaken various initiatives to improve quality, shorten manufacturing cycle times and reduce costs at each stage of production. Teams from each of the participating companies meet regularly to share information and to develop plans to improve the efficiency of the entire supply chain. In addition, the Company believes it will be able to provide higher value-added custom-tailored products to its customers by working more closely with its customers in the early stages of product development.

     Develop New Applications and Enter New Markets. The Company believes that its expertise in the manufacture of metal components with enhanced fatigue- and temperature-resistant properties gives it the ability to design new applications for its current markets and to enter new markets. For example, the Company has been able to enter the power generation market by utilizing its knowledge of nickel-based alloys and manufacturing technology for aerospace turbines to manufacture advanced components for land-based gas turbines. The Company is also applying its expertise in investment casting, particularly in titanium, to enter new markets such as oil and gas and power generation, and to develop new applications for high performance products such as machine parts used in the semiconductor manufacturing industry.

     Pursue Selective Acquisitions or Joint Ventures. The Company intends to pursue selective acquisitions and joint ventures that will enable the Company to leverage its manufacturing expertise and metallurgical skills. The Company believes that pursuing joint ventures will be increasingly important to its future growth. For example, foreign joint ventures to produce components for the aerospace industry may provide the Company with the opportunity to allow its customers to meet local content requirements as they expand into foreign markets. In addition, joint ventures may enable the Company to secure raw material, supplies or reduce costs. See "Risk Factors -- Acquisition Strategy."

     Leverage Expertise with Larger Aerospace Components. The Company believes that its technological expertise in manufacturing large-scale components and experience in producing and utilizing sophisticated alloys will enable it to capitalize on the industry trend toward widebody aircraft with larger and more sophisticated engines. These aircraft, which include the new Boeing 777, require larger airframe structural parts and engine components manufactured with high-purity alloys, both of which are particular strengths of the Company.

                                THE TENDER OFFER

     Concurrently with the Offering, the Company will refinance all or substantially all of its outstanding 10 3/4% Senior Notes due 2003 (the "10 3/4% Notes"). On November 14, 1997, the Company commenced an offer to purchase any and all of the outstanding $90,000,000 aggregate principal amount of 10 3/4% Notes (the "Tender Offer"). The purchase price, as determined by a formula set forth in the Tender Offer Statement (as defined), is based on a 50 basis point spread to the Treasury bond with a maturity closest to the first call date of the 10 3/4% Notes (March 15, 1998), less a consent payment of $20 per $1,000 principal amount of 10 3/4% Notes as described below, plus accrued and unpaid interest. Concurrently with the Tender Offer, the Company commenced the solicitation of consents from holders of the 10 3/4% Notes to amend or eliminate certain of the restrictive operating covenants and event of default provisions contained in the indenture governing the 10 3/4% Notes (the "Proposed Amendments"). Holders of 10 3/4% Notes who tender their consents prior to the expiration of the consent solicitation will receive $20 per $1,000 principal amount of 10 3/4% Notes in addition to the above-referenced purchase price. The Tender Offer is conditioned upon, among other things, (a) prior to the expiration of the Tender Offer, at least 66 2/3% of the outstanding aggregate principal amount of the 10 3/4% Notes having been validly tendered and not withdrawn (the "Minimum Tender Amount"), (b) the execution of a Supplemental Indenture implementing the Proposed Amendments following receipt of consents from holders of 10 3/4% Notes representing at least a majority in aggregate principal amount of the 10 3/4% Notes (the "Supplemental Indenture Condition") and (c) the consummation of the Offering.

                                  THE OFFERING

Issuer.....................  Wyman-Gordon Company (the "Company").

Senior Notes...............  $100,000,000 aggregate principal amount of      %
                             Senior Notes due 2007.

Maturity Date..............            , 2007.

Interest Payment Dates.....            and             , of each year,
                             commencing           , 1998.

Ranking....................  The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future unsubordinated, unsecured obligations of the Company and senior to any future subordinated indebtedness of the Company. The Senior Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all indebtedness of the Company's subsidiaries. As of August 31, 1997, on a pro forma basis (after giving effect to the Offering and the application of the net proceeds therefrom and assuming that all outstanding 10 3/4% Notes are purchased pursuant to the Tender Offer)
                             (i) the Company's total consolidated indebtedness (excluding trade payables, accrued liabilities and unused commitments under the Company's credit facilities) would have been approximately $106.2 million, (ii) total secured indebtedness of the Company and its subsidiaries (excluding unused commitments under the Company's credit facilities) would have been approximately $6.2 million, and
                             (iii) total balance sheet liabilities (including trade payables and accrued liabilities) of the Company's subsidiaries would have been approximately $295.0 million. As of such date (after giving effect to the Offering and the application of the proceeds thereof), the Company would have had no indebtedness outstanding that was subordinated to the Senior Notes. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including indebtedness that will rank pari passu with the Senior Notes. See "Description of Senior Notes -- Ranking,"
                             "-- Certain Covenants" and "-- Limitation on
                             Indebtedness of the Company."

Optional Redemption........  The Senior Notes are not redeemable prior to
                                         , 2002. Thereafter, the Senior Notes
                             will be redeemable at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of Senior Notes -- Optional Redemption."

Sinking Fund...............  None.

Change of Control..........  Upon a Change of Control (as defined), each holder of Senior Notes may require the Company to repurchase such holder's Senior Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, through the purchase date. See "Description of Senior Notes -- Repurchase at the Option of Holders Upon a Change of Control."

Certain Covenants..........  The Indenture will contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness; make certain Restricted Payments and Investments; create Liens; enter into certain transactions with Affiliates; consummate certain merger, consolidation or similar transactions; sell assets; issue or sell capital stock; or enter into Sale/Leaseback Transactions (in each case as hereinafter defined). In addition, in certain circumstances, the Company will be required to offer to purchase Senior Notes at a purchase price equal to 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Senior
                             Notes -- Certain Covenants."

Use of Proceeds............  The Company will use the net proceeds of the
                             Offering to finance the purchase price and consent fees payable in the Tender Offer and to pay the fees and expenses related to the Offering and the Tender Offer. See "Use of Proceeds." The Offering is conditioned upon consummation of the Tender Offer.

                              CERTAIN RISK FACTORS

     Each prospective purchaser should review the section captioned "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Senior Notes.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The consolidated balance sheet data as of May 31, 1997, 1996 and 1995 and consolidated statement of operations data for the years ended May 31, 1997, 1996 and 1995 have been derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP. The consolidated balance sheet data as of August 31, 1997 and August 31, 1996 and the consolidated statement of operations data for three months ended August 31, 1997 and August 31, 1996 have been derived from the Company's unaudited consolidated condensed financial statements. The financial data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus.

                                                         THREE MONTHS
                                                      ENDED AUGUST 31,(A)               YEAR ENDED MAY 31,(A)
                                                  ---------------------------     ----------------------------------
                                                     1997            1996           1997         1996         1995
                                                  -----------     -----------     --------     --------     --------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................    $ 180,009       $ 134,235      $608,742     $499,624     $396,639
Cost of goods sold.............................      146,764         122,744       511,108      421,492      347,251
Selling, general, and administrative
  expenses.....................................       13,395          10,052        44,229       37,716       36,380
Other charges (credits)(b).....................       (1,900)         15,779        23,083        2,717         (710)
                                                   ---------       ---------      --------     --------     --------
Income (loss) from operations..................       21,750         (14,340)       30,322       37,699       13,718
Interest expense...............................        2,890           2,722        10,822       11,272       11,027
Provision (benefit) for income taxes(c)........        6,670         (19,680)      (25,680)          --           --
Net income.....................................       11,859           7,815        50,023       25,234        1,039
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(d)......................................    $  24,954       $  11,592      $ 79,120     $ 56,651     $ 29,478
EBITDA as a percentage of revenues(d)..........         13.9%            8.6%         13.0%        11.3%         7.4%
Ratio of EBITDA to interest expense............          8.6x            4.3x          7.3x         5.0x         2.7x
Capital expenditures...........................    $  13,673       $   7,184      $ 34,123     $ 18,331     $ 18,714
Depreciation and amortization..................        5,435           4,956        20,872       17,428       18,122
Order backlog (at end of period)...............      935,271         690,609       895,825      598,438      468,761
Number of employees in ongoing operations (at
  end of period)...............................        3,933           3,282         3,661        3,275        3,058
Cash flows from operating activities...........    $ (13,862)      $   3,655      $ 48,011     $ 35,272     $  7,772
Cash flows from investing activities...........      (14,167)         (7,274)      (34,485)     (18,277)     (21,157)
Cash flows from financing activities...........        2,642           1,389         8,311         (717)     (14,938)
Ratio of earnings to fixed charges(e)..........          7.4x             --           3.1x         3.2x         1.1x
UNAUDITED PRO FORMA DATA(F):
Cash...........................................    $  28,084
Total debt.....................................      106,154
Stockholders' equity...........................      175,441
Ratio of EBITDA to interest expense............          9.9x                          8.5x
Ratio of earnings to fixed charges(e)..........          8.5                           3.6
Ratio of total debt to EBITDA..................          1.1                           1.3
BALANCE SHEET DATA:
Cash...........................................    $  26,584       $  27,904      $ 51,971     $ 30,134     $ 13,856
Total assets...................................      462,691         390,562       454,371      375,890      369,064
Total debt.....................................       96,231          90,308        96,231       90,308       94,223
Stockholders' equity...........................      180,641         119,369       164,398      109,943       80,855

---------------
(a) The years ended May 31, 1997 and 1996 consisted of 52 weeks and each of the quarters in fiscal years 1997 and 1996 consisted of 13 weeks. The year ended May 31, 1995 consisted of 53 weeks with the additional week included in the first quarter.

(b) In fiscal year 1996, the Company recorded other charges of $2.7 million which included $1.9 million to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture and $0.8 million to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies.

    In fiscal year 1997, the Company recorded other charges of $23.1 million which included $4.6 million to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts forging facility, $3.4 million to write-off and dispose of certain forging equipment, $2.3 million to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations, $1.2 million to consolidate the titanium castings operations, $2.5 million to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture, $5.7 million to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies, $1.9 million to reduce the carrying value of a building held for sale and $0.3 million to reduce the carrying value of other assets. Other charges in fiscal year 1997 also included a charge of $1.2 million, net of insurance recovery of $6.9 million, related to the accident at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. in December 1996.

    In the first quarter of fiscal year 1997, the Company recorded other charges of $15.8 million which included $4.6 million to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts facility, $3.4 million to write-off and dispose of certain equipment, $2.3 million to reduce the carrying value of certain assets of the Company's titanium castings operations, $2.5 million to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture, $0.3 million to reduce the carrying value of other assets and $2.7 million to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies.

    In the first quarter of fiscal year 1998, the Company recorded other credits of $1.9 million resulting from the disposal of a building held for sale.

(c) In fiscal year 1997, the Company recognized net tax benefits of $25.7 million which included a refund of prior years' income taxes amounting to $19.7 million and $6.5 million related to the expected realization of net operating losses ("NOLs") in future years and $10.3 million related to current NOL benefits offsetting $10.8 million of current income tax expense. The refund relates to the carryback of tax NOLs to tax years 1981, 1984 and 1986 under applicable provisions of Internal Revenue Code Section 172(f). There was no provision or benefit recorded for income taxes in fiscal years 1996 or 1995. At May 31, 1997, the Company had approximately $18.0 million of NOL carryforwards available to offset future taxable income for U.S. Federal income tax purposes.

    In the first quarter of fiscal year 1997, the Company recognized the net benefit of a refund of prior years' income taxes amounting to $19.7 million. The amount of NOLs carried back to such years was approximately $48.5 million. In the first quarter of fiscal year 1998, the Company recorded a tax provision of $6.7 million based on an effective tax rate of 36%.

(d) EBITDA is defined as net income, plus provision (benefit) for income taxes, interest expense, depreciation and amortization, changes in accounting principles, extraordinary items and other charges (credits) (see footnote b). Without adding back other charges (credits) and interest of $3.5 million received with respect to the tax refund recognized in the first quarter of fiscal year 1997 (see footnote c), EBITDA would have been $26.9 million, $(7.7) million, $52.5 million, $53.9 million and $30.2 million for the respective periods. EBITDA should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles.

    The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt. However, investors should be aware that EBITDA as shown above may not be comparable to similarly titled measures presented by other companies, and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion. In addition, EBITDA as presented herein differs from EBITDA as defined in the Indenture.

(e) For purposes of determining the ratio of earnings to fixed charges, "earnings" includes income before income taxes, plus fixed charges net of capitalized interest. "Fixed charges" consists of interest on all indebtedness (including capitalized interest) and amortization of deferred financing costs and a portion of operating lease rental expense considered to be representative of an interest factor. During the three months ended August 31, 1996 earnings were insufficient to cover fixed charges by $11.9 million. The calculation of the pro forma ratio of earnings to fixed charges assumes (a) the indebtedness under the Senior Notes was incurred at the beginning of each respective period, (b) an interest rate of 8.0% on the Senior Notes and (c) the Tender Offer resulted in the extinguishment of all indebtedness under the 10 3/4% Notes at the beginning of each respective period. There can be no assurance that the holders of all outstanding
    10 3/4% Notes will accept the Tender Offer. See "The Tender Offer." If the holders of less than all, but more than the Minimum Tender Amount of 10 3/4% Notes accept the Tender Offer, the pro forma ratio of earnings to fixed charges will be lower than as indicated. If only the Minimum Tender Amount is tendered, the pro forma ratio of earnings to fixed charges would be 6.4x for the three months ended August 31, 1997 and 2.7x for the year ended May 31, 1997.

(f) For purposes of determining the pro forma data, the calculation assumes (a) the Senior Notes were issued on June 1, 1996, (b) the interest rate payable on the Senior Notes was 8.0% and, (c) all outstanding 10 3/4% Notes were purchased pursuant to the Tender Offer on June 1, 1996 (resulting in an extraordinary after-tax loss of approximately $5.2 million, see "The Tender Offer"). In determining the pro forma ratio of total debt to EBITDA for the three months ended August 31, 1997, the calculation assumes an annualized EBITDA. There can be no assurances that the holders of all outstanding
    10 3/4% Notes will accept the Tender Offer. See "The Tender Offer." If holders of less than all, but more than the Minimum Tender Amount, of 10 3/4% Notes accept the Tender Offer, the pro forma ratio of EBITDA to interest expense will be lower than as indicated. If only the Minimum Tender Amount of 10 3/4% Notes are purchased pursuant to the Tender Offer, the pro forma ratio of EBITDA to interest expense would be 7.5x for the three months ended August 31, 1997 and 6.3x for the year ended May 31, 1997.

                                  RISK FACTORS

     An investment in the Senior Notes involves a significant degree of risk. In determining whether to make an investment in the Senior Notes, prospective investors should carefully consider the specific risk factors set forth below as well as the other information contained in this Prospectus Supplement.

LEVERAGE AND DEBT SERVICE

     After giving effect to the Offering and the application of the estimated net proceeds therefrom (assuming that all outstanding 10 3/4% Notes are retired through the Tender Offer), the Company would have had total outstanding indebtedness (excluding trade payables, accrued liabilities and unused commitments under the Company's credit facilities) as of August 31, 1997 of $106.2 million (which represents approximately 37.7% of the Company's total capitalization as of such date) and shareholders' equity of $180.6 million. For fiscal year 1997 and the three months ended August 31, 1997, the Company's pro forma ratio of earnings to fixed charges, after giving effect to the Offering and the application of the net proceeds therefrom (assuming that all outstanding 10 3/4% Notes are retired through the Tender Offer), would have been 3.6 to 1.0 and 8.6 to 1.0, respectively, an improvement from the Company's actual ratio of earnings to fixed charges of 3.1 to 1.0 and 7.4 to 1.0, respectively. The improvement in the foregoing ratio results from the fact that the Senior Notes will bear a lower interest rate than that paid on the 10 3/4% Notes. Assuming that only the Minimum Tender Amount of the 10 3/4% Notes are retired through the Tender Offer, the Company's total outstanding indebtedness (excluding trade payables, accrued liabilities and unused commitments under the Company's credit facilities) as of August 31, 1997 would have been $136.2 million (or approximately 43.7% of the Company's total capitalization as of such date) and the Company's pro forma ratio of earnings to fixed charges for fiscal year 1997 and for the three months ended August 31, 1997 would have been 2.7 to 1.0 and
6.5 to 1.0, respectively. The 10 3/4% Notes cannot be redeemed by the Company until March 15, 1998 and between March 15, 1998 and March 15, 1999 can be redeemed at a price (expressed as a percentage of the principal amount thereof) equal to 104.78%, plus accrued and unpaid interest to the redemption date.

     The degree to which the Company is leveraged could have important consequences to holders of the Senior Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be required to be dedicated to the payment of interest on its indebtedness; and (iii) the Company's leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

     The Indenture imposes operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit, among other things, the ability of the Company and its subsidiaries to incur additional Indebtedness, pay dividends or make distributions in respect of the Company's or such subsidiaries' capital stock, make other Restricted Payments, enter into Sale/Leaseback Transactions, create liens upon assets, enter into transactions with Affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of their assets. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. See "Description of Senior Notes."

INDUSTRIAL ACCIDENT

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. ("WGFI"), a wholly-owned subsidiary of the Company, in which eight employees were killed and two others were seriously injured. The Occupational Safety and Health

Administration ("OSHA") conducted an investigation of the accident. On June 18, 1997, WGFI reached an agreement with OSHA, settling citations resulting from the accident. Under the terms of the settlements, WGFI agreed to pay a fine of $1.8 million and not to contest the OSHA citations. For a more detailed discussion of the accident and related costs see "Business -- Legal Proceedings."

     The injured workers and the decedents' families have all retained attorneys who notified the Company that they intend to assert claims against the Company on behalf of their clients. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident as well as from one current employee. The Company has cooperated with attorneys for the decedents' families by providing them information and allowing them and their experts access to Company facilities.

     To date, the Company has agreed in principle to settle all claims that could be brought by two of the decedent's families on terms acceptable to the Company and its insurance carriers. The Company thus far has been unable to achieve settlements with the other claimants, and, on October 24, 1997, a lawsuit was filed in the District Court of Harris County, Texas, on behalf of three of the decedents' families against the Company, WGFI and Cooper-Cameron Corporation, as successor in interest to the manufacturer of the valve.

     In general under Texas statutory law, an employee's exclusive remedy against an employer for an on-the-job injury is the benefits of the Texas Workers Compensation Act. WGFI, the employer of the deceased employees, has workers compensation insurance coverage and the injured employees and beneficiaries of the deceased employees are receiving workers compensation payments. Under applicable law, however, statutory beneficiaries of employees killed in the course and scope of their employment may recover punitive (but not compensatory) damages in excess of workers compensation benefits. However, to do so they must prove that the employer was grossly negligent. The protection of the workers compensation exclusive remedy provision may not extend to the Company as parent corporation of WGFI. Therefore, with regard to the October 24, 1997 lawsuit and any future lawsuits brought on behalf of those killed or injured in the Houston accident or their families against the Company, if (i) the court finds that the Company had a legal duty to WGFI and its employees,
(ii) the evidence supports a finding that the Company acted negligently in its duty to WGFI and its employees and (iii) such negligence had a causal connection with the accident, the plaintiffs might be able to recover compensatory damages against the Company. If it is shown that the Company's conduct amounted to gross neglect, and that conduct is found to be a cause of the accident, the plaintiffs may be able to recover punitive damages against the Company.

     It is not possible at this time to determine the extent, if any, to which WGFI or the Company could be held liable in connection with the accident. The Company maintains general liability and employer's liability insurance for itself and its subsidiaries under various policies with aggregate coverage limits of approximately $29 million. While WGFI has tendered the defense of the various claims to the Company's insurance carriers, there can be no assurance that the full insurance coverage will be available. Counsel for the Company has been engaged for several months in settlement discussions with attorneys representing the decedents' families. At this time, however, only two of the decedents' families (and none of the other claimants or potential claimants) have agreed to settle any claims against the Company and/or WGFI relating to the accident. If the Company is not successful in settling the remaining claims on terms acceptable to the Company, the Company anticipates that more lawsuits relating to the accident will be filed against it and WGFI. Based on the Company's experience in the settlement negotiations to date, the Company believes that there is a substantial risk that the pending and threatened claims will not be settled for an aggregate amount within its insurance coverage limits. The Company anticipates that, like the currently pending lawsuit, any additional lawsuits will include claims for alleged compensatory as well as punitive damages that in the aggregate could substantially exceed the Company's available insurance coverage. The Company intends to vigorously defend all lawsuits that have been or may be filed relating to the accident. However, if one or more such lawsuits were to be prosecuted successfully by the plaintiffs and a judgment were to be obtained by one or more plaintiffs in such lawsuits and sustained on appeal, litigation costs, including the cost of pursuing any appeals, and the cost of paying such a judgment, to the extent not covered by insurance, could have a material adverse effect on the Company's financial condition and the results of operations, particularly if any such judgment includes awards for punitive damages.

INVESTIGATION AT THE COMPANY'S TILTON FACILITY

     On September 25, 1997 the Company received a subpoena from the United States Department of Justice informing it that the United States Department of Defense and other federal agencies had commenced an investigation with respect to the manufacture and sale of investment castings at the Company's Tilton, New Hampshire facility. The focus of the investigation is whether the Company failed to comply with required inspection procedures for cast aerospace parts and whether the Company shipped cast components that did not meet applicable specifications, which could be a violation of federal requirements. The investigating agencies have directed the Company to furnish various documents and information relating to the subject of the investigation. The Company is cooperating fully with the investigation and in addition has commenced its own investigation, which is being supervised by the Company's outside attorneys and conducted by quality and process auditors from another casting facility of the Company and by the Company's internal attorneys. Such investigation has identified certain departures from Company policies and procedures which are currently the subject of further review. The federal investigation may result in criminal or civil charges being brought against the Company, which could result in civil damages and penalties and criminal liability, if the Company were found to have violated federal laws. Based on the Company's own investigation to date (which is ongoing), the Company does not believe that the federal investigation is likely to result in a material adverse impact on the Company's financial condition or results of operations, although no assurance as to the outcome or impact of that investigation can be given.

AEROSPACE INDUSTRY CYCLICALITY; EARNINGS VOLATILITY; RESTRUCTURING OF GRAFTON FACILITY

     Approximately 78% and 73% of the Company's revenues during fiscal years 1997 and 1996, respectively, were derived from the aerospace industry, an industry that is cyclical in nature and subject to changes based on general economic conditions and airline profitability. Domestic airlines suffered significant operating losses from 1990 through 1992 and such losses, coupled with the high levels of debt incurred to purchase new aircraft and the excess capacity within the commercial airline sector, resulted in a reduction in new orders for commercial aircraft and related spare parts, as well as deferrals, and in some cases cancellations, of deliveries of previously ordered aircraft. Aircraft orders declined from 1,635 in 1989 to 295 in 1994. Most domestic airlines are currently profitable, however, and demand for the products of the Company's customers -- principally airplanes and jet engines -- has greatly increased in recent years. There can be no assurance, however, that the improved conditions of the aerospace industry will be sustained.

     As a result of the cyclical nature of the aerospace industry, the Company's earnings are subject to volatility. The Company's net income increased in each of fiscal years 1995, 1996 and 1997 and for the first three months of fiscal year 1998. However, the Company reported a net loss for the five months ended May 31, 1994, and for the fiscal year ended December 31, 1993, a period which coincided with a decrease in airplane orders. Although the Company has implemented structural changes intended to improve its cost structure and improve efficiency and productivity at each of its facilities, there can be no assurance that the Company's operations would remain profitable if a significant downturn in the aerospace industry recurred.

     The Company's facility in Grafton, Massachusetts has operated at a loss in recent years. As a result of improved demand and a variety of structural changes undertaken by the Company in the past three years, operating results of the Grafton facility have improved. However, there can be no assurance that these improvements can be sustained or that the Grafton facility can operate profitably on a continuing basis, particularly in a downturn in the aerospace cycle. Further restructuring measures, which could result in write-offs and reduced earnings, may be necessary in the future to increase productivity and lower costs at the Grafton facility.

RISK OF FLUCTUATIONS IN PRICE AND SHORTAGES OF RAW MATERIALS

     The Company's results of operations may be adversely affected by fluctuations in the price of and shortages in the supply of raw materials used by the Company. Historically, the Company has not been able to pass all of these increased costs along to its customers because many of the Company's customer contracts have fixed prices for extended time periods and do not provide complete price adjustments for changes in the prices of raw materials such as metals. The Company attempts to reduce its exposure to these costs with respect to its customer contracts by procuring long-term contracts with suppliers of metal alloys, but the Company's supply contracts typically do not completely insulate the Company from fluctuations in the prices of raw materials. Furthermore, in a strong market the Company may be required to purchase raw materials in excess of quantities covered by long-term agreements and to pay current market prices for such raw materials.

     During periods of high demand, such as the current one, when both the Company and its suppliers of metal alloys are operating at close to full capacity, the Company is also exposed to shortages of and delays in the delivery of raw materials. When required raw materials are not delivered at the anticipated time, the Company is required to rearrange its production cycle, which causes loss of efficiency. During the current upturn in the aerospace cycle, the Company's ability to satisfy its customers' delivery requirements has been adversely affected by a general lengthening of the delivery times for its principal raw materials, nickel and titanium alloys, and a decline in the reliability of suppliers' delivery schedules. Accordingly, the portion of the Company's backlog consisting of products past their delivery due date has been increasing. These factors, or any significant increase in the price or decline in the availability of raw materials used by the Company, may have an adverse impact on the Company's results of operations. See "Business -- Raw Materials."

DEPENDENCE ON MAJOR CUSTOMERS

     The Company is dependent upon a few large aerospace contractors for a significant percentage of its revenue. Five customers accounted for approximately 48% and 47% of the Company's revenues during fiscal years 1997 and 1996, respectively, and two of the five, GE and United Technologies (primarily Pratt & Whitney), accounted for 26% and 10%, respectively, of fiscal year 1997 total revenues. In addition, many of the Company's sales to its smaller customers are eventually incorporated into components sold to its major customers. The loss of, or significant reduction in, purchases by any of the Company's major customers would have a material adverse effect on the Company's business. In addition, because of the relatively small number of customers for some of the Company's principal products, those customers exert significant influence over the Company's prices and other terms of trade. See
"Business -- Customers."

ACQUISITION STRATEGY

     The Company intends to continue to pursue acquisitions and joint ventures as an important component of its strategy. There can be no assurance, however, that suitable acquisition or joint venture candidates can be identified or that future acquisitions or joint ventures, if completed, will be successfully integrated. Future acquisitions and joint ventures by the Company could result in the incurrence of additional indebtedness, and the assumption of contingent liabilities, which could be material. The success of any completed acquisition or joint venture will depend on the Company's ability to integrate effectively the acquired businesses into the Company. The process of integrating acquired businesses or joint ventures may involve significant risks, including difficulties in the assimilation of operations and products, the diversion of management's attention and the risks of entering markets in which the Company has limited prior experience.

COMPETITION

     The Company is subject to intense competition. Competition in the Company's principal markets typically intensifies during cyclical downturns, when supply capacity may exceed demand. This phenom-enon is especially present in the aerospace turbine and aerospace structural products markets because of the cyclical nature of the commercial and defense aerospace industries. In addition, international competition is intensifying as aircraft prime contractors pursue strategic alliances with casting and forging enterprises in particular countries or regions. Aircraft prime contractors are increasingly entering into such alliances because of so called "offset requirements" or "local content requirements" applicable to products manufactured in or directed to specific markets, or in an effort to diversify their sources of supply worldwide. International competition from foreign suppliers which have the required manufacturing capabilities and infrastructure may intensify as such companies gain the technological and financial resources necessary to compete effectively in the markets served by the Company. There can be no assurance that the Company can maintain its share of the market for any of its products. See "Business -- Competition."

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS

     The Company's operations are subject to extensive environmental, health and safety laws and other government regulations promulgated by foreign, federal, state and local government entities. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. See "Risk
Factors -- Industrial Accident" and "-- Investigation at the Company's Tilton Facility." The nature of the Company's business exposes the Company to risks of liability as a result of the use and storage of materials that can cause contamination or personal injury if released into the environment. The Company has identified contamination at certain of its manufacturing locations which will require monitoring and remediation. See "Business -- Environmental Regulations." In addition, the adoption of new environmental laws or regulations or more stringent implementation of existing environmental laws and regulations could have a significant effect on the nature, scope and cost of cleanup of contamination at operating facilities. It is difficult to predict the future development of such laws and regulations or their impact on future earnings and operations, but the Company anticipates that these standards will continue to require increased capital expenditures. There can be no assurance that material costs or liabilities will not be incurred.

     Based upon information presently available, the Company does not expect that costs for future environmental compliance and remediation will have a material adverse effect on its competitive or financial position or its ongoing results of operations. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. Such costs could be material to future quarterly or annual results of operations. In addition, the "Superfund" statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that arranged for disposal of the wastes, the waste transporters that delivered materials to the disposal sites and the past and present owners and operators of such sites; potentially responsible parties ("PRPs") (or any one of them, including the Company) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposal site. In such event, the amount owed by the Company for liabilities at such sites could be significantly greater than its actual share. The Company is currently a PRP at five superfund sites. See "Business -- Environmental Regulations" and Footnote F to the Consolidated Financial Statements.

PRODUCT LIABILITY EXPOSURE

     The Company produces many critical engine and structural parts for commercial and military aircraft. As a result, the Company is potentially subject to product liability claims involving significant dollar amounts. The Company maintains product liability insurance, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities incurred. See "Business -- Product Liability Exposure."

LACK OF PUBLIC MARKET

     The Senior Notes are a new issue of securities for which there is currently no active trading market. If the Senior Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the financial condition of the Company and other factors beyond the control of the Company, including general economic conditions. The Underwriter has informed the Company that it currently intends to make a market in the Senior Notes. However, the Underwriter is not obligated to do so, and any such market making may be discontinued at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Senior Notes. Likewise, no assurance can be given regarding the ability of holders of Senior Notes to sell their Senior Notes or the prices at which such holders may be able to sell their Senior Notes.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Senior Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Senior Notes.

RISKS RELATING TO CHANGE OF CONTROL

     In the event of a Change of Control, the Company will be required, subject to certain conditions, to make an offer to purchase all outstanding Senior Notes at a price equal to 101% of the then-outstanding principal amount of the Senior Notes, plus accrued and unpaid interest. See "Description of Senior
Notes -- Repurchase at the Option of Holders Upon a Change of Control." Existing Indebtedness (as defined) includes, and future Indebtedness may include, change of control provisions pursuant to which the Company would be required upon a change in control to repurchase, or the lender could demand repayment of, the Indebtedness due thereunder. No assurance can be given that the Company would have sufficient funds available or could obtain the financing required, or would be contractually permitted, to purchase the Senior Notes tendered by holders following a Change of Control. If a Change of Control occurred and the Company had inadequate funds or financing available to pay for, or was otherwise prohibited from purchasing, Senior Notes tendered for purchase, an Event of Default (as defined) would be triggered under the Indenture. See "Description of Senior Notes."

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $97.5 million, after deducting the estimated underwriting discount and other expenses related to the Offering. The Company intends to use the net proceeds from the Offering to fund the Tender Offer and the balance, if any, for additional working capital and other general corporate purposes. If the holders of all outstanding $90,000,000 principal amount of 10 3/4% Notes accept the Tender Offer and validly tender their notes, the amount payable by the Company to consummate the Tender Offer, including consent payments and estimated fees and expenses, is currently estimated to be approximately $96.0 million, or $64.2 million if only the Minimum Tender Amount of the 10 3/4% Notes are tendered. For a description of the Tender Offer, see "The Tender Offer."

                                THE TENDER OFFER

     On November 14, 1997, the Company commenced the Tender Offer to purchase for cash, upon the terms and conditions set forth in an offer to purchase and consent solicitation statement dated November 14, 1997 (as the same may be supplemented and amended from time to time, the "Tender Offer Statement"), all of its outstanding 10 3/4% Notes. The purchase price, as determined by a formula set forth in the Tender Offer Statement, is based on a 50 basis point spread to the Treasury bond with a maturity closest to the first call date of the 10 3/4% Notes (March 15, 1998), less a payment of $20 per $1,000 principal amount of 10 3/4% Notes as described below, plus accrued and unpaid interest (the "Purchase Price"). As of November 10, 1997 the Purchase Price was estimated to be approximately $1,085.38 per $1,000 principal amount of the 10 3/4% Notes (subject to change pursuant to the formula), excluding the Consent Payment (as defined), plus accrued and unpaid interest.

     In conjunction with the Tender Offer, the Company is soliciting consents to the adoption of the Proposed Amendments to the indenture under which the 10 3/4% Notes were issued. Holders of 10 3/4% Notes whose consents are validly delivered and not withdrawn prior to the Consent Date (as defined in the Tender Offer Statement) will receive, in addition to the Purchase Price and any accrued and unpaid interest, approximately $20 per $1,000 principal amount of 10 3/4% Notes for such consents (the "Consent Payment"). The purpose of the Proposed Amendments is to eliminate or amend certain of the restrictive operating covenants and event of default provisions contained in the indenture governing the 10 3/4% Notes. If the Proposed Amendments are adopted, 10 3/4% Notes that are not tendered will remain outstanding as obligations of the Company, but will be subject to the terms of the indenture as modified by the Supplemental Indenture.

     The Company's obligation to accept for purchase and to pay for the 10 3/4% Notes validly tendered and not withdrawn pursuant to the Tender Offer is conditioned upon, among other things, (a) prior to the expiration of the Tender Offer, at least the Minimum Tender Amount having been validly tendered and not withdrawn, (b) the Supplemental Indenture Condition and (c) the consummation of the Offering. Holders who tender 10 3/4% Notes in the Tender Offer are obligated to consent to the Proposed Amendments. The consummation of the Offering is conditioned upon the consummation of the Tender Offer, but the Company, in its sole discretion, may waive any of the conditions of the Tender Offer, in whole or in part, at any time and from time to time. The Tender Offer will expire at 12:00 midnight, New York City time, on December 12, 1997, unless extended (as the same may be so extended, the "Expiration Date").

     Assuming all of the 10 3/4% Notes are purchased in the Tender Offer, the Company will incur an extraordinary after-tax loss of approximately $5.2 million as a result of (i) the premium related to the retirement of the 10 3/4% Notes,
(ii) the write-off of certain deferred debt issue expenses and (iii) fees and expenses payable by the Company with respect to the Tender Offer. A provision for the above is expected to be charged to earnings during the quarter ending February 28, 1998.

                                 CAPITALIZATION

     The following table sets forth as of August 31, 1997, the actual capitalization of the Company and such capitalization as adjusted to give effect to (i) the Offering and (ii) the application of the net proceeds from the Offering as set forth under "Use of Proceeds," assuming that all outstanding
10 3/4% Notes are retired through the Tender Offer. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          AUGUST 31, 1997
                                                                      ------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                      --------     -----------
                                                                       (DOLLARS IN THOUSANDS)
Cash................................................................  $ 26,584      $  28,084
                                                                      ========      =========
Borrowings due within one year......................................  $     77      $      77
                                                                      ========      =========
Long-term debt:
  10 3/4% Notes due 2003(a).........................................  $ 90,000             --
     % Senior Notes due 2007........................................        --      $ 100,000
  Industrial Revenue Bond...........................................     6,000          6,000
  Other.............................................................       154            154
                                                                      --------      ---------
     Total long-term debt(a)........................................    96,154        106,154
                                                                      --------      ---------
Stockholders' equity:
  Preferred stock, no par value:
     authorized 5,000,000 shares; none issued.......................        --             --
  Common stock, par value $1.00
     authorized 70,000,000 shares; issued 37,052,720................    37,053         37,053
  Capital in excess of par value....................................    28,692         28,692
  Retained earnings.................................................   126,816        121,616
  Equity adjustments................................................     2,205          2,205
                                                                      --------      ---------
                                                                       194,766        189,566
  Less treasury stock at cost.......................................   (14,125)       (14,125)
                                                                      --------      ---------
     Total stockholders' equity.....................................   180,641        175,441
                                                                      --------      ---------
Total capitalization(a).............................................  $276,795      $ 281,595
                                                                      ========      =========

---------------
(a) If only the Minimum Tender Amount of the 10 3/4% Notes is tendered in the Tender Offer, the "as adjusted" amount of 10 3/4% Notes, total long-term debt and total capitalization would be $30,000, $136,154 and $311,595, respectively.

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The consolidated balance sheet data as of May 31, 1997, 1996, 1995 and 1994 and December 31, 1993 and 1992 and consolidated statement of operations data for the years ended May 31, 1997, 1996 and 1995, and years ended December 31, 1993 and 1992 have been derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP. The consolidated balance sheet data as of August 31, 1997 and 1996 and the consolidated statement of operations data for three months ended August 31, 1997 and August 31, 1996 and for the year ended May 31, 1994 have been derived from the Company's unaudited consolidated condensed financial statements. The financial data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. On May 26, 1994, the Company acquired Cameron. The Selected Consolidated Financial Data include the accounts of Cameron from the date of the acquisition. Cameron's operating results from May 26, 1994 to May 31, 1994 are not material to the Consolidated Financial Statements for the year ended May 31, 1994.

                                 THREE MONTHS                                        YEAR ENDED(A)
                              ENDED AUGUST 31,(A)      --------------------------------------------------------------------------
                           -------------------------   MAY 31,    MAY 31,    MAY 31,      MAY 31,     DECEMBER 31,   DECEMBER 31,
                              1997          1996         1997       1996       1995       1994(B)       1993(C)          1992
                           -----------   -----------   --------   --------   --------   -----------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Revenues.................   $ 180,009     $ 134,235    $608,742   $499,624   $396,639    $ 224,694      $239,761       $298,881
Cost of goods sold.......     146,764       122,744     511,108    421,492    347,251      217,816       219,088        243,291
Selling, general, and
  administrative
  expenses...............      13,395        10,052      44,229     37,716     36,380       35,532        26,648         28,315
Other charges
  (credits)(d)...........      (1,900)       15,779      23,083      2,717       (710)      35,003         2,453             --
                            ---------     ---------    --------   --------   --------    ---------      --------       --------
Income (loss) from
  operations.............      21,750       (14,340)     30,322     37,699     13,718      (63,657)       (8,428)        27,275
Interest expense.........       2,890         2,722      10,822     11,272     11,027       11,135        10,823          7,521
Provision (benefit) for
  income taxes(e)........       6,670       (19,680)    (25,680)        --         --           --            --             --
Net income (loss)(f).....      11,859         7,815      50,023     25,234      1,039      (72,403)      (60,004)        21,795

FINANCIAL RATIOS AND
  OTHER DATA:
EBITDA(g)................   $  24,954     $  11,592    $ 79,120   $ 56,651   $ 29,478    $ (10,377)     $ 11,841       $ 45,191
EBITDA as a percentage of
  revenues(g)............        13.9%          8.6%       13.0%      11.3%       7.4%        (4.6)%         4.9%          15.1%
Ratio of EBITDA to
  interest expense.......         8.6x          4.3x        7.3x       5.0x       2.7x          --           1.1x           6.0x
Capital expenditures.....   $  13,673     $   7,184    $ 34,123   $ 18,331   $ 18,714    $  11,888      $ 13,866       $ 11,156
Depreciation and
  amortization...........       5,435         4,956      20,872     17,428     18,122       15,888        15,569         15,875
Order backlog (at end of
  period)................     935,271       690,609     895,825    598,438    468,761      389,407       256,259        309,679
Number of employees in
  ongoing operations (at
  end of period).........       3,933         3,282       3,661      3,275      3,058        3,014         1,853          2,250
Cash flows from operating
  activities.............   $ (13,862)    $   3,655    $ 48,011   $ 35,272   $  7,772    $   7,007      $  7,177       $ 30,803
Cash flows from investing
  activities.............     (14,167)       (7,274)    (34,485)   (18,277)   (21,157)       9,548        (7,500)       (13,467)
Cash flows from financing
  activities.............       2,642         1,389       8,311       (717)   (14,938)      21,056        15,140        (21,857)
Ratio of earnings to
  fixed charges(h).......         7.4x           --         3.1x       3.2x       1.1x          --            --            3.8x

UNAUDITED PRO FORMA
  DATA(I):
Cash.....................   $  28,084
Total debt...............     106,154
Stockholders' equity.....     175,441
Ratio of EBITDA to
  interest expense.......         9.9x                      8.5x
Ratio of earnings to
  fixed charges(h).......         8.5                       3.6
Ratio of total debt to
  EBITDA.................         1.1                       1.3

BALANCE SHEET DATA:
Cash.....................   $  26,584     $  27,904    $ 51,971   $ 30,134   $ 13,856    $  42,179      $ 14,817             --
Total assets.............     462,691       390,562     454,371    375,890    369,064      394,747       286,634       $295,156
Total debt...............      96,231        90,308      96,231     90,308     94,223       90,462        90,538         70,615
Stockholders' equity.....     180,641       119,369     164,398    109,943     80,855       72,483        88,349        149,516

---------------
(a) On May 24, 1994, the Company's Board of Directors voted to change the Company's fiscal year end from one which ended on December 31 to the Saturday nearest May 31. For purposes of the Consolidated Financial Statements, the year-end is stated as of May 31. The years ended May 31, 1997 and 1996 consisted of 52 weeks and each of the quarters in fiscal years 1997 and 1996 consisted of 13 weeks. The year ended May 31, 1995 consisted of 53 weeks with the additional week included in the first quarter. The Statement of Operations Data for the year ended May 31, 1994 is unaudited.

(b) On May 26, 1994, the Company acquired Cameron. The Selected Consolidated Financial Data include the accounts of Cameron from the date of the acquisition. Cameron's operating results from May 26, 1994 to May 31, 1994 are not material to the consolidated statement of operations for the year and five months ended May 31, 1994.

(c) Including Cameron's financial results for fiscal year 1993, the Company's pro forma unaudited revenues, loss before the cumulative effect of changes in accounting principles and net loss would have been $389.3 million, ($39.3) million and ($82.3) million, respectively.

(d) In the twelve months ended December 1993, the Company recorded a non-cash charge of $2.4 million for the sale of substantially all of the net assets and business operations of Wyman-Gordon Composites, Inc.

     In the twelve months ended May 1994, the Company recorded other charges of $35.0 million which included $6.5 million related to the closing of a castings facility, $24.1 million related to restructuring and integration of Cameron, $2.0 million for environmental investigation and remediation costs and $2.4 million for the sale of substantially all of the net assets and business operations of Wyman-Gordon Composites, Inc.

     In fiscal year 1996, the Company recorded other charges of $2.7 million which included $1.9 million to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture and $0.8 million to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies.

     In fiscal year 1997, the Company recorded other charges of $23.1 million which included $4.6 million to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts Forging facility, $3.4 million to write-off and dispose of certain forging equipment, $2.3 million to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations, $1.2 million to consolidate the titanium castings operations, $2.5 million to reorganize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture, $5.7 million to reduce the carrying value of the cash surrender value of certain company-owned life insurance policies, $1.9 million to reduce the carrying value of a building held for sale and $.3 million to reduce the carrying value of other assets. Other charges in fiscal 1997 also included a charge of $1.2 million, net of insurance recovery of $6.9 million, related to the accident at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. in December 1996.

     In the first quarter of fiscal year 1997, the Company recorded other charges of $15.8 million which included $4.6 million to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts facility, $3.4 million to write-off and dispose of certain equipment, $2.3 million to reduce the carrying value of certain assets of the Company's titanium castings operations, $2.5 million to recognize the Company's 25.0% share of the net losses of its Australian Joint Venture and to reduce the carrying value of such joint venture, $0.3 million to reduce the carrying value of other assets and $2.7 million to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies.

     In the first quarter of fiscal year 1998, the Company recorded other credits of $1.9 million resulting from the disposal of a building held for sale.

(e) In fiscal year 1997, the Company recognized net tax benefits of $25.7 million which included a refund of prior years' income taxes amounting to $19.7 million and $6.5 million related to the expected realization of NOLs in future years and $10.3 million related to current NOLs benefit offsetting $10.8 million of current income tax expense. The refund relates to the carry back of tax NOLs to tax years 1981, 1984 and 1986 under applicable provisions of Internal Revenue Code Section 172(f). There was no provision or benefit recorded for income taxes in fiscal years 1996, 1995, 1994, 1993 or 1992. At May 31, 1997, the Company had approximately $18.0 million of NOL carryforwards available to offset future taxable income for U.S. Federal income tax purposes.

    In the first quarter of fiscal year 1997, the Company recognized the net benefit of a refund of prior years' income taxes amounting to $19.7 million. The amount of NOLs carried back to such years was approximately $48.5 million. In the first quarter of fiscal year 1998, the Company recorded a tax provision of $6.7 million based on an effective tax rate of 36%.

(f) Includes a charge of $43.0 million in fiscal year 1993 relating to the Company's adoption of SFAS 106, "Employers' Accounting for Postretirement Benefits other than Pensions" ("SFAS 106") and SFAS 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 106 requires postretirement benefits obligations to be accounted for on an accrual basis rather than the "expense as incurred" basis formerly used. The Company elected to recognize the cumulative effect of these accounting charges in fiscal year 1993.

(g) EBITDA is defined as net income, plus provision (benefit) for income taxes, interest expense, depreciation and amortization, changes in accounting principles, extraordinary items and other charges (credits) (see footnote d). Without adding back other charges (credits) and interest of $3.5 million received with respect to the tax refund recognized in the first quarter of fiscal year 1997 (see footnote e), EBITDA would have been $26.9 million, $(7.7) million, $52.5 million, $53.9 million, $30.2 million, $(45.4)
    million, $9.4 million and $45.2 million for the respective periods. EBITDA should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt. However, investors should be aware that EBITDA as shown above may not be comparable to similarly titled measures presented by other companies, and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion. In addition, EBITDA as presented herein differs from EBITDA as defined in the Indenture.

(h) For purposes of determining the ratio of earnings to fixed charges, "earnings" includes income before income taxes, plus fixed charges net of capitalized interest. "Fixed charges" consists of interest on all indebtedness (including capitalized interest) and amortization of deferred financing costs and a portion of operating lease rental expense considered to be representative of an interest factor. During the years ended December 31, 1993 and May 31, 1994, and the three months ended August 31, 1996 earnings were insufficient to cover fixed charges by $60.5 million, $72.9 million and $11.9 million, respectively. The calculation of the pro forma ratio of earnings to fixed charges assumes (i) the indebtedness under the Senior Notes was incurred at the beginning of each respective period, (ii) an interest rate of 8.0% on the Senior Notes and (iii) the Tender Offer resulted in the extinguishment of all indebtedness under the 10 3/4% Notes at the beginning of each respective period. There can be no assurance that the holders of all outstanding 10 3/4% Notes will accept the Tender Offer. See "The Tender Offer." If the holders of less than all, but more than the Minimum Tender Amount, of 10 3/4% Notes accept the Tender Offer, the pro forma ratio of earnings to fixed charges will be lower than as indicated. If only the Minimum Tender Amount is tendered, the pro forma ratio of earnings to fixed charges would be 6.4x for the three months ended August 31, 1997 and 2.7x for the year ended May 31, 1997.

(i) For purposes of determining the pro forma data, the calculation assumes (i) the indebtedness under the Senior Notes was incurred on June 1, 1996, (ii) an interest rate of 8.0% on the Senior Notes, and (iii) the Tender Offer resulted in the extinguishment of all Indebtedness under the 10 3/4% Notes on June 1, 1996 (resulting in an extraordinary after-tax loss of approximately $5.2 million, see "The Tender Offer"). In determining the pro forma ratio of total debt to EBITDA for the three months ended August 31, 1997, the calculation assumes an annualized EBITDA. There can be no assurances that the holders of all outstanding 10 3/4% Notes will accept the Tender Offer. See "The Tender Offer." If holders of less than all, but more than the Minimum Tender Amount, of 10 3/4% Notes accept the Tender Offer, the pro forma ratio of EBITDA to interest expense will be lower than as indicated. If only the Minimum Tender Amount is tendered, the pro forma ratio of EBITDA to interest expense would be 7.5x for the three months ended August 31, 1997 and 6.3x for the year ended May 31, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis presents management's assessment of material developments affecting the Company's results of operations, liquidity and capital resources during the first quarter of fiscal year 1998, and during fiscal years 1997, 1996 and 1995. These discussions should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto. Comparisons of fiscal year 1995 to fiscal year 1994 may not be meaningful as a result of the May 1994 acquisition of Cameron.

     A substantial portion of the Company's revenues are derived from long-term agreements ("LTAs") with major engine and aircraft manufacturers and subcontractors under which the customer typically commits to purchase a given portion of its requirements of a particular component from the Company at a fixed price over the term of the contract. Actual purchase quantities, however, are typically not determined until shortly before the year in which products are to be delivered. To minimize its exposure to fluctuations in the price of raw materials, the Company estimates anticipated volumes under its supply LTAs with customers and enters into purchase LTAs with vendors of raw materials to match its input requirements. Under the terms of its LTAs, however, the Company has historically been exposed to fluctuations in the price of raw materials because its LTAs with vendors do not always provide for fixed prices and because of the risk that customers' demand for products will increase above anticipated levels, requiring the Company to purchase raw materials on terms not covered by LTAs with vendors. In recent periods, the Company's gross margin has been negatively impacted by the combined effect of the upturn in the commercial aerospace industry, which increased demand for the Company's products, and the rebound in demand for raw materials, particularly nickel and titanium alloys, which resulted in significant market price increases, because the Company was not entirely able to pass on its higher raw material costs to its customers. Effective January 1, 1997, the Company entered into new LTAs with its two principal customers, GE and Pratt & Whitney. The new LTAs provide, among other things, for raw material and product price adjustments, joint cost savings initiatives and minimum production requirements. Under the new LTAs, the Company is permitted to pass along to the customer the increased cost of raw materials if the customer increases volume requirements above negotiated levels. As a result, the Company believes that it will be better able to match its raw material purchase LTAs with its product supply LTAs and to reduce the risk of negative effects on its margins from fluctuations in demand.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following table, which is derived from, and should be read in conjunction with, the Company's Consolidated Financial Statements included elsewhere in this Prospectus Supplement, sets forth the components of net income as a percentage of total revenues for the periods indicated:

                                                  THREE MONTHS
                                                      ENDED
                                                   AUGUST 31,            YEAR ENDED MAY 31,
                                                -----------------     -------------------------
                                                1997        1996      1997      1996      1995
                                                -----       -----     -----     -----     -----
Revenues....................................    100.0%      100.0%    100.0%    100.0%    100.0%
Cost of goods sold..........................     81.5        91.4      84.0      84.4      87.5
                                                -----       -----     -----     -----     -----
Gross margin................................     18.5         8.6      16.0      15.6      12.5
Selling, general and administrative
  expenses..................................      7.4         7.5       7.2       7.5       9.2
Other charges (credits).....................     (1.0)       11.8       3.8       0.5      (0.2)
                                                -----       -----     -----     -----     -----
Income (loss) from operations...............     12.1       (10.7)      5.0       7.6       3.5
Interest expense and miscellaneous, net.....      1.8        (1.8)      1.0       2.5       3.2
Provision (benefit) for income tax..........      3.7       (14.7)     (4.2)       --        --
                                                -----       -----     -----     -----     -----
Net income (loss)...........................      6.6%        5.8%      8.2%      5.1%      0.3%
                                                =====       =====     =====     =====     =====

THREE MONTHS ENDED AUGUST 31, 1997 COMPARED TO THREE MONTHS ENDED AUGUST 31,
1996

     The Company's revenue increased 34.1% to $180.0 million in the first quarter of fiscal year 1998 from $134.2 million in the first quarter of fiscal year 1997 as a result of higher sales volume and higher sales prices at the Company's Forgings and Castings Divisions. These revenue increases during the first quarter of fiscal year 1998 as compared to the first quarter of fiscal year 1997 are reflected by market as follows: a $52.7 million (56.6%) increase in aerospace, a $4.0 million (13.0%) decrease in energy and a $2.9 million (27.9%) decrease in other. The reasons for the strength in the aerospace market were higher airplane and engine build rates and higher demands for spares by aerospace engine prime contractors. The decrease in energy revenue was a result of lower shipments of extruded pipe during the first quarter of fiscal year 1998 as compared to the first quarter of fiscal year 1997. Revenues in the first quarter of fiscal year 1997 were limited by raw material shortages and production delays caused by capacity constraints of the Company's suppliers. Revenues in the first quarter of fiscal year 1998 were limited due to lower than anticipated productivity of recent equipment and personnel additions and inconsistencies in raw material deliveries corresponding to customer requirements.

     The Company's backlog has increased to $935.3 million at August 31, 1997 from $895.8 million at May 31, 1997 and from $690.6 million at August 31, 1996. The increase from May 31, 1997 resulted primarily from higher bookings of aerospace structural parts. The increase from August 31, 1996 resulted from the following factors:

     1. Higher build rates of the Company's engine and airframe customers,

     2. Higher prices for the Company's aerospace products, particularly as reflected in new long-term agreements ("LTAs") which went into effect on January 1, 1997, and

     3. An increase in overdue orders to customer delivery dates as a result of shipping delays at the Company due to capacity constraints and raw material unavailability.

The Company does not expect that this rate of increase in backlog will continue since it expects that customer orders will not increase at the same rates as in the recent past, that prices will moderate and that recent capacity additions at the Company and its suppliers will enable the Company to meet its customer delivery requirements in a more timely fashion.

     The Company's gross margin was 18.5% in the first quarter of fiscal year 1998 as compared to 8.6% in the first quarter of fiscal year 1997. The improvement in gross margin resulted from higher production volumes, improved pricing and continued emphasis on controlling costs. Gross margin in the first quarter of fiscal year 1998 was negatively affected by production inefficiency costs related to recent personnel additions and the reinstallation and start-up of two major forge presses. The Company expects that the addition of these presses will increase the Company's ability to meet its customers' requirements.

     Gross margin in the first quarter of fiscal year 1997 was negatively affected by a net charge of $5.8 million to recognize losses on long-term, fixed price contracts for the production of certain aerospace structural products, and by higher raw material costs which could not be passed on to customers as a result of the then existing long-term agreements with customers.

     Selling, general and administrative expenses increased 33.3% to $13.4 million during the first quarter of fiscal year 1998 from $10.1 million during the first quarter of fiscal year 1997. Selling, general and administrative expenses as a percentage of revenues improved to 7.4% (6.4% excluding the non-cash compensation expense charge noted in the second following sentence) in the first quarter of fiscal year 1998 from 7.5% in the first quarter of fiscal year 1997. The improvement as a percent of revenues was primarily the result of higher revenues. Selling, general and administrative expenses in the first quarter of fiscal year 1998 included approximately $1.9 million of non-cash compensation expense associated with the Company's performance share program.

     During the first quarter of fiscal year 1998, the Company recorded other credits of $1.9 million resulting from the disposal of a building held for sale.

     During the first quarter of fiscal year 1997, the Company recorded other charges of $15.8 million. Such other charges include $4.6 million to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts Forging facility and $3.4 million to write-off and dispose of certain Forging equipment. Other charges also include $2.3 million to reduce the carrying value of certain assets of the Company's titanium castings operations, $2.5 million to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture, $0.3 million relating to expenditures for an investment in another joint venture and $2.7 million to reduce the carrying value of the cash surrender value of certain company-owned life insurance policies.

     Interest expense increased $0.2 million to $2.9 million in the first quarter of fiscal year 1998 compared to $2.7 million in the first quarter of fiscal year 1997.

     Miscellaneous, net was an expense of $0.3 million in the first quarter of fiscal year 1998 as compared to income of $5.2 million in the first quarter of fiscal year 1997. Miscellaneous, net in the first quarter of fiscal 1997 included interest income on a refund of prior years' income taxes amounting to $3.5 million and a $1.7 million gain on the sale of fixed assets.

     The Company recorded a provision for income taxes of $6.7 million in the first quarter of fiscal year 1998 compared to a net benefit of a refund of prior years' income taxes amounting to $19.7 million in the first quarter of fiscal year 1997.

     The Company expects that in fiscal year 1998, income tax provisions will approximate statutory rates subject to utilization of state NOLs. The effective tax rate in the first quarter of fiscal year 1998 was 36%.

     Net income was $11.9 million, or $.32 per share, in the first quarter of fiscal year 1998 and $7.8 million, or $.21 per share in the first quarter of fiscal year 1997. The $4.1 million improvement resulted from the items described above.

YEAR ENDED MAY 31, 1997 COMPARED TO YEAR ENDED MAY 31, 1996

     The Company's revenue increased 21.8% to $608.7 million in fiscal year 1997 from $499.6 million in fiscal year 1996 as a result of higher sales volume at the Company's Forgings and Castings Divisions. These sales volume increases during fiscal year 1997 as compared to fiscal year 1996 are reflected by market as follows: a $112.4 million (31.0%) increase in aerospace, a $4.1 million (4.4%) increase in energy and a $7.4 million (16.9%) decrease in other. The reasons for the strength in the aerospace market were higher airplane and engine build rates and higher demands for spares by aerospace engine prime contractors. Although there were higher extruded pipe shipments to energy customers for fiscal year 1997, the shipments to energy customers were impacted by the 10 week shutdown of the 35,000 ton vertical extrusion press in Houston due to the industrial accident at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. The cause of the decrease in other markets is primarily due to the decline in the titanium head golf club business because of oversupply, cost disadvantages and decreased demand. Revenues in fiscal year 1996 and, to a lesser extent, in fiscal year 1997, were limited by raw material shortages and production delays caused by capacity constraints of the Company's suppliers. The Company believes that the increase in order activity reflects a continued increase in spares demand and new business resulting from increasing production rates on commercial aircraft by commercial airframe primes.

     The Company's backlog increased to $895.8 million at May 31, 1997 from $598.4 million at May 31, 1996. This increase resulted from the following factors:

     1. Higher build rates of the Company's engine and airframe customers;

     2. Higher prices for the Company's aerospace products, particularly as reflected in the new LTAs which went into effect on January 1, 1997; and

     3. An increase in overdue orders to customer delivery dates as a result of shipping delays at the Company due to capacity constraints and raw material unavailability.

     The Company does not expect that this rate of increase in backlog will continue since it expects that customer orders will not increase at the same rates as in the recent past, that prices will moderate and that capacity additions installed by the Company and its suppliers will enable the Company to meet its customer demands in a more timely fashion. Of the Company's total backlog at May 31, 1997, $671.6 million was shippable in the next twelve months. Because of the additional production capacity that the Company and its suppliers are installing, the Company believes that it will be able to fulfill those twelve month requirements.

     The Company's gross margins were 16.0% in fiscal year 1997 as compared to 15.6% in fiscal year 1996. The improvement in gross margins resulted from higher production volumes, continued emphasis on cost reductions, productivity gains resulting from the Company's continuing efforts toward focusing forging production of rotating parts for jet engines in its Houston, Texas facility and forging production of airframe structures and large turbine parts in its Grafton, Massachusetts facility and continuing realization of cost reductions from synergies associated with the integration of Cameron in fiscal year 1996 and fiscal year 1997. The Company believes that the improvements in gross margin would have been greater except that the Company incurred higher raw material costs which could not be passed on to customers as a result of the then existing LTAs with its customers. Beginning in the second half of fiscal year 1996, higher demand required the Company to purchase certain raw materials under terms not covered by LTAs with its vendors. The current rebound in demand for many of these raw materials, especially nickel and titanium, resulted in significant market price increases which negatively affected the Company's gross margins. The Company began to see pricing relief for its products in early calendar year 1997 when certain LTAs that the Company negotiated with its customers went into effect allowing the Company to pass some raw material price increases on to its customers.

     Gross margins in fiscal year 1997 were also negatively impacted by price and demand declines within the titanium golf club head business because of oversupply, cost disadvantages and decreased demand.

     Gross margin was negatively impacted by a LIFO charge of $1.6 million in fiscal year 1997 as compared to a favorable impact by a LIFO credit of $4.9 million in fiscal year 1996.

     Selling, general and administrative expenses increased 17.3% to $44.2 million during fiscal year 1997 from $37.7 million during fiscal year 1996. Selling, general and administrative expenses as a percentage of revenues improved to 7.3% in fiscal year 1997 from 7.6% in fiscal year 1996. The improvement as a percent of revenues is the result of higher revenues.

     During fiscal year 1997, the Company recorded other charges of $23.1 million. Such other charges include $4.6 million to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts Forging facility, $3.4 million to write-off and dispose of certain forging equipment, $2.3 million to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations, $1.2 million to consolidate the titanium castings operations, $2.5 million to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture, $0.3 million relating to expenditures for an investment in another joint venture, $5.7 million to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies, $1.2 million of costs, net of insurance recovery of $6.9 million, related to the Houston accident and $1.9 million to reduce the carrying value of the Jackson, Michigan facility that was held for sale at that time.

     As of May 31, 1997, the Company had fully written-off its investment in the Australian joint venture. However, in the future, the Company may make additional capital contributions to the Australian joint venture to satisfy its cash or other requirements and may be required to recognize its share of any additional losses or may write-off such additional capital contributions.

     During fiscal year 1996, the Company provided $1.9 million in order to recognize its 25.0% share of the net losses of its Australian joint venture and to reserve for amounts loaned to the Australian joint venture during fiscal year 1996 and to provide for expenditures for an investment in an additional joint venture. Additionally, other charges (credits) includes a charge of $0.8 million in fiscal year 1996 to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies.

     Interest expense was $10.8 million in fiscal year 1997 and $11.3 million in fiscal year 1996. The decrease results from lower borrowings outstanding under the Company's U.K. Credit Agreement.

     Miscellaneous, net was income of $4.8 million in fiscal year 1997 as compared to an expense of $1.2 million in fiscal year 1996. Miscellaneous, net in fiscal year 1997 includes interest income on the refund of prior years' income taxes amounting to $3.5 million and a $2.0 million gain on the sale of fixed assets. Miscellaneous, net in fiscal year 1996 includes a $0.3 million gain on the sale of marketable securities.

     Net tax benefits of $25.7 million were recognized in fiscal year 1997 including a refund of prior years' income taxes amounting to $19.7 million and $6.5 million related to the expected realization of NOLs in the future years and $10.3 million related to current NOLs benefit offsetting $10.8 million of current income tax expense. The refund relates to the carryback of tax NOLs to tax years 1981, 1984 and 1986 under applicable provisions of Internal Revenue Code Section 172(f). There was no provision or benefit recorded for income taxes in fiscal year 1996.

     The Company expects that in the year ended May 31, 1998, income tax provisions will approximate statutory rates subject to utilization of state NOLs.

     Net income was $50.0 million, or $1.36 per share, in fiscal year 1997 and $25.2 million, or $.70 per share in fiscal year 1996. The $24.8 million improvement results from the items described above.

YEAR ENDED MAY 31, 1996 COMPARED TO YEAR ENDED MAY 31, 1995

     The Company's revenues increased 26.0% to $499.6 million in fiscal year 1996 from $396.6 million in fiscal year 1995 as a result of higher sales volume in the Company's aerospace, energy and other markets. These sales volume increases during fiscal year 1996 as compared to fiscal year 1995 are reflected by market as follows: a $62.6 million (20.8%) increase in aerospace, a $26.1 million (39.0%) increase in energy and a $14.3 million (48.4%) increase in other. The cause of the strength in these markets was higher demand for spares from aerospace engine prime contractors and higher extruded pipe shipments to energy customers. Revenues in fiscal year 1995 and, to a lesser extent, in fiscal year 1996 were limited by raw material shortages and production delays caused by capacity constraints of the Company's suppliers. The revenue increases mentioned above occurred while the Company's backlog grew to $598.4 million at May 31, 1996 from $468.8 million at May 31, 1995. The Company believes that the higher order activity reflected continued higher spares demand and new business resulting from increasing production rates on commercial aircraft by commercial airframe prime contractors.

     The Company's gross margins were 15.6% in fiscal year 1996, as compared to 12.5% in fiscal year 1995. This improvement resulted from higher production volumes and productivity gains resulting from the Company's efforts toward focusing forging production of rotating parts for jet engines in its Houston, Texas facility and forging production of airframe structures and large turbine parts in its Grafton, Massachusetts facility. Additionally, continuing realization of cost reductions from synergies associated with the integration of Cameron contributed to this higher margin. These favorable trends were offset somewhat by production delays resulting from the raw material shortages experienced during fiscal years 1995 and 1996. Additionally, in the second half of fiscal year 1996, higher demand required the Company to purchase certain raw materials under terms not covered by LTAs with its vendors. The rebound in demand for many of these raw materials, especially nickel and titanium, resulted in significant price increases by the Company's vendors which negatively affected the Company's gross margins since the increased costs could not be passed on to customers.

     Gross margins benefited from LIFO credits of $4.9 million in fiscal year 1996 as compared to $6.2 million in fiscal year 1995.

     Selling, general and administrative expenses increased 3.7% to $37.7 million in fiscal year 1996 from $36.4 million in fiscal year 1995. Selling, general and administrative expenses improved as a percentage of revenues to 7.6% in fiscal year 1996 from 9.2% in fiscal year 1995. The improvement as a percent of revenues is the result of general Company-wide cost containment efforts, cost reductions associated with the integration of Cameron with the Company's forgings operations, and higher revenues.

     Other charges (credits) includes charges of $1.9 million and $1.4 million in fiscal years 1996 and 1995, respectively, to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture. Additionally, other charges (credits) includes a charge of $0.8 million in fiscal year 1996 to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies.

     The Company recognized a $2.1 million credit in fiscal year 1995 after determining that Cameron integration costs estimates, including severance and other personnel costs, could be lowered. The Company believes that most of the integration activities have been completed or adequate reserves have been provided.

     Interest expense increased to $11.3 million in fiscal year 1996 from $11.0 million in fiscal year 1995 as a result of higher interest on borrowings on the U.K. Credit Agreement and lower amounts of capitalizable interest.

     Miscellaneous, net expense was $1.2 million in fiscal year 1996 and $1.7 million in fiscal year 1995. Miscellaneous, net expense in fiscal year 1996 includes a $0.3 million gain on the sale of marketable securities.

     The Company recorded no provision for income taxes in fiscal years 1996 and 1995. See "Liquidity and Capital Resources."

     Net income was $25.2 million, or $.70 per share, in fiscal year 1996 compared to a net income of $1.0 million, or $.03 per share, in fiscal year 1995. The $24.2 million improvement results from the items described above.

LIQUIDITY AND CAPITAL RESOURCES

     The $25.4 million decrease in the Company's cash to $26.6 million at August 31, 1997 from $52.0 million at May 31, 1997 resulted primarily from cash used by operating activities of $13.9 million, capital expenditures of $13.7 million and the $2.3 million payment to Cooper offset by the issuance of common stock of $4.9 million in connection with employee compensation and benefit plans. The $2.3 million payment to Cooper was made in accordance with the Company's $4.6 million promissory note payable to Cooper under the terms of that certain Stock Purchase Agreement with Cooper related to the acquisition of Cameron in May 1994. The Company expects to pay the remaining $2.3 million on June 30, 1998.

     The increase in the Company's working capital of $3.6 million to $169.8 million at August 31, 1997 from $166.2 million at May 31, 1997 resulted primarily from (in millions):

        Net income...........................................................  $11.9
          Decrease in:
             Intangible and other assets.....................................    0.3
             Long-term benefit liabilities...................................   (0.5)
             Deferred taxes and other........................................   (4.3)
          Increase in:
             Long-term restructuring, integration disposal and
              environmental..................................................    0.3
             Property, plant and equipment, net..............................   (8.4)
        Other changes in stockholders' equity................................   (0.6)
        Issuance of common stock.............................................    4.9
                                                                               -----
                  Increase in working capital................................  $ 3.6

     Earnings before interest, taxes, depreciation, amortization, changes in accounting principles, extraordinary items and other charges (credits) ("EBITDA") increased $13.4 million to $25.0 million in the first quarter of fiscal year 1998 from $11.6 million in the first quarter of fiscal year 1997. The EBITDA increase reflects higher profitability as discussed above.

     As of May 31, 1997, the Company estimated the remaining cash requirements for the restructuring charge the Company took in 1997 to be $5.5 million. Of such amount, the Company expects to spend approximately $5.2 million during fiscal year 1998 and $0.3 million thereafter. In the first quarter of fiscal year 1998, spending related to the restructuring in 1997 amounted to $0.4 million.

     As of May 31, 1997, the Company estimated the remaining cash requirements for the integration of Cameron and direct costs associated with the acquisition of Cameron to be $2.1 million, of which the Company expects to spend approximately $0.7 million during fiscal year 1998 and $1.4 million thereafter. In the first quarter of fiscal year 1998, spending related to the integration of Cameron and associated direct costs amounted to $0.1 million.

     The Company expects to spend $0.9 million in fiscal year 1998 and $15.3 million thereafter on noncapitalizable environmental activities. In the first quarter of fiscal year 1998, $0.2 million was expended for noncapitalizable environmental projects.

     The Company from time to time expends cash on capital expenditures for more cost effective operations, environmental projects and joint development programs with customers. In the first quarter of fiscal year 1998, capital expenditures amounted to $13.7 million and are expected to be approximately $30.0 million in fiscal year 1998.

     The Company's revolving receivables-backed credit facility (the "Receivables Financing Program") provides the Company with an aggregate maximum borrowing capacity of $65.0 million (subject to a borrowing base), with a letter of credit sub-limit of $35.0 million. The term of the Receivables Financing Program is five years with a renewal option. As of August 31, 1997, the total availability under the Receivables Financing Program was $57.7 million, there were no borrowings and letters of credit amounting to $6.9 million were outstanding.

     Wyman-Gordon Limited, the Company's subsidiary located in Livingston, Scotland, entered into a credit agreement (the "U.K. Credit Agreement") with Clydesdale Bank PLC ("Clydesdale") effective June 27, 1997. The maximum borrowing capacity under the U.K. Credit Agreement is L2,000,000 (approximately $3,200,000) with separate letter of credit and guarantee limits of L1,000,000 (approximately $1,600,000) each. Borrowings bear interest at 1% over Clydesdale's base rate. In the event that borrowings by way of overdraft are allowed to exceed the agreed limit, interest on the excess borrowings will be charged at the rate of 1.5% per annum over Clydesdale's base rate. The U.K. Credit Agreement is secured by all present and future assets of Wyman-Gordon Limited (including without limitation, accounts receivable, inventory, property, plant and equipment, intellectual property, intercompany loans, and other real and personal property). The U.K. Credit Agreement contains covenants, representations and warranties customary for such facilities. The U.K. Agreement will terminate in May 1998. There were no borrowings outstanding at August 31, 1997, May 31, 1997 or May 31, 1996. At August 31, 1997, May 31, 1997 and May 31,
1996, Wyman-Gordon Limited had outstanding L700,000 (approximately $1,134,000), L935,000 (approximately $1,534,000) and L669,000 (approximately $1,037,000), respectively, of letters of credit or guarantees under the U.K. Credit
Agreement.

     In December 1996, Scaled Manufacturing, Inc. ("Scaled Manufacturing") borrowed the proceeds of an Industrial Revenue Bond (the "IRB") amounting to $6.0 million maturing in the year 2005. The Company maintains a letter of credit to collateralize the IRB. The proceeds of the IRB were restricted for the construction of the Scaled Manufacturing facility in Montrose, Colorado which is now substantially complete.

     The primary sources of liquidity available to the Company to fund operations and other future expenditures include available cash ($26.6 million at August 31, 1997), borrowing availability under the Company's Receivables Financing Program, cash generated by operations and reductions in working capital requirements through planned inventory reductions and accounts receivable management. The

Company believes that it has adequate resources to provide for its operations and the funding of restructuring, integration, capital and environmental expenditures.

IMPACT OF INFLATION

     The Company's earnings may be affected by changes in price levels and in particular, changes in the price of basic metals. The Company's contracts generally provide for fixed prices for finished products with limited protection against cost increases. The Company would therefore be affected by changes in prices of the raw materials during the term of any such contract. The Company attempts to minimize this risk by entering into fixed price arrangements with raw material suppliers.

ACCOUNTING, TAX AND OTHER MATTERS

     Two new accounting rules, FAS 130 -- Reporting Comprehensive Income and FAS 131 -- Disclosures about Segments of an Enterprise and Related Information were issued in June 1997. The implementation of FAS 130 will require that the components of comprehensive income be reported in the financial statements. The implementation of FAS 131 will require the disclosure of segment information utilizing the approach that the Company uses to manage its internal organization. The Company is currently assessing the impact that the new standards will have on its financial statements. Implementation of both of these new standards is required for the year ending May 31, 1999 ("fiscal year 1999").

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), which is required to be adopted for both interim and annual periods ending after December 15, 1997. In the third quarter of fiscal year 1998, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under SFAS 128, the dilutive effect of common stock equivalents will be excluded in calculating basic earnings per share. All dilutive securities will be considered in the presentation of diluted earnings per share under SFAS 128. There is no material impact on earnings per share for the quarters ended August 31, 1997 and 1996 calculated under SFAS 128.

     The Company is in the process of conducting a review of its computer systems to identify areas that could be affected by the "Year 2000" issue. An implementation plan will then be developed to resolve the issues identified. The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. This could result in computational errors as dates are compared across the century boundary. The total cost of altering the applicable program code is being determined as part of the Company's implementation plan.

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas facility of WGFI, a wholly-owned subsidiary of the Company. On September 25, 1997 the Company received a subpoena from the United States Department of Justice informing it that the United States Department of Defense and other federal agencies had commenced an investigation with respect to the manufacture and sale of investment castings at the Company's Tilton, New Hampshire facility. See "Business -- Legal Proceedings."

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

     Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Prospectus Supplement and the accompanying Prospectus contain "forwardlooking" information (as defined in the Private Securities Litigation Reform Act of 1995). The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. In addition, information concerning raw material prices and availability, customer orders and pricing, and industry cyclicality and their impact on gross margins and business trends as well as liquidity and sales volume for future periods are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Certain factors that might cause such differences include, but are not limited to, the following: the Company's ability to successfully negotiate long-term contracts with customers and raw materials suppliers at favorable prices; the Company's ability to obtain required raw materials on a timely basis; and the cyclicality of the aerospace industry.

     For further discussion identifying important factors that could cause actual results to differ materially from those anticipated in forward-looking statements, see "Risk Factors," "Business -- Markets and Products,"
"-- Customers," "-- Marketing and Sales," "-- Backlog," "-- Raw Materials," "-- Energy Usage," "-- Employees," "-- Competition," "-- Environmental Regulations," "-- Product Liability Exposure" and "-- Legal Proceedings."

                                    BUSINESS

OVERVIEW

     Wyman-Gordon Company is a leading manufacturer of high quality, technologically advanced forging and investment casting components for the commercial aviation, commercial power and defense industries. The Company produces metal components to exacting customer specifications for technically demanding applications such as jet turbine engines, airframes and land-based and marine gas turbine engines. The Company also produces extruded seamless thick wall steel pipe for use primarily in the oil and gas industry and commercial power generation plants. The Company produces components for most of the major commercial and United States defense aerospace programs. The Company's unique combination of manufacturing facilities and broad range of metallurgical skills allows it to serve its customers effectively and to lead the development of new metal technologies for its customers' applications. Through its Scaled Composites subsidiary, the Company engages in research, development and engineering of composite airframe structures. In fiscal years 1997 and 1996 the Company's total revenues were $608.7 million and $499.6 million, respectively.

     The Company employs three manufacturing processes: forging, investment casting and composite production. The Company's forging process involves heating metal and shaping it through pressing or extrusion. Forged products represented 77% of the Company's total revenues in the year ended May 31, 1997. Casting is a process in which molten metal is poured into molds. Cast products represented 21% of the Company's total revenues in the year ended May 31, 1997. The Company's composite business designs, fabricates and tests composite airframe structures for the aerospace market. The composite business represented 2% of the Company's total revenues in fiscal year 1997.

CAMERON ACQUISITION

     In May 1994 the Company acquired Cameron from Cooper. The acquisition of Cameron, the Company's principal competitor in the production of forgings for use in critical aerospace applications, and the Company's subsequent consolidation of forging operations helped to reduce excess capacity in the industry. The Company has completed the consolidation of Cameron which included refocusing its operations to eliminate duplicative facilities, improving throughput and increasing efficiencies of scale. These changes have resulted in higher utilization rates, better inventory management and cost reductions. The Company estimates that, as a result of cost savings and production efficiencies achieved since the acquisition of Cameron, its total production and selling costs are more than $30 million lower per year than such costs would have been under the cost structures of the Company and Cameron prior to the acquisition.

     The Company has implemented the following significant initiatives to maximize its production efficiencies:

     Focused Factories. The Company has consolidated the manufacture of rotating parts for jet engines from Grafton, Massachusetts into the Company's Houston, Texas facility. At the same time, the Grafton facility has been focused on the production of large airframe structures and large turbine parts such as components for the GE90 engine and land-based gas turbines. Prior to the acquisition, the Company and Cameron both produced isothermal forgings. That business has been combined in the Company's Worcester, Massachusetts facility where the Company has made significant expenditures to improve productivity. The Company now has greater ability to supply its customers with isothermal forgings than the two companies previously had separately.

     Rationalization of Forging Operations. Subsequent to the acquisition of Cameron, the Company closed one of the two Cameron forging plants in Houston, Texas. The 20,000 ton multi-ram press that

Cameron operated in the closed facility was reinstalled at the Company's existing Houston facility and began operations at the end of fiscal year 1997. This press will give the Company greater capacity to serve its aerospace customers and will allow further focus in the Company's Livingston, Scotland plant as certain valve bodies and other products produced there will be made on the 20,000 ton press in the Houston facility. In addition, the Company has closed its ring-roll operations at its Worcester, Massachusetts facility. The Company also shut down its hammer forging operations in the Worcester facility and entered into an arrangement with Sifco Industries, Inc. ("Sifco") pursuant to which the Company agreed to cooperate in transferring customer relationships to Sifco by sharing technical and product information, joint marketing and transferring dies, for which Sifco agreed to pay the Company royalties. Finally, the Company has exited the unprofitable aluminum forging business operated at its Grafton, Massachusetts facility, and has entered into an arrangement with Weber Metals, Inc. for the production of aluminum forgings on terms similar to that with Sifco. The result has been improved manufacturing efficiencies, higher utilizations and better inventory management.

     Best Practices. The Company has adopted, and will continue to adopt, the best manufacturing practices of the Company and Cameron, resulting in cost reductions from lower material input weights on certain forgings, improved machining practices and more efficient testing procedures. Substantial raw material cost savings in certain of the Company's processes have resulted from utilization of material produced in the Company's Brighton, Michigan powder metal facility and the Company's Houston, Texas vacuum remelting facility. At the Company's Houston facility, average manufacturing cycle times have been reduced from approximately 22 weeks to seven weeks, and by applying the techniques learned in Houston, the Company has achieved similar reductions at its Grafton, Massachusetts facility.

STRATEGY

     In order to better serve its customers, the Company has refocused its organizational structure towards end-markets served (i.e. aircraft engines, aircraft structural components and energy products) rather than manufacturing processes used (i.e., forging, casting or composites). As a result, the Company's business units will be responsible for specific market sectors or customers. The purpose of this new structure is to enhance the Company's ability to anticipate and adapt to customer demands and market opportunities.

     The Company intends to strengthen its position in the aerospace market and diversify into new markets by leveraging its manufacturing capabilities and expertise in high performance materials. By diversifying its business mix, the Company intends to lessen its reliance on the aerospace industry and mitigate the impact of the cyclicality of that industry. The Company intends to achieve its goals through the following initiatives:

     Continue Performance Improvements and Cost Reductions. The Company has significantly improved its performance in recent years and is committed to continuing to streamline its operations and its cost structure. The Company has successfully completed the consolidation of Cameron, which was acquired from Cooper in May 1994. As a result of the elimination of duplicate facilities, improved throughput, and increased efficiencies of scale, the Company estimates that its total production and selling costs are more than $30 million lower on an annualized basis than such costs would have been under the cost structures of the Company and Cameron prior to the acquisition. Building upon the performance improvements achieved in recent years, the Company continually strives to increase utilization rates, reduce inventory requirements and reduce operating expenses and other costs.

     Enhance Strategic Alliances with Customers and Suppliers. The Company and certain of its customers and raw material suppliers have undertaken various initiatives to improve quality, shorten manufacturing cycle times and reduce costs at each stage of production. Teams from each of the participating companies meet regularly to share information and to develop plans to improve the efficiency of the entire supply chain. In addition, the Company believes it will be able to provide higher value-added custom-tailored products to its customers by working more closely with its customers in the early stages of product development.

     Develop New Applications and Enter New Markets. The Company believes that its expertise in the manufacture of metal components with enhanced fatigue- and temperature-resistant properties gives it the ability to design new applications for its current markets and to enter new markets. For example, the Company has been able to enter the power generation market by utilizing its knowledge of nickel-based alloys and manufacturing technology for aerospace turbines to manufacture advanced components for land-based gas turbines. The Company is also applying its expertise in investment casting, particularly in titanium, to enter new markets such as oil and gas and power generation, and to develop new applications for high performance products such as machine parts used in the semiconductor manufacturing industry.

     Pursue Selective Acquisitions or Joint Ventures. The Company intends to pursue selective acquisitions and joint ventures that will enable the Company to leverage its manufacturing expertise and metallurgical skills. The Company believes that pursuing joint ventures will be increasingly important to its future growth. For example, foreign joint ventures to produce components for the aerospace industry may provide the Company with the opportunity to allow its customers to meet local content requirements as they expand into foreign markets. In addition, joint ventures may enable the Company to secure raw material supplies or reduce costs. See "Risk Factors -- Acquisition Strategy." The Company has increased its purchases of titanium ingot from Verkhnaya Salda Metallurgical Production Association ("Salda"), a Russian forge company, and is working with Salda to get it qualified to produce finished forgings for some of the Company's customers. The Company has opened a representative office in Beijing and is seeking to develop strategic alliances with a leading aerospace forging company and an aerospace casting company with respect to possible joint ventures in China.

     Leverage Expertise with Larger Aerospace Components. The Company believes that its technological expertise in manufacturing large-scale components and experience in producing and utilizing sophisticated alloys will enable it to capitalize on the industry trend toward widebody aircraft with larger and more sophisticated engines. These aircraft, which include the new Boeing 777, require larger airframe structural parts and engine components manufactured with high-purity alloys, both of which are particular strengths of the Company.

MARKETS AND PRODUCTS

     The principal markets served by the Company are aerospace and energy. Revenue by market for the respective periods were as follows:

                                          YEAR ENDED          YEAR ENDED          YEAR ENDED
                                         MAY 31, 1997        MAY 31, 1996        MAY 31, 1995
                                       ----------------    ----------------    ----------------
                                                        (DOLLARS IN THOUSANDS)
                                                  % OF                % OF                % OF
                                       REVENUE    TOTAL    REVENUE    TOTAL    REVENUE    TOTAL
                                       --------   -----    --------   -----    --------   -----
    Aerospace........................  $475,131     78%    $362,706     73%    $300,143     76%
    Energy...........................    97,117     16       92,991     19       66,892     17
    Other............................    36,494      6       43,927      8       29,604      7
                                       --------    ---     --------    ---     --------    ---
              Total..................  $608,742    100%    $499,624    100%    $396,639    100%
                                       ========    ===     ========    ===     ========    ===

  Aerospace Products

     Aerospace Turbine Products. The Company manufactures components from sophisticated titanium and nickel alloys for jet engines manufactured by GE, Pratt & Whitney, Rolls-Royce and CFM International S.A. Such jet engines are used on substantially all commercial aircraft produced by Boeing, McDonnell Douglas and Airbus. The Company's forged engine parts include fan discs, compressor discs, turbine discs, seals, spacers, shafts, hubs and cases. Cast engine parts include thrust reversers, valves and fuel system parts such as combustion chamber swirl guides. Rotating parts (which include fan, compressor and turbine discs) must be manufactured to precise quality specifications. The Company believes it is the leading producer of these rotating components for use in large turbine aircraft engines. Jet engines may produce in excess of 100,000 pounds of thrust and may subject parts to temperatures reaching 1,350 degrees Fahrenheit. Components for such extreme conditions therefore require precision manufacturing and expertise with high-purity titanium and nickel-based alloys.

     Aerospace Structural Products. The Company's airframe structural components, such as landing gear, bulkheads and wing spars, are used on every model of airplane manufactured by Boeing (including the new 777), the McDonnell Douglas MD-11 and the Airbus A330 and A340. In addition, the Company's structural components are used on a number of military aircraft and in other defense-related applications including the McDonnell Douglas C-17 transport and the new F-22 air superiority fighter being jointly developed by Lockheed and Boeing. The Company also produces dynamic rotor forgings for helicopters.

     Aerospace structural products include wing spars, engine mounts, struts, landing gear beams, landing gear, wing hinges, wing and tail flaps, housings, and bulkheads. These parts may be made of titanium, steel, aluminum and other alloys, as well as composite materials. Forging is particularly well-suited for airframe parts because of its ability to impart greater strength per unit of weight to metal than other manufacturing processes. Investment casting can produce complex shapes to precise, repeatable dimensions.

     The Company has been a major supplier of the beams that support the main landing gear assemblies on the Boeing 747 for many years and supplies main landing gear beams for the new Boeing 777. The Company forges landing gear and other airframe structural components for the Boeing 737, 747, 757, 767 and 777, the McDonnell Douglas MD-11 and the Airbus A330 and A340. The Company produces structural forgings for the F-15, F-16 and F/A-18 fighter aircraft and the Black Hawk helicopter produced by the Sikorsky operation of United Technologies. The Company also produces large, one-piece bulkheads for Lockheed and Boeing for the F-22 next generation air superiority fighter aircraft.

  Energy Products

     The Company is a major supplier of extruded seamless thick wall pipe used in critical piping systems in both fossil fuel and nuclear commercial power plants worldwide as well as in oil and gas industry applications. The Company produces rotating components, such as discs and spacers, and valve components for land-based steam turbine and gas turbine generators and in addition also manufactures shafts, cases and compressor and turbine discs for marine gas engines. The Company believes the energy sector provides it with an opportunity to build on its manufacturing capabilities and metallurgical know-how gained from manufacturing products for the aerospace industry.

     The Company produces a variety of mechanical and structural tubular forged products, primarily in the form of extruded seamless pipe, for the domestic and international energy markets, which include nuclear and fossil fueled power plants, cogeneration projects and retrofit and life extension applications. These tubular forged products also have ordnance and other military applications. Aluminum, steel, and titanium products are manufactured at the Company's Houston, Texas forging facility where one of the world's largest vertical extrusion presses extrudes pipe up to 48 inches in diameter and seven inches in wall thickness and bar stock from six to 32 inches in diameter. Lengths of pipe and bar stock vary from ten to 45 feet with a maximum forged weight of 20 tons. Similar equipment and capabilities are in operation at the Company's Livingston, Scotland forging facility. Additionally, the Houston press extrudes powder billets for use in aircraft turbine engine forgings.

  Other Products

     The Company supplies products to builders of military ordnance. Examples of forged products include steel casings for bombs and rockets. For naval defense applications, the Company supplies components for propulsion systems for nuclear submarines and aircraft carriers as well as pump, valve, structural and non-nuclear propulsion forgings. The Company also manufactures extruded missile, rocket and bomb casings and supplies extruded products for nuclear submarines and aircraft carriers, including thick wall piping for nuclear propulsion systems, torpedo tubes and catapult launch tubes. The Company also extrudes powders for other alloy powder manufacturers. Through its investment casting operations, which utilize a process of pouring molten metal into a mold, the Company manufactures products for commercial applications such as food processing, semiconductor manufacturing, diesel turbochargers and sporting equipment. The Company is actively seeking to identify alternative applications for its capabilities, such as in the automotive and other commercial markets.

CUSTOMERS

     The Company has approximately 275 active customers that purchase forgings, approximately 800 active customers that purchase investment castings and approximately 20 active customers that purchase composite structures. The Company's principal customers are similar across all of these production processes. Five customers accounted for 48%, 47% and 50% of the Company's revenues for the years ended May 31, 1997, 1996 and 1995, respectively. GE and United Technologies (primarily its Pratt & Whitney division and Sikorsky operation) each accounted for 10% or more, of revenues for the years ended May 31, 1997, 1996 and 1995.

                                            YEAR ENDED           YEAR ENDED           YEAR ENDED
                                           MAY 31, 1997         MAY 31, 1996         MAY 31, 1995
                                         ----------------     ----------------     ----------------
                                                           (DOLLARS IN THOUSANDS)
                                                    % OF                 % OF                 % OF
                                         REVENUE    TOTAL     REVENUE    TOTAL     REVENUE    TOTAL
                                         --------   -----     --------   -----     --------   -----
GE.....................................  $156,764     26%     $134,830     27%     $101,261     26%
United Technologies....................    60,921     10        53,116     11        58,873     15

     Boeing and Rolls-Royce are also significant customers of the Company. Because of the relatively small number of customers for some of the Company's principal products, those customers exercise significant influence over the Company's prices and other terms of trade.

     The Company has become actively involved with its aerospace customers through supply chain management initiatives, joint development relationships and cooperative research and development, engineering, quality control, just-in-time inventory control and computerized design programs. The Company believes that greater involvement in the design and development of components for its customers' products will result in significant efficiencies and will allow the Company to better serve its customers.

MARKETING AND SALES

     The Company markets its products principally through its own sales engineers and makes only limited use of independent manufacturers' representatives. Substantially all sales are made directly to original equipment manufacturers.

     The Company's sales are not subject to significant seasonal fluctuations.

     A substantial portion of the Company's revenues are derived from long-term, fixed price contracts with major engine and aircraft manufacturers. These contracts are typically "requirements" contracts under which the purchaser commits to purchase a given portion of its requirements of a particular component from the Company. Actual purchase quantities are typically not determined until shortly before the year in which products are to be delivered. The Company has recently increased its efforts to obtain LTAs with customers which contain price adjustments which would compensate the Company for increased raw material costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

BACKLOG

     The Company's firm backlog includes the sales prices of all undelivered units covered by customers' orders for which the Company has production authorization. The Company's firm backlog in the various markets served by the Company has been as follows:

                                         MAY 31, 1997        MAY 31, 1996        MAY 31, 1995
                                       ----------------    ----------------    ----------------
                                                        (DOLLARS IN THOUSANDS)
                                                  % OF                % OF                % OF
                                       BACKLOG    TOTAL    BACKLOG    TOTAL    BACKLOG    TOTAL
                                       --------   -----    --------   -----    --------   -----
    Aerospace........................  $767,989     86%    $499,103     83%    $382,982     82%
    Energy...........................    99,172     11       66,341     11       57,248     12
    Other............................    28,664      3       32,994      6       28,531      6
                                       --------    ---     --------    ---     --------    ---
              Total..................  $895,825    100%    $598,438    100%    $468,761    100%
                                       ========    ===     ========    ===     ========    ===

     At May 31, 1997, approximately $671.6 million of total firm backlog was scheduled to be shipped within one year (compared to $437.0 million at May 31, 1996 and $365.0 million at May 31, 1995) and the remainder in subsequent years. Sales during any period include sales which were not part of backlog at the end of the prior period. Customer orders in firm backlog are subject to rescheduling or termination for customer convenience and as a result of market fluctuations in the commercial aerospace industry. However, in certain cases the Company is entitled to an adjustment in contract amounts. Because of the cyclical nature of order entry experienced by the Company and its dependence on the aerospace industry, there can be no assurance that order entry will continue at current levels or that current firm purchase orders will not be canceled or delayed. Accordingly, the Company's backlog is not necessarily indicative of the Company's revenues for any future period or periods. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations and Financial Condition."

MANUFACTURING PROCESSES

     The Company employs three manufacturing processes: forging, investment casting and composites production.

  Forging

     The Company's forging process involves heating metal and shaping it through pressing or extrusion. The Company forges titanium and steel alloys, as well as high temperature nickel alloys. Forging is conducted on hydraulic presses with capacities ranging up to 55,000 tons. The Company believes that it is the leading producer of rotating components for use in turbine aircraft engines. These parts are forged from purchased ingots which are converted to billet in the Company's cogging presses and from alloy metal powders (primarily nickel) which are produced, consolidated and extruded into billet entirely at the Company's facilities.

     The Company manufactures its forgings at its facilities in Grafton and Worcester, Massachusetts, Houston, Texas and Livingston, Scotland. The Company also operates an alloy powder metal facility in Brighton, Michigan; vacuum remelting facilities in Houston, Texas and Millbury, Massachusetts which produce steel, nickel and titanium ingots; and a plasma arc melting facility for the production of titanium electrodes and ingots in Millbury, Massachusetts. The Company has seven large closed die hydraulic forging presses rated as follows:
18,000 tons, 35,000 tons and 50,000 tons in Grafton Massachusetts; 20,000 tons, 29,000 tons and 35,000 tons in Houston, Texas and 30,000 tons in Livingston, Scotland. The Company reinstalled the 20,000 ton multi-ram press in Houston at a cost of approximately $6 million and began operating it at the end of fiscal year 1997. The addition of this press substantially increased the Company's forging capacity. The 35,000 ton vertical extrusion press in Houston can also be operated as a 55,000 ton hydraulic forging press. The Company also operates an open die cogging press used to convert ingot into billet rated at 2,000 tons at its Grafton, Massachusetts location and has recently restarted production on a 1,375 ton cogging press in Grafton that had been idled since 1992. The Company produces isothermal forgings on its forging press rated at 8,000 tons at its Worcester, Massachusetts location.

     The Company employs the following five forging processes:

          - Open-Die Forging. In this process, the metal is pressed between dies that never completely surround the metal, thus allowing the metal to be observed during the process. Typically, open-die forging is used to create relatively simple, preliminary shapes to be further processed by closed die forging.

          - Closed-Die Forging. Closed-die forging involves pressing heated metal into the required shapes and size determined by machined impressions in specially prepared dies which completely surround the metal. In hot-die forging, a type of closed-die process, the dies are heated to a temperature approaching the transformation temperature of the materials being forged so as to allow the metal to flow more easily within the die cavity which produces forgings with superior surface conditions, metallurgical structures, tighter tolerances and enhanced repeatability of the part shapes. Both titanium and nickel alloys are forged using this process, in which the dies are heated to a temperature of approximately 1,300 degrees Fahrenheit.

          - Conventional/Multi-Ram. The closed-die, multi-ram process featured on the Company's 30,000 and 20,000 ton presses enables the Company to produce extremely complex forgings such as valve bodies with multiple cavities in a single heating and pressing cycle. Dies may be split either on a vertical or a horizontal plane and shaped punches may be operated by side rams, piercing rams, or both. Multi-ram forging enables the Company to produce a wide variety of shapes, sizes and configurations. The process also optimizes grain flow and uniformity of deformation and reduces machining requirements.

          - Isothermal Forging. Isothermal forging is a closed-die process in which the dies are heated to the same temperature as the metal being forged, typically in excess of 1,900 degrees Fahrenheit. The forged material typically consists of nickel alloy powders. Because of the extreme temperatures necessary for forming these alloys, the dies must be made of refractory metal (such as molybdenum) so that the die retains its strength and shape during the forging process. Because the dies may oxidize at these elevated temperatures, the forging process is carried on in a vacuum or inert gas atmosphere. The Company's isothermal press also allows it to produce near-net shape components (requiring less machining by the customer) made from titanium alloys, which can be an important competitive advantage in times of high titanium prices. The Company carries on this process in its 8,000-ton isothermal press.

          - Extrusion. The Company's 35,000 ton vertical extrusion press is one of the largest and most advanced presses in the world. Extrusions are produced for applications in the oil and gas industry, including tension leg platforms, riser systems and production manifolds. The extrusion process is facilitated by manipulators capable of handling work pieces weighing up to 20 tons, rotary hearth furnaces and a 14,000 ton blocking press. The Company's extrusion press is capable of producing thick wall seamless pipe with outside diameters up to 48 inches and wall thicknesses from 1/2 inch up to seven inches. Solid extrusions can be manufactured from six to 32 inches in diameter. Typical lengths vary from ten to 45 feet. Powder materials can also be compacted and extruded into forging billets utilizing this press. The 30,000 ton press in Scotland has similar extrusion capabilities in addition to its multi-ram forging capabilities.

     Metal Production. The Company operates two vacuum arc remelting ("VAR") furnaces to produce titanium alloy suitable for structural aerospace applications at its Millbury, Massachusetts facility. Titanium produced in this manner is utilized in both the Company's forging and castings operations. The Company's Plasma Arc Melting ("PAM") facility in Millbury is capable of producing high quality titanium ingot and nickel alloy powder. The Company utilizes the PAM primarily to produce titanium electrodes for further processing in its VAR furnaces. During the Company's last fiscal year, the Company increased its rate of production of titanium ingots in Millbury from two to seven ingots per week. These ingots are then converted into billets and forged into aerospace structural products at the Company's Grafton, Massachusetts facility.

     The Company's Brighton, Michigan powder metal facility has the capability to atomize, process, and consolidate (by hot isostatic pressing) alloy metal powders for use in aerospace, medical implant, petrochemical, hostile environment oil and gas drilling and production, and other applications. This facility has an annual production capacity of up to 500,000 pounds of alloy powder. After production of the powder, the Company consolidates the metal by extrusion using its 35,000 ton press in Houston, and the extruded billets are then forged into critical jet engine components on the Company's 8,000 ton isothermal press in Worcester, Massachusetts.

     The Company's VAR shop in Houston, Texas has five computer-controlled VAR furnaces which process electrodes up to 42 inches in diameter that weigh up to 40,000 pounds. The Houston VAR furnaces are used to remelt purchased electrodes into high purity alloys for internal use. In addition, the VAR furnaces are used for toll melting. These vacuum metallurgy techniques provide consistently high levels of purity, low gas content, and precise control over the solidification process. This minimizes segregation in complex alloys and results in improved mechanical properties, as well as hot and cold workability.

     The Company has entered into a joint venture with Pratt & Whitney and certain Australian investors to produce nickel-based alloy ingots in Perth, Australia, which the Company utilizes as raw materials for its forging and casting products.

     Support Operations. The Company manufactures some of its own forging dies out of high-strength steel and molybdenum. These dies can weigh in excess of 100 tons and can be up to 25 feet in length. In manufacturing its dies, the Company utilizes its customers' drawings and engineers the dies using CAD/CAM equipment and sophisticated computer models that simulate metal flow during the forging process. This activity improves die design and process control and permits the Company to enhance the metallurgical characteristics of the forging.

     The Company also has at its three major forging locations machine shops with computer aided profiling equipment, vertical turret lathes and other equipment that it employs to shape rough machine products. The Company also operates rotary and car-bottom furnaces for heat treatment to enhance the performance characteristics of the forgings.

     Testing. Because the Company's products are for high performance end uses, rigorous testing is necessary and is performed internally by Company engineers. Throughout the manufacturing process, numerous tests and inspections are performed to insure the final quality of each product; statistical process control techniques are also applied throughout the entire manufacturing process. The Company subjects its products to extensive quality inspection and contract qualification procedures involving zyglo, chemical etching, ultrasonic, red dye, hardness, and electrical conductivity testing facilities.

  Investment Castings

     The Company's investment castings operations use high-volume production equipment and both air-melt and vacuum-melt furnaces to produce a wide variety of complex investment castings. Castings are made of a range of metal alloys including steel, aluminum, nickel, titanium and magnesium.

     The Company's castings operations are conducted in facilities located in Connecticut, New Hampshire, Nevada and California. These plants house air and vacuum-melt furnaces, wax injection machines and investment dipping tanks. Because of the growth in demand for the Company's high quality titanium castings, during fiscal year 1996 the Company restarted its Franklin, New Hampshire facility. The Company has installed a new state-of-the-art titanium melting furnace in the Franklin plant where it intends to consolidate its titanium castings operations. Additionally, the Company has expanded its facilities in San Leandro, California and Carson City, Nevada for the production of castings.

     The Company produces its investment castings by the "lost wax" process, a method developed in China over 5,000 years ago. The initial step in producing investing castings is to create a wax form of the ultimate metal part by injecting molten wax into an aluminum mold, known as a "tool." These tools are produced to the specifications of the customer and are primarily purchased from outside die makers, although the Company maintains internal tool-making capabilities. The wax patterns are then mechanically coated with a ceramic slurry in a process known as investment. This forms a ceramic shell which is subsequently air-dried and hardened under controlled environmental conditions. Next, the wax inside this shell is melted and removed in a high temperature steam autoclave and the molten wax is recycled. In the next, or "foundry" stage, metal is melted in an electric furnace in either an air or vacuum environment and poured into the ceramic shell. After cooling, the ceramic shells are removed by vibration, chipping or various types of water or air blasting. The metal parts are then cleaned in a high temperature caustic bath, followed by water rinsing. In the finishing stage, the castings are finished by grinding and polishing to remove excess metal. The final product then undergoes a lengthy series of testing (radiography, fluorescent penetrant, magnetic particle and dimensional) to ensure quality and consistency.

  Composites

     The Company's composites subsidiary, Scaled Composites, located in Mojave, California, designs, fabricates and tests composite airframe structures made by layering carbon graphite and other fibers with epoxy resins for the aerospace market. The Company has substantially completed the construction of a 120,000 square foot facility in Montrose, Colorado to manufacture airplane components designed by Scaled Composites.

OPERATING FACILITIES

     The following table sets forth certain information with respect to the Company's operating facilities at May 31, 1997, all of which are owned. The Company believes that its operating facilities are well-maintained, are suitable to support the Company's business and are adequate for the Company's present and anticipated needs. On average, during the Company's fiscal year 1997, the Company's forging, investment castings and composites facilities were operating at approximately 80%, 75% and 100% of their total productive capacity, respectively.

                                        APPROXIMATE
                                          SQUARE
                 LOCATION                 FOOTAGE                PRIMARY FUNCTION
    ----------------------------------  -----------     ----------------------------------
    Brighton, Michigan................      34,500      Alloy Powder Production
    Grafton, Massachusetts............      85,420      Administrative Offices
    Grafton, Massachusetts............     843,200      Forging
    Houston, Texas....................   1,283,800      Forging
    Livingston, Scotland..............     405,200      Forging
    Millbury, Massachusetts...........     104,125      Research and Development, Metals
                                                          Production
    Worcester, Massachusetts..........      22,300      Forging
    Carson City, Nevada...............      55,000      Casting
    Franklin, New Hampshire...........      43,200      Casting
    Groton, Connecticut (2 plants)....     162,550      Casting
    San Leandro, California...........      60,000      Casting
    Tilton, New Hampshire.............      94,000      Casting
    Mojave, California................      67,000      Composites
    Montrose, Colorado................     120,000      Composites(a)

---------------
(a) Construction has recently been completed, but full operations have not yet commenced.

RAW MATERIALS

     Raw materials used by the Company in its forgings and castings include titanium, nickel, steel, aluminum, magnesium and other metallic alloys. The composites operation uses high strength fibers such as fiberglass or graphite, as well as materials such as foam and epoxy, to fabricate composite structures. The major portion of metal requirements for forged and cast products are purchased from major metal suppliers producing forging and casting quality material as needed to fill customer orders. The Company has two or more sources of supply for all significant raw materials. Its principal suppliers of nickel alloys include Special Metals Corporation, Allegheny Teledyne, Inc., and Carpenter Technologies Corporation. Its principal suppliers of titanium alloys are Titanium Metals Corporation, Oregon Metallurgical Corp. and RMI Titanium Company. The Company satisfies some of its titanium requirements internally by producing titanium alloy ingots from titanium scrap and "sponge." In response to supply constraints in recent years, the Company has increased its production of titanium ingots at its Millbury, Massachusetts melt shop. The Company's powder metal facility in Brighton, Michigan produces nickel alloy powder and high quality titanium ingots. In addition the Company is a participant in the joint venture to produce nickel alloy ingots, and the Company utilizes a portion of the output of its Australian joint venture for its own use.

     The titanium and nickel alloys utilized by the Company have a relatively high dollar value. Accordingly, the Company attempts to recover and recycle scrap materials such as machine turnings, forging flash, scrapped forgings, test pieces and casting sprues, risers and gates.

     In the event a customer cancels an order for which material has been purchased, the Company may, under certain circumstances, obtain reimbursement from the customer if the material cannot be diverted to other uses. Costs of material already on hand, along with any conversion costs incurred, are generally billed to the customer unless transferable to another order. As demand for the Company's products grew during recent fiscal years, and prices of raw materials have risen, the Company has experienced raw material shortages and production delays. The Company's suppliers of nickel and titanium alloys have experienced increases in the market prices of the elements (e.g., nickel, titanium, cobalt), that they use in fabricating their products. Because the Company's suppliers generally have alternative markets for their products where they may have greater ability to increase their prices, production has in some cases been diverted to alternative markets. As a result, the Company's lead time for deliveries from its suppliers has expanded from 20 weeks to 50 weeks or more in the case of both titanium and nickel alloys. In response to these supply problems, the Company has (i) sought price increases and other financial considerations from its customers which would permit it to increase the price it pays to suppliers, (ii) begun producing a greater amount of its requirements in its own facilities, particularly titanium ingots from its Millbury, Massachusetts facility, and (iii) developed alternative sources of supply such as from members of the former Soviet Union. In addition, the Company and certain of its customers and suppliers have undertaken active programs for supply chain management which are expected to gradually reduce the overall lead times for deliveries of raw materials.

     Many of the Company's customer contracts have fixed prices for extended time periods and do not provide complete price adjustments for changes in the prices of raw materials such as metals. The Company attempts to reduce its risk with respect to its customer contracts by procuring long-term contracts with suppliers of metal alloys, but the Company's supply contracts typically do not completely insulate the Company from fluctuations in the prices of raw materials. Under the terms of the Company's new LTAs with its two principal customers (GE and Pratt & Whitney), the Company is permitted to pass along to such customers certain increased costs with respect to raw materials if such customer increases volume requirements above negotiated levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." During periods of high demand, such as the current one, when both the Company and its suppliers of metal alloys are operating at close to full capacity, the Company is also exposed to shortages and delays in the delivery of raw materials. When required raw materials are not delivered at the anticipated time, the Company is required to rearrange its production cycle, which causes loss of efficiency. During the current upturn in the aerospace cycle, the Company's ability to satisfy its customers' delivery requirements has been adversely affected by a lengthening of the delivery times for its principal raw materials, and a decline in the reliability of suppliers' delivery schedules. Accordingly, the portion of the Company's backlog consisting of products past their delivery due date has been increasing. Significant increases in the prices or scarcity of supply of raw materials used by the Company may have an adverse impact on the Company's results of operations.

ENERGY USAGE

     The Company is a large consumer of energy. Energy is required primarily for heating metals to be forged and melting metals to be cast, melting of ingots, heat-treating products after forging and casting, operating forging presses, melting furnaces, die-sinking, mechanical manipulation and pollution control equipment and space heating. Supplies of natural gas, oil and electricity used by the Company have been sufficient and there is no anticipated shortage for the future. However, significant increases in the price of or shortages in these energy supplies may have an adverse impact on the Company's results of operations.

EMPLOYEES

     As of May 31, 1997, the Company had approximately 3,650 employees of whom 910 were executive, administrative, engineering, research, sales and clerical and 2,740 were production and craft. Approximately 50% of the production and craft employees, consisting of employees in the forging business, are represented by unions. The Company has entered into collective bargaining agreements with these union employees as follows:

                                    NUMBER OF
                                    EMPLOYEES
                                    COVERED BY
                                    BARGAINING        INITIATION            EXPIRATION
               LOCATION             AGREEMENTS           DATE                  DATE
    ------------------------------  ----------     ----------------     ------------------
    Grafton, Millbury and
      Worcester, Massachusetts....       486       April 6, 1997        March 24, 2002
    Houston, Texas................       589       August 7, 1995       August 9, 1998
                                          37       August 7, 1995       September 27, 1998
    Livingston, Scotland..........       189       December 1, 1995     November 30, 1998
                                          75       February 1, 1996     January 31, 1999
                                       -----
              Total...............     1,376
                                       =====

     The Company believes it has good relations with its employees, but there can be no assurances that the Company will not experience a strike or other work stoppage, or that acceptable collective bargaining agreements can be negotiated when the existing collective bargaining agreements expire.

RESEARCH AND PATENTS

     The Company maintains research and development departments at both Millbury, Massachusetts and Houston, Texas which are engaged in applied research and development work primarily relating to the Company's forging operations. The Company works closely with customers, universities and government technical agencies in developing advanced forging and casting materials and processes. The Company's composites operation conducts research and development related to aerospace composite structures at the Mojave, California facility. The Company spent approximately $2.9 million, $1.6 million, and $2.2 million on applied research and development work during the years ended May 31, 1997, 1996 and 1995, respectively. Although the Company owns patents covering certain of its processes, the Company does not consider that these patents are of material importance to the Company's business as a whole. Most of the Company's products are manufactured to customer specifications and, consequently, the Company has few proprietary products.

COMPETITION

     Most of the Company's production capabilities are possessed in varying degrees by other companies in the industry, including both domestic and foreign manufacturers. Competition in each of the

Company's current product markets is cyclical, intensifying during upturns and lessening during downturns, but such cyclicality of competition is especially present in aerospace structural products markets because of the cyclical nature of the commercial and defense aerospace industries. In the aerospace turbine products market, the Company's largest competitors are Ladish Co., Inc., Fortech, S.A. and Thyssen AG. In the aerospace structural products market, Alcoa Corporation and Schultz Steel Company are the Company's largest competitors. In the energy products market, the Company faces mostly international competition from Mannesmann A.G. and Sumitomo Corporation, among others. In the aerospace castings products market, Howmet Corporation and Precision Castparts Corp. are the Company's largest competitors.

     In the future, the Company may face increased competition from international companies which currently have the required manufacturing equipment, but may lack sufficient technological or financial resources, and may be hampered by lower productivity. International competition in the forging and casting processes may also increase in the future as a result of strategic alliances among aircraft prime contractors and foreign companies, particularly where "offset" or "local content" requirements create purchase obligations with respect to products manufactured in or directed to a particular country. Competition is often intense among the companies currently involved in the industry. Competitive advantages are afforded to those with high quality products, low cost manufacturing, excellent customer service and delivery and engineering and production expertise. The Company believes that it has strength in these areas, but there can be no assurance that the Company can maintain its share of the market for any of its products.

ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. The Company continues to design and implement a system of programs and facilities for the management of its raw materials, production processes and industrial waste to promote compliance with environmental requirements. As of May 31, 1997, aggregate environmental reserves amounted to $16.2 million, which includes expected cleanup expenses estimated between $6.0 million and $7.0 million upon the eventual sale of the Worcester facility, certain environmental issues, including the remediation of on-site landfills, at Cameron amounting to approximately $3.5 million and $6.7 million in remediation projects at the Grafton facility. There can be no assurance that the actual costs of remediation will not eventually materially exceed the amount presently accrued.

     Pursuant to an agreement entered into with the U.S. Air Force upon the acquisition of the Grafton facility from the federal government in 1982, the Company agreed to make expenditures totaling $20.8 million for environmental management and remediation at that site during the period 1982 through 1999, of which $5.5 million remained as of May 31, 1997. These expenditures will not resolve the Company's obligations to federal and state regulatory authorities, who are not parties to the agreement, however, and the Company expects to incur an additional amount, currently estimated at approximately $3.5 million, to comply with current federal and state environmental requirements governing the investigation and remediation of contamination at the site.

     The Company's Grafton facility was formerly included in the U.S. Nuclear Regulatory Commission's ("NRC") May 1992 Site Decommissioning Management Plan ("SDMP") for low-level radioactive waste as the result of the disposal of magnesium thorium alloys at the facility in the 1960s and early 1970s under license from the Atomic Energy Commission. On March 31, 1997, the NRC informed the Company that jurisdiction for the Grafton site had been transferred to the Commonwealth of Massachusetts Department of Public Health (the "DPH") and that the Grafton facility had been removed from the

SDMP. Although it is unknown what specific remediation and disposal requirements may be imposed on the Company by the DPH, the Company believes that a reserve of $1.5 million recorded on its books is sufficient to cover all costs. There can be no assurance, however, that such reserve will be adequate to cover any obligations that the DPH may ultimately impose on the Company.

     The Company, together with numerous other parties, has been named a PRP under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for the cleanup of the following Superfund sites: Operating Industries, Monterey Park, California; Cedartown Municipal Landfill, Cedartown, Georgia; PSC Resources, Palmer, Massachusetts; the Gemme/Fournier site, Leicester, Massachusetts; and the Salco, Inc. site, Monroe, Michigan. The Company believes that any liability it may incur with respect to these sites will not be material.

     At the Gemme/Fournier site, a proposed agreement would allocate 33% of the cleanup costs to the Company. In September 1995, a consulting firm retained by the PRP group made a preliminary remediation cost estimate of $1.4 million to $2.8 million. The Company's insurance company is defending the Company's interests, and the Company believes that any recovery against the Company would be offset by recovery of insurance proceeds.

     The Company expects to incur between $6.0 and $7.0 million in cleanup expenses upon the planned sale of its Worcester, Massachusetts facility to remedy certain contamination discovered on-site. The Massachusetts Department of Environmental Protection has classified the site as a Tier II site under the Massachusetts Contingency Plan.

     In November 1996, the Connecticut Department of Environmental Protection ("DEP") issued the Company a draft consent order in connection with alleged hazardous waste violations under the Resource Conservation and Recovery Act ("RCRA") discovered during a May 1996 inspection at the Groton facility. DEP orally proposed a fine of $300,000, which it agreed to reduce to $200,000 if the Company hires a full-time environmental, health and safety manager at the facility, which it has done. The Company has counterproposed a $65,000 fine.

PRODUCT LIABILITY EXPOSURE

     The Company produces many critical engine and structural parts for commercial and military aircraft. As a result, the Company faces an inherent business risk of exposure to product liability claims. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. The Company has not experienced any material loss from product liability claims and believes that its insurance coverage is adequate to protect it against any claims to which it may be subject.

LEGAL PROCEEDINGS

     In addition to the matters disclosed below, at May 31, 1997, the Company was involved in certain legal proceedings arising in the normal course of its business. The Company believes the outcome of these matters will not have a material adverse effect on the Company.

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas facility of WGFI, a wholly-owned subsidiary of the Company. The accident occurred while a crew of ten men was performing maintenance on the accumulator system that supplies hydraulic power for WGFI's 35,000 ton press. The maintenance required that the system be completely depressurized which the crew believed to be the case. However, subsequent examination has shown that a valve on one of the pressure vessels was closed thereby containing pressure in that vessel.

     The crew was in the process of removing the bolts on the vessel when the few remaining bolts could no longer hold the pressure and the lid was blown off, killing eight crew members and seriously injuring two others. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident as well as from some current employees.

     OSHA conducted an investigation of the accident. On June 18, 1997, WGFI reached an agreement with OSHA, settling citations resulting from the accident. Under the terms of the settlements, WGFI agreed to pay a fine of $1.8 million and not to contest the OSHA citations. The $1.8 million fine was paid in the first quarter of fiscal year 1998.

     The injured workers and the decedents' families have all retained attorneys who notified the Company that they intend to assert claims against the Company on behalf of their clients. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident as well as from one current employee. The Company has cooperated with attorneys for the decedents' families by providing them information and allowing them and their experts access to Company facilities.

     To date, the Company has agreed in principle to settle all claims that could be brought by two of the decedent's families on terms acceptable to the Company and its insurance carriers. The Company thus far has been unable to achieve settlements with the other claimants, and, on October 24, 1997, a lawsuit was filed in the District Court of Harris County, Texas, on behalf of three of the decedents' families against the Company, WGFI and Cooper-Cameron Corporation, as successor in interest to the manufacturer of the valve.

     In general under Texas statutory law, an employee's exclusive remedy against an employer for an on-the-job injury is the benefits of the Texas Workers Compensation Act. WGFI, the employer of the deceased employees, has workers compensation insurance coverage and the injured employees and beneficiaries of the deceased employees are receiving workers compensation payments. Under applicable law, however, statutory beneficiaries of employees killed in the course and scope of their employment may recover punitive (but not compensatory) damages in excess of workers compensation benefits. However, to do so they must prove that the employer was grossly negligent. The protection of the workers compensation exclusive remedy provision may not extend to the Company as parent corporation of WGFI. Therefore, with regard to the October 24, 1997 lawsuit and any future lawsuits brought on behalf of those killed or injured in the Houston accident or their families against the Company, if (i) the court finds that the Company had a legal duty to WGFI and its employees,
(ii) the evidence supports a finding that the Company acted negligently in its duty to WGFI and its employees and (iii) such negligence had a causal connection with the accident, the plaintiffs might be able to recover compensatory damages against the Company. If it is shown that the Company's conduct amounted to gross neglect, and that conduct is found to be a cause of the accident, the plaintiffs may be able to recover punitive damages against the Company.

     It is not possible at this time to determine the extent, if any, to which WGFI or the Company could be held liable in connection with the accident. The Company maintains general liability and employer's liability insurance for itself and its subsidiaries under various policies with aggregate coverage limits of approximately $29 million. While WGFI has tendered the defense of the various claims to the Company's insurance carriers, there can be no assurance that the full insurance coverage will be available. Counsel for the Company has been engaged for several months in settlement discussions with attorneys representing the decedents' families. At this time, however, only two of the decedents' families (and none of the other claimants or potential claimants) have agreed to settle any claims against the Company and/or WGFI relating to the accident. If the Company is not successful in settling the remaining claims on terms acceptable to the Company, the Company anticipates that more lawsuits relating to the accident will be filed against it and WGFI. Based on the Company's experience in the settlement negotiations to date, the Company believes that there is a substantial risk that the pending and threatened claims will not be settled for an aggregate amount within its insurance coverage limits. The Company anticipates that, like the currently pending lawsuit, any additional lawsuits will include claims for alleged compensatory as well as punitive damages that in the aggregate could substantially exceed the Company's available insurance coverage. The Company intends to vigorously defend all lawsuits that have been or may be filed relating to the accident. However, if one or more such lawsuits were to be prosecuted successfully by the plaintiffs and a judgment were to be obtained by one or more plaintiffs in such lawsuits and sustained on appeal, litigation costs, including the cost of pursuing any appeals, and the cost of paying such a judgment, to the extent not covered by insurance, could have a material adverse effect on the Company's financial condition and the results of operations, particularly if any such judgment includes awards for punitive damages.

     The costs of the accident through May 31, 1997 were approximately $11.9 million, including substantial property damage at the Houston facility and costs of business interruption as a result of the 35,000 ton press having been out of operation until the first week of March 1997. The Company has recovered $6.9 million under property damage and business interruption insurance policies it maintains leaving approximately $5.0 million of costs that were recorded in fiscal year 1997. As of August 31, 1997, the Company has not incurred any additional costs and does not anticipate any future costs related to the accident.

     On September 25, 1997 the Company received a subpoena from the United States Department of Justice informing it that the United States Department of Defense and other federal agencies had commenced an investigation with respect to the manufacture and sale of investment castings at the Company's Tilton, New Hampshire facility. The focus of the investigation is whether the Company failed to comply with required inspection procedures for cast aerospace parts and whether the Company shipped cast components that did not meet applicable specifications, which could be a violation of federal requirements. The investigating agencies have directed the Company to furnish various documents and information relating to the subject of the investigation. The Company is cooperating fully with the investigation and in addition has commenced its own investigation, which is being supervised by the Company's outside attorneys and conducted by quality and process auditors from another casting facility of the Company and by the Company's internal attorneys. Such investigation has identified certain departures from Company policies and procedures which are currently the subject of further review. The federal investigation may result in criminal or civil charges being brought against the Company, which could result in civil damages and penalties and criminal liability, if the Company were found to have violated federal laws. Based on the Company's own investigation to date (which is ongoing), the Company does not believe that the federal investigation is likely to result in a material adverse impact on the Company's financial condition or results of operations, although no assurance as to the outcome or impact of that investigation can be given.

                                   MANAGEMENT

     The executive officers and directors of the Company are as follows:

                  NAME                      AGE                     POSITION
-----------------------------------------   ---     -----------------------------------------
David P. Gruber..........................   55      Chairman and Chief Executive Officer
J. Douglas Whelan........................   57      President and Chief Operating Officer
Andrew C. Genor..........................   54      Vice President, Chief Financial Officer
                                                    and Treasurer
Sanjay N. Shah...........................   46      Vice President, Corporate Strategy
                                                    Planning and Business Development
J. Stewart Smith.........................   55      President, Manufacturing
Colin Stead..............................   58      Senior Vice President, Quality and
                                                      Technology
Wallace F. Whitney, Jr. .................   54      Vice President, General Counsel and Clerk
Frank J. Zugel...........................   52      President, Marketing
E. Paul Casey............................   67      Director
Warner S. Fletcher.......................   52      Director
Robert G. Foster.........................   59      Director
Russell E. Fuller........................   71      Director
Charles W. Grigg.........................   58      Director
M Howard Jacobson........................   64      Director
Judith S. King...........................   62      Director
H. John Riley, Jr. ......................   56      Director
David A. White, Jr. .....................   55      Director

     DAVID P. GRUBER was elected Chairman and Chief Executive Officer of the Company on October 15, 1997 having previously served as President and Chief Executive Officer since May 1994 and as President and Chief Operating Officer since he joined the Company in October 1991. Prior to joining the Company, Mr. Gruber served as Vice President, Advanced Ceramics, of Compagnie de Saint Gobain (which acquired Norton Company in 1990), a position he held with Norton Company since 1987. Mr. Gruber previously held various executive and technical positions with Norton Company since 1978. He is a Director of State Street Corporation, a Trustee of the Manufacturers' Alliance for Productivity and Innovation, and a member of the Mechanical Engineering Advisory Committee of Worcester Polytechnic Institute.

     J. DOUGLAS WHELAN was elected President and Chief Operating Officer of the Company on October 15, 1997 having previously served as President, Forgings since he joined the Company in March 1994. Prior to joining the Company, he had served for a short time as the President of Ladish Co., Inc., a forging company in Cudahy, Wisconsin, and prior thereto had been Vice President, Operations of Cameron with which company and its predecessors he had been employed since 1965 in various executive capacities. Mr. Whelan is a Director of Sifco.

     ANDREW C. GENOR was elected Vice President, Chief Financial Officer and Treasurer in January 1995. Prior to joining the Company, Mr. Genor was Chief Financial and Operating Officer of HNSX Supercomputers, Inc., a company he co-founded in 1987 to provide support to supercomputer users and vendors. Prior to that time, he spent 20 years at Honeywell, Inc., including service as Vice President and Corporate Treasurer and Vice President, Finance, Administration and Business Development for Honeywell Europe.

     SANJAY N. SHAH was elected Vice President, Corporate Strategy Planning and Business Development in May 1994 having previously served as Vice President and Assistant General Manager of the Company's Aerospace Forgings Division. He has held a number of executive, research, engineering and manufacturing positions at the Company since joining the Company in 1975.

     J. STEWART SMITH was elected President, Manufacturing of the Company on October 15, 1997 having previously served as Vice President, Manufacturing and Engineering of the Forgings Division since 1994. Prior to that time Mr. Smith had held various technical and manufacturing positions with Cameron and its predecessors since joining that company in 1978.

     COLIN STEAD was elected Senior Vice President, Quality and Technology of the Company on October 15, 1997 having previously served as Vice President, Quality and Metallurgy of the Forgings Division since 1994. Prior thereto he had served in various technical and quality positions with Cameron and its predecessors since joining that company in 1984.

     WALLACE F. WHITNEY, JR. joined the Company in 1991. Prior to that time, he had been Vice President, General Counsel and Secretary of Norton Company since 1988, where he had been employed in various legal capacities since 1973.

     FRANK J. ZUGEL was elected President, Marketing of the Company on October 15, 1997 having previously served as President, Investment Castings since he joined the Company in 1993. Prior to that time, he had served as President of Stainless Steel Products, Inc., a metal fabricator for aerospace applications, since 1992.

     E. PAUL CASEY, Chairman and General Partner, Metapoint Partners, Peabody, Massachusetts (an investment partnership which he established in 1988), has been a Director of the Company since 1993. He served as Vice Chairman of Textron, Inc. from 1986 to 1987 and as Chief Executive Officer and President of Ex-Cell-O Corporation during 1978 to 1986. Mr. Casey is a Director of Comerica, Inc. and Hood Enterprises, Inc., a Trustee of Henry Ford Health Care System, and President of the Hobe Sound, Florida Community Chest.

     WARNER S. FLETCHER, Attorney and Director of the law firm of Fletcher, Tilton & Whipple, P.C., Worcester, Massachusetts has been a Director of the Company since 1987. Mr. Fletcher is an Advisory Director of Bank of Boston, Worcester. He is also Chairman of The Stoddard Charitable Trust, a Trustee of The Fletcher Foundation, the George I. Alden Trust, Worcester Polytechnic Institute, Worcester Foundation for Experimental Biology, Bancroft School and the Worcester Art Museum.

     ROBERT G. FOSTER, President, Chief Executive Officer and Chairman of the Board of Commonwealth BioVentures, Inc. (a venture capital company engaged in biotechnology), has been a Director of the Company since 1989. He is also a Director of United Timber Corp., Meridian Medical Technologies, Phytera, ActiMed Laboratories, Inc., the Small Enterprise Growth Fund for the State of Maine, Intellicare American, Medical Foods, Inc., and Epic Pharmaceuticals, has been a Director of the Company since 1989.

     RUSSELL E. FULLER, Chairman of REFCO, Inc., (a supplier of specialty industrial products), has been a Director of the Company since 1988. Mr. Fuller is Chairman and Treasurer of The George F. and Sybil H. Fuller Foundation and a Trustee of The Medical Center of Central Massachusetts. He is also Trustee of the Massachusetts Biotechnology Research Institute and the Worcester County Horticultural Society.

     CHARLES W. GRIGG, Chairman and Chief Executive Officer of SPS Technologies, Inc. (a manufacturer of high technology products in the field of fastening, precision components and materials handling), was elected a Director in 1996. Prior to joining SPS Technologies in 1993, Mr. Grigg spent ten years at Watts Industries, Inc. (a Massachusetts manufacturer of valves for industrial applications), the last nine of which as President and Chief Operating Officer.

     M HOWARD JACOBSON, Senior Advisor, Bankers Trust, New York, has been a Director of the Company since 1993. Mr. Jacobson was for many years Chief Executive Officer, President and Treasurer and a Director of Idle Wild Foods, Inc. until that company was sold in 1986. From 1989 to 1991 he was a Senior Advisor to Prudential Bache Capital Funding. Mr. Jacobson is a Director of Allmerica Property & Casualty Cos., Inc., Stonyfield Farm, Inc. and Boston Chicken, Inc. He is Vice Chairman of the Board of Trustees of the Medical Center of Central Massachusetts, Chairman of the Overseers of WGBH/National Public Broadcasting, a Trustee of the Worcester Foundation for Experimental Biology, a Trustee of the

Worcester Polytechnic Institute, and a member of the Harvard University Overseers' Committee on University Resources.

     JUDITH S. KING, Trustee and Treasurer of The Stoddard Charitable Trust, has been a Director of the Company since 1990.

     H. JOHN RILEY, JR., Chairman and Chief Executive Officer of Cooper, has been a Director of the Company since 1994. Mr. Riley has served in a series of executive positions at Cooper since 1982. He was named President and Chief Operating Officer of Cooper in 1992, Chief Executive Officer in 1995 and Chairman in 1996. He is a Director and Chairman of Central Houston, Inc., a Director of Junior Achievement, Inc. and Junior Achievement of Southeast Texas, The Houston Symphony, The Houston Forum, The Greater Houston Partnership, and the Business Committee for the Arts. He also is a member of the Business Round Table and a Trustee of the Museum of Fine Arts in Houston, and the Manufacturers' Alliance for Productivity and Innovation.

     DAVID A. WHITE, Senior Vice President of Strategic Planning for Cooper, was elected a Director in 1996. Since joining Cooper as a Planning Analyst in 1971, Mr. White has served in various planning and finance capacities. In 1980, he was named Vice President and General Manager of the Cooper Power Tools Division and in 1988 he became Vice President, Corporate Planning and Development. He assumed his present position in 1996. Mr. White serves as Vice Chairman of the Strategic Planning and Development Council of the Manufacturers' Alliance for Productivity and Innovation.

                          DESCRIPTION OF SENIOR NOTES

     The following description of the particular terms of the Senior Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying Prospectus under "Description of Debt Securities" to which reference is hereby made.

     The Senior Notes will be issued under an indenture to be dated as of , 1997 (as supplemented by the indenture supplement dated as of , 1997, the "Indenture"), between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the "1939 Act"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in its entirety by reference, to the 1939 Act and to all the provisions of the Indenture and the Senior Notes, including the definitions of certain terms therein. For purposes of this Section, references to the "Company" shall mean Wyman-Gordon Company excluding its subsidiaries. Certain terms used in this Section are defined under "-- Certain Definitions."

GENERAL

     The Senior Notes are being issued in an aggregate principal amount of
$100,000,000 and will mature on             , 2007. The Senior Notes will bear
interest at the rate per annum shown on the cover page hereof from             ,
or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the
            or             immediately preceding the interest payment date on
            and             of each year, commencing             , 1997. The
Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. The Indenture provides for the issuance by the Company of additional notes that are identical in all respects to the Senior Notes (other than issue price and issuance date) in an aggregate principal amount not to exceed $50,000,000, subject to compliance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness of the Company." Any such additional notes shall be deemed to constitute the same series as the Senior Notes for purposes of the Indenture.

     Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Senior Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Settlement for the Senior Notes will be made by the Underwriter in immediately available funds. All payments of principal to the Depositary will be made by the Company in immediately available funds. The Senior Notes will trade in The Depositary Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Senior Notes will therefore settle in immediately available funds on trading activity in the Senior Notes.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Senior Notes will not
be redeemable at the option of the Company prior to             , 2002.
Thereafter, the Senior Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on of the years set forth below:

                                                                       REDEMPTION
                                     PERIOD                              PRICE
            ---------------------------------------------------------  ----------
            2002.....................................................           %
            2003.....................................................           %
            2004.....................................................           %
            2005 and thereafter......................................    100.000%

     In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note.

RANKING

     The indebtedness evidenced by the Senior Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all other existing and future unsubordinated unsecured obligations of the Company and senior to any future subordinated indebtedness of the Company.

     The Senior Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all indebtedness of the Company's subsidiaries. As of August 31, 1997, on a pro forma basis (after giving effect to the Offering and the application of the net proceeds therefrom and assuming that all outstanding
10 3/4% Notes are purchased pursuant to the Tender Offer) (i) the Company's total consolidated indebtedness (excluding trade payables, accrued liabilities and unused commitments under the Company's credit facilities) would have been approximately $106.2 million, (ii) total secured indebtedness the Company and its subsidiaries (excluding unused commitments under the Company's credit facilities) would have been approximately $6.2 million and (iii) total balance sheet liabilities (including trade payables and accrued liabilities) of the Company's subsidiaries would have been approximately $295.0 million. As of such date (after giving effect to the Offering and the application of the proceeds thereof), the Company would have had no indebtedness outstanding that was subordinated to the Senior Notes. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including indebtedness that will rank pari passu with the Senior Notes. The Company and its subsidiaries may have other liabilities, including contingent liabilities, which may be significant. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain
Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries."

BOOK-ENTRY, DELIVERY AND FORM

     The Senior Notes sold will initially be issued in the form of one or more Global Senior Notes. The Global Senior Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, a Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in a Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which include the Underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Senior Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Underwriter of such Senior Notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

     So long as the Depositary, or its nominee, is the registered Holder and owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the related Senior Notes for all purposes of such Senior Notes and the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the Senior Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Senior Notes in definitive form and will not be considered to be the owners or Holders of any Senior Notes under such Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the Holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Senior Notes represented by a Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and Holder of such Global Note.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in such Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Senior Notes in definitive form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Senior Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SENIOR NOTES

     The Senior Notes represented by a Global Note are exchangeable for certificated Senior Notes in definitive form of like tenor as such Senior Notes in denominations of U.S.$1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Senior Notes represented by such Global Note or (iii) a default entitling the Holders of the Senior Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Senior Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts and relevant financial information regarding such Change of Control; (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Senior Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Underwriter. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness of the Company", "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Senior Notes protection in the event of a highly leveraged transaction.

     The Receivables Facility contains, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Senior Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness of the Company. (a) The Company shall not Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to any bank credit facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding, together with the aggregate amount of all Indebtedness then outstanding pursuant to clauses (a) and (b) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," does not exceed the greater of (i) $100 million and (ii) the sum of (A) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 90% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP; (2) Indebtedness owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (3) the Senior Notes; (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant); (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this paragraph (5); (6) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (7) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition by the Company or a Restricted Subsidiary of any assets in the ordinary course of business and which do not, together with the aggregate amount of all Indebtedness then outstanding pursuant to clause (h) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," exceed $10 million in the aggregate at any time outstanding; and
(8) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (7) above or paragraph (a)) and all Indebtedness then outstanding pursuant to clause (i) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," does not exceed $10 million.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Senior Notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Indebtedness and Preferred Stock of Restricted
Subsidiaries. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

          (a) Indebtedness Incurred by the Receivables Subsidiary pursuant to the Receivables Facility or by any Restricted Subsidiary pursuant to any other bank credit arrangement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding, together with the aggregate amount of all Indebtedness then outstanding pursuant to clause (b) of this provision and clause (1) of the covenant described under "-- Limitation on Indebtedness of the Company," does not exceed the greater of (i) $100 million and (ii) sum of
     (A) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 90% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP;

          (b) Indebtedness Incurred pursuant to the U.K. Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed $8 million;

          (c) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

          (d) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause
     (a) of the covenant described under "-- Limitation on Indebtedness of the Company;"

          (e) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (a), (b), (c) or (d) of this paragraph);

          (f) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (d) or (e) of this paragraph or this clause (f); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (d), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

          (g) the Subsidiary Guaranties, if any;

          (h) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition by such Restricted Subsidiary of any assets in the ordinary course of business and which do not, together with the aggregate amount of all Indebtedness then outstanding pursuant to clause
     (7) of the covenant described under "-- Limitation on Indebtedness of the Company," exceed $10 million in the aggregate at any time outstanding; and

          (i) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (a) through (h) above) and all Indebtedness then outstanding pursuant to clause
     (8) of the covenant described under "-- Limitation on Indebtedness of the Company," does not exceed $10 million.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness of the Company;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter ended August 31, 1997 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary, or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to the Issue Date, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (E) $40 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness of the Company;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $5 million; provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii) or contained in any amendment to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and
(vii) any encumbrance or restriction with respect to any Receivables Subsidiary pursuant to any agreement entered into in connection with a Permitted Receivables Financing or pursuant to the organizational documents of the Receivables Subsidiary.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to consummate any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% (or 100% in the case of lease payments received by the Company or such Restricted Subsidiary) of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date exceeds $10 million, then the Company or such Restricted Subsidiary shall (i) within 360 days after the date such Net Available Cash so received exceeds $10 million and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness) to (A) apply an amount equal to such excess Net Available Cash to prepay, repay or purchase Indebtedness of the Company or such Restricted Subsidiary (other than Indebtedness which is subordinated or junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness of the Company or such Restricted Subsidiary), in each case owing to a Person other than the Company or any Affiliate of the Company or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause
(i)) as provided in the following paragraphs of the covenant described hereunder; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

     If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Senior Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Senior Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Senior Notes duly tendered) may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

     For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess

Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Senior Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction or transactions in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1 million, (i) are set forth in writing, (ii) comply with clause (1) and (iii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $25 million, (i) comply with clause (2) and (ii) have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and any Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the stockholders of any participating Restricted Subsidiary which is not a Wholly Owned Subsidiary are not themselves Affiliates of the Company) and (vii) transactions between the Company or any Restricted Subsidiary and a Receivables Subsidiary pursuant to any Permitted Receivables Financing.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company or any Restricted Subsidiary may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter prior thereto for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture.

     Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness of the Company" and
(B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Senior Notes pursuant to the covenant described under "-- Limitation on Liens," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock."

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease , in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness of the Company;"
(iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Senior Notes.

     Future Guarantors. On or after the Issue Date, the Company will cause each Domestic Restricted Subsidiary (other than the Receivables Subsidiary) that Incurs Indebtedness pursuant to clause (a) under the covenant described under "-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Subsidiaries" to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary will irrevocably and unconditionally Guarantee, as primary obligor and not merely as a surety, on an unsecured senior basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Senior Notes, whether for payment of principal of or interest on the Senior Notes, expenses, indemnification or otherwise (all such guaranteed obligations being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guaranties. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Initially there will be no Restricted Subsidiary that will be required to issue a Subsidiary Guaranty of the Notes.

     Each Subsidiary Guaranty will be a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

     A Subsidiary Guaranty will be released upon the sale of all the capital stock, or all or substantially all of the assets, of the applicable Subsidiary Guarantor if such sale is made in compliance with the Indenture.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders and, upon request, prospective Noteholders and securities analysts with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Senior Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described above under "-- Change of Control" or "-- Certain Covenants" (other than a failure to purchase Senior Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure of the Company or any Restricted Subsidiary to pay when due within any applicable grace period principal, interest or premium on any Indebtedness in an aggregate principal amount outstanding in excess of $10 million (the "cross-default provision") or the acceleration of any Indebtedness in an aggregate principal amount outstanding in excess of $10 million by the holders thereof because of a default (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions") or (viii) the rendering of any judgment or decree for the payment of money in excess of $10 million against the Company or any Restricted Subsidiary, if such judgment or decree remains outstanding for a period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provision"), (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty. However, a default under clauses (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Senior Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Notes may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Senior Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Senior Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Senior Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Senior Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Senior Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Senior Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Senior Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Senior Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Senior Notes to receive payment of principal of and interest on such Holder's Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Senior Notes or
(vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or (viii) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

     Without the consent of any Holder of the Senior Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Senior Notes, to secure the Senior Notes, to add to the covenants of the

Company for the benefit of the Holders of the Senior Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Senior Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders of the Senior Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Senior Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Senior Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Senior Notes will be issued in registered form and will be transferable only upon the surrender of the Senior Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Senior Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross-default and cross-acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain
Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or
(iv) under "-- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company ("State Street") will be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Notes. In addition, State Street is the trustee under the indenture relating to the 10 3/4% notes and has certain other trust obligations with respect to the Company. David P. Gruber, Chairman and Chief Executive Officer of the Company, is a director of the parent corporation of State Street.

     The Holders of a majority in principal amount of the outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments").

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Change of Control" means the occurrence of any of the following events:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, and, in the case of any such merger or consolidation, the Voting Stock of the Company that is outstanding immediately prior to such transaction is changed into or exchanged for cash, securities or property, unless pursuant to such transaction such Voting Stock is changed into or exchanged for, in addition to any other consideration, Voting Stock of the surviving corporation that represents immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted

Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income, earnings or expense relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be prepared in accordance with
Article 11 of Regulation S-X promulgated by the SEC as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus (a) to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) the amount of all dividends in respect of all

Disqualified Stock of the Company and the amount of all dividends in respect of all Preferred Stock of Subsidiaries of the Company, in each case held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary to the extent such interest is actually paid (directly or indirectly) by the Company or any Restricted Subsidiary; provided, however, that if a default entitling the holders of such Indebtedness to accelerate the maturity thereof has occurred and is continuing, all interest accruing on such Indebtedness shall be included in Consolidated Interest Expense, whether or not actually paid by the Company or any Restricted Subsidiary; and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, minus (b) total interest income of the Company and its consolidated Restricted Subsidiaries.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries, plus the amount of any LIFO charge applicable to the Company and its Restricted Subsidiaries, minus the amount of any LIFO credit applicable to the Company and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net
Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income up to the aggregate amount of cash contributed or required to be contributed by the Company or a Restricted Subsidiary to such Person in respect of such net loss during such period; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom

Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company (for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture) prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control."

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "EBITDA" for any period means Consolidated Net Income, plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense and (d) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (ii) statements and pronouncements of the Financial Accounting Standards Board (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. In the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness, but the entire face amount of such security shall be deemed incurred upon the issuance of such security.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) Guarantees of Indebtedness of other Persons; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such

Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and
(viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock (other than Disqualified Stock) issued by the acquiring Person) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary or Joint Venture shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors; provided, however, that for purposes of this clause (ii), "property" shall not include the right to use any patents, copyrights or trademarks owned by the Company or any Restricted Subsidiary in the territory in which such Unrestricted Subsidiary or Joint Venture operates or proposes to operate.

     "Issue Date" means the date on which the Senior Notes are originally issued.

     "Joint Venture" means a Person in which a Joint Venture Investment has been made by the Company or any Restricted Subsidiary.

     "Joint Venture Investment" means any Investment by the Company or a Restricted Subsidiary in any Person primarily engaged or preparing to engage in a Related Business if, immediately after giving effect to such Investment, the Company or a Restricted Subsidiary will own at least 20% of the outstanding Capital Stock (including at least 20% of the outstanding Voting Stock) of such Person and will have the right (whether through the ownership of voting securities, by contract or otherwise) to exercise substantial control over the management and policies of such Person (as determined in good faith by the Board of Directors).

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of
(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock;" and (ix) Joint Venture Investments and Investments in Unrestricted Subsidiaries primarily engaged in a Related Business; provided, however, that, in the case of this clause (ix), (A) the aggregate amount of all such Investments (in each case net of all dividends, repayments of loans or advances or other transfers of assets by such Joint Venture or Unrestricted Subsidiary to the Company, provided that the foregoing amounts shall not exceed, for any Investment, the amount of Investments previously made in such Joint Venture or Unrestricted Subsidiary) shall not exceed $60 million at the time of (and after giving effect to) any such Investment and (B) such Investments shall not be included in the calculation of the amount of Restricted Payments. The amount referred to in clause (ix)(A) above shall be increased by 50% of the fair market value (as determined in good faith by the Board of Directors) of any Additional Assets acquired by the Company or any Restricted Subsidiary subsequent to the Issue Date in exchange for Capital Stock of the Company (other than Disqualified Stock); provided, however, that the amount referred to in clause (ix)(A) above shall not be increased pursuant to this sentence by the fair market value of any Additional Assets that constitute Net Cash Proceeds that increase the amount of Restricted Payments permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" pursuant to clause (a)(3)(B) thereof.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (i) the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred and (ii) the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; provided further, however, that, notwithstanding subclause (f)(ii) above, "Permitted Liens" shall include a Lien created in connection with a Sale/Leaseback Transaction with respect to the 20,000 ton hydraulic forging press installed at the Company's Houston, Texas facility so long as such Lien satisfies subclause (f)(i) above and is entered into on or prior to May 31, 1999; (g) Liens on cash, cash equivalents, accounts receivable, inventory, general intangibles (to the extent necessary to realize on such accounts receivable and inventory) and bank accounts of the Company or any Restricted Subsidiary, and proceeds of the foregoing, to secure Indebtedness permitted under the provisions described in clause (b)(1) under "-- Certain Covenants -- Limitation on Indebtedness of the Company" or clause (a) under "-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;" (h) Liens on any assets of the U.K. Subsidiary to secure Indebtedness permitted under the provisions described in clause (b) under "-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;" (i) Liens existing on the Issue Date (other than Liens described in clause (h)); (j) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (l) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (m) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; and (n) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (i), (j) and (k); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (i), (j) or (k) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (j) or (k) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain
Covenants -- Limitation on Sale of Assets and Subsidiary Stock."

     "Permitted Receivables Financing" means (a) the Receivables Facility and
(b) any subsequent financing secured substantially by accounts receivables (and related assets) originated by the Company and any Restricted Subsidiary; provided, however, that (i) such subsequent receivables financing has a later or equal final maturity and a longer or equal weighted average life than the Receivables Facility, (ii) all sales of receivables to or by the Receivables Subsidiary shall be made at fair market value (as determined in good faith by the Board of Directors) and the interest rate, covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Board of Directors), and (iii) such financing shall be non-recourse to the Company and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Purchase Money Indebtedness" mean Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such asset by the Company or Restricted Subsidiary.

     "Receivables Credit Agreement" means the Revolving Credit Agreement dated as of May 20, 1994, among Wyman-Gordon Receivables Corporation, the lenders party thereto and Fleet Bank, N.A., as Issuing Bank, Facility Agent and Collateral Agent.

     "Receivables Facility" means the receivables facility made available pursuant to the Receivables Credit Agreement and the Receivables Purchase and Sale Agreement.

     "Receivables Purchase and Sale Agreement" means the Receivables Purchase and Sale Agreement dated as of May 20, 1994, among Wyman-Gordon Receivables Corporation, as Purchaser, the Company and certain Subsidiaries, as Sellers, and the Company, as Servicer.

     "Receivables Subsidiary" means Wyman-Gordon Receivables Corporation or any other bankruptcy-remote, special-purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity (a) of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person or (b) of which (x) at least 50% of the Capital Stock and (y) the power to elect or direct the election of a majority of the board of directors, managers or trustees (or other similar governing body) is at the time owned or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Subsidiary that has issued a Subsidiary Guaranty.

     "Subsidiary Guaranty" means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Senior Notes.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "a" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by an registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "a-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "a" by Standard & Poor's Ratings Group or "a" by Moody's Investors Service, Inc.

     "U.K. Credit Facility" means the credit facility made available pursuant to the Credit Agreement dated as of November 28, 1994, among the U.K. Subsidiary and the lenders party thereto, as the same may be amended, waived, modified, Refinanced or replaced from time to time (except to the extent that any such amendment, waiver, modification, replacement or Refinancing would be prohibited by the terms of the Indenture).

     "U.K. Subsidiary" means Wyman-Gordon Limited, a corporation organized under the laws of England and Wales.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under

"-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness of the Company" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summaries of certain other indebtedness should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus Supplement.

INDUSTRIAL REVENUE BOND

     In December 1996, Scaled Manufacturing borrowed the proceeds of an IRB amounting to $6,000,000. The IRB bears an interest rate approximating 3.90% fluctuating weekly. $400,000 matures in December 1998 and thereafter $800,000 annually until the IRB is paid off. The Company maintains a letter of credit issued by Fleet National Bank to guarantee Scaled Manufacturing's payment of the IRB. The proceeds of the IRB are restricted for the construction of the Scaled Manufacturing facility in Montrose, Colorado. As of August 31, 1997, cash and cash equivalents includes $1,625,000 restricted for such use. At August 31, 1997, the carrying value approximates the fair value of the IRB.

RECEIVABLES FINANCING PROGRAM

     On May 20, 1994, the Company entered into a receivables securitization facility, through a new subsidiary, Wyman-Gordon Receivables Corporation ("WGRC"), with a group of five banks led by Fleet National Bank (the "Receivables Financing Program"). WGRC is a separate corporate entity from Wyman-Gordon Company and its other subsidiaries, with its own separate creditors. WGRC's business is the purchase of accounts receivable from Wyman-Gordon Company and certain of its subsidiaries ("Sellers"), and neither WGRC on the one hand nor the Sellers (or subsidiaries or affiliates of the Sellers) on the other have agreed to pay or make their assets available to pay creditors of others. WGRC's creditors have a claim on its assets prior to those assets becoming available to any creditors of any of the Sellers. The facility provides for a total commitment by the banks of up to $65,000,000, including a letter of credit subfacility of up to $35,000,000. The rate of interest on borrowings will be at the Company's option either LIBOR plus 0.625% or the lead bank's base rate. The Receivables Financing Program permits borrowings and repayments on a revolving basis prior to January 20, 1999 or such earlier time as certain termination events occur. A commitment fee of 0.4% per annum is payable quarterly on the unused amount of the Receivables Financing Program. The Receivables Financing Program contains covenants, representations and warranties customary for such facilities. The Company will act as the servicer of any receivables transferred to WGRC pursuant to the Receivables Financing Program.

     There were no borrowings outstanding under the Receivables Financing Program at August 31, 1997, May 31, 1997 and May 31, 1996. At August 31, 1997, May 31, 1997 and May 31, 1996, the Company had outstanding $6,890,000, $7,007,000 and $9,395,000, respectively, in letters of credit under the Receivables Financing Program. As of August 31, 1997, availability based on eligible receivables was $57,700,000.

U.K. CREDIT AGREEMENT

     Wyman-Gordon Limited, the Company's subsidiary located in Livingston, Scotland, entered into the U.K. Credit Agreement with Clydesdale effective June 27, 1997. The maximum borrowing capacity under the U.K. Credit Agreement is L2,000,000 (approximately $3,200,000) with separate letter of credit and guarantee limits of L1,000,000 (approximately $1,600,000) each. Borrowings bear interest at 1% over Clydesdale's base rate. In the event that borrowings by way of overdraft are allowed to exceed the agreed limit, interest on the excess borrowings will be charged at the rate of 1.5% per annum over Clydesdale's base rate. The U.K. Credit Agreement is secured by all present and future assets of Wyman Gordon Limited (including without limitation, accounts receivable, inventory, property, plant and equipment, intellectual property, intercompany loans, and other real and personal property. The U.K. Credit Agreement contains covenants, representations and warranties customary for such facilities. The U.K. Agreement will terminate in May 1998. There were no borrowings outstanding at August 31, 1997,

May 31, 1997 or May 31, 1996. At August 31, 1997, May 31, 1997 and May 31, 1996,
Wyman-Gordon Limited had outstanding L700,000 (approximately $1,134,000), L935,000 (approximately $1,534,000) and L669,000 (approximately $1,037,000), respectively, of letters of credit or guarantees under the U.K. Credit
Agreement.

10 3/4% NOTES

     If any of the 10 3/4% Notes remain outstanding following the Tender Offer, they will be entitled to certain protections contained in the indenture governing such 10 3/4% Notes, (as amended by the Supplemental Indenture), including (i) a covenant requiring the Company to offer to purchase the outstanding 10 3/4% Notes at a price of 101% of the principal amount thereof plus accrued and unpaid interest thereon upon the occurrence of certain change of control events, and (ii) a covenant requiring the Company to maintain its properties in normal working order and condition.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following discussion summarizes, subject to the limitations set forth below, the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Senior Notes. The discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the Senior Notes. Except as otherwise described herein, this discussion applies both to a person who is (i) a citizen or resident of the United States for U.S. Federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a person whose worldwide income and gain is otherwise subject to U.S. Federal income tax on a net income basis (a "U.S. Holder") and a person who is not a U.S. Holder (a "Non-U.S. Holder"). This discussion deals only with the Senior Notes held as capital assets (within the meaning of Section 1221 of the Code) by holders and does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, or persons that hold Senior Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, a constructive sale transaction, conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. Moreover, the effect of any applicable state, local or foreign tax laws, or any estate or gift tax laws, is not discussed.

     Goodwin, Procter & Hoar LLP, counsel to the Company, has reviewed the following discussion and is of the opinion that, to the extent that it constitutes matters of law or legal conclusions or purports to describe certain provisions of the U.S. Federal tax laws, the following discussion is a correct summary in all material respects of the matters discussed therein.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH INVESTOR'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES.

U.S. HOLDERS: INTEREST, ORIGINAL ISSUE DISCOUNT

     A U.S. Holder of a Senior Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned with respect to a Senior Note in accordance with the U.S. Holder's regular method of tax accounting. Although the Senior Notes may be issued at a price that is less than their stated principal amount, the discount is not expected to exceed 0.25% of the stated redemption price at maturity multiplied by the number of whole years to maturity. Therefore, for U.S. Federal income tax purposes, the amount of original issue discount on the Senior Notes that is attributable to the difference between their purchase price and their stated redemption price is considered to be de minimis and is treated as zero.

     According to the Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a Holder (or the timing of such recognition) if the likelihood of the change, as of the date the Senior Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Senior Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. Because the amount of original issue discount on the Senior Notes without regard to any change in the interest rate paid thereon is de minimis, and because the likelihood of a change in the interest rate on the Senior Notes is remote, the Senior Notes will not have original issue discount. However, if the interest rate on the Senior Notes did, in fact, change, then the Senior Notes would be treated as having been retired and reissued for purposes of determining whether the original issue discount rules would thereafter apply to them. The effect of the above rules is that any increased amount of interest attributable to a change in the interest rate on the Senior Notes would be included in income over the remaining term of the Senior Notes, possibly in advance of the receipt of cash relating thereto.

U.S. HOLDERS: MARKET DISCOUNT, ACQUISITION PREMIUM

     If a U.S. Holder acquires a Senior Note for an amount that is less than the sum of all payments (other than payments with respect to stated interest) due with respect to such Senior Note at the time of acquisition, the amount of such difference will be treated as "market discount" for U.S. Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Senior Note as ordinary income to the extent that such gain does not exceed the accrued market discount on such Senior Note. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such U.S. Holder had sold such Senior Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Senior Note or the earlier disposition of the Senior
Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Senior Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Senior Note, unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such an election is applicable only to the Senior Note with respect to which it is made and is irrevocable. A U.S. Holder of a Senior Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant yield to maturity basis), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. Holder that purchases a Senior Note for an amount in excess of the sum of all payments (other than payments with respect to stated interest) due with respect to such Senior Note will be considered to have purchased the Senior Note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the Senior Note on a constant yield to maturity basis. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Senior Note. A U.S. Holder that elects to amortize such premium must also reduce its tax basis in a Senior Note by the amount of premium amortized during its holding period. Bond premium on a Senior Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Senior Note. The election to amortize premium on a constant yield to maturity basis once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies (other than debt instruments the interest on which is excludable from gross income) and may not be revoked without the consent of the IRS.

     Proposed regulations have been issued that, if finalized in their current form, would require that a U.S. Holder that purchases a Senior Note at a premium, and elects to amortize such premium, must amortize such premium under a constant yield to maturity basis. As proposed, these rules will be applicable to debt instruments acquired on or after 60 days after the regulations are published in final form. However, under the proposed rules, certain holders may elect to apply the new rules to all Senior Notes held on or after the first day of the taxable year that contains the day which is 60 days after the regulations are published in final form.

U.S. HOLDERS: SALE OR REDEMPTION

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Senior Note will be a taxable event for U.S. Federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between
(i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder's adjusted tax basis therein. A U.S. Holder's adjusted tax basis for a Senior Note generally will be the U.S. Holder's purchase price for the Senior
Note increased by amounts includible in income by the U.S. Holder as market discount and reduced by any amortized premium. Except with respect to accrued market discount or accrued and unpaid interest (which will constitute ordinary income), such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Senior Note will have been held by the U.S. Holder for more than 12 months at the time of such sale, exchange, redemption or other disposition. For certain non-corporate holders, the excess of net long-term capital gains over net short-term capital losses is taxed at one or two preferential rates depending on whether the underlying Senior Note has been held for more than 18 months at the time of such sale, exchange, redemption or other disposition. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

NON-U.S. HOLDERS

     Subject to the discussion of "backup" withholding below, payments of principal, if any, and interest by the Company or its agent (in its capacity as such) to any holder who is a beneficial owner of a Senior Note but is not a U.S. Holder will not be subject to U.S. Federal withholding tax provided, in the case of interest that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not a controlled foreign corporation for U.S. Federal income tax purposes that is related to the Company through stock ownership, (iii) such interest payments are not effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States, and (iv) either (A) the beneficial owner of the Senior Note certified to the Company or its agent on a properly completed Form W-8 (or substitute Form W-8), under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certified to the Company or its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner. A holder of a Senior Note who is not a U.S. Holder, and who does not meet the requirements of the preceding sentence, would generally be subject to U.S. Federal withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on payments of interest on the Senior Notes.

     If payments of interest on the Senior Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such holder, although exempt from U.S. Federal withholding tax as discussed in the preceding paragraph (or by reason of the delivery of properly completed Form 4224), will be subject to U.S. Federal income tax on such interest and on any gain realized on the sale, exchange or other dispositions of a Senior Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

     Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Senior Note by a Non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes unless
(i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met, or (iii) such Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a Senior Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his correct taxpayer identification number (i.e., social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a holder of a Senior Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in clause (iv) in the first paragraph under "-- Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     Payments of the proceeds from the sale by a holder who is a Non-U.S. Holder of a Senior Note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, U.S. information reporting may apply to such payments. Payments of the proceeds from the sale of a Senior Note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from U.S. information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's U.S. federal income tax liability.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to issue and sell to the Underwriter listed below and the Underwriter has agreed to purchase, the principal amount of Senior Notes set forth below.

                                                                     PRINCIPAL
                                                                     AMOUNT OF
                                 UNDERWRITER                       SENIOR NOTES
            -----------------------------------------------------  -------------
            Salomon Brothers Inc.................................  $100,000,000

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions set forth therein. The Underwriter will be obligated to purchase all the Senior Notes offered hereby if any Senior Notes are purchased.

     The Company has been advised by the Underwriter that it proposes initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.50% of the principal amount of the Senior Notes. The Underwriter may allow, and such dealers may reallow, a concession not in excess of 0.25% of such principal amount to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof.

     The Underwriter has advised the Company that it presently intends to make a market in the Senior Notes, as permitted by applicable laws and regulations, although it is under no obligation to do so. There is no existing market for the Senior Notes and there can be no assurance that a market will develop. See "Risk Factors -- Lack of Public Market."

     In connection with this Offering, the Underwriter and members of the selling group and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Senior Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase Senior Notes for the purposes of stabilizing their market price. The Underwriter also may create a short position for its account by selling more Senior Notes in connection with this Offering than it is committed to purchase from the Company, and in such case may purchase Senior Notes in the open market following completion of this Offering to cover all or a portion of such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Senior Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     Salomon Brothers Inc has from time to time rendered investment banking and financial advisory services to the Company, for which it has received customary fees.

                                 LEGAL MATTERS

     The legality of the Senior Notes offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, counsel for the Company. Certain legal matters relating to the Offering will be passed upon for the Underwriter by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and its subsidiaries at May 31, 1997, and for each of the three years in the period ended May 31, 1997, appearing in or incorporated by reference in this Prospectus Supplement and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, and have been included or incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
UNAUDITED INTERIM FINANCIAL STATEMENTS OF THE COMPANY
  Consolidated Condensed Statements of Income for the three months ended August 31,
     1997 and August 31, 1996.........................................................   F-2
  Consolidated Condensed Balance Sheets at August 31, 1997 and May 31, 1997...........   F-3
  Consolidated Condensed Statements of Cash Flows for the three months ended August
     31, 1997 and August 31, 1996.....................................................   F-4
  Notes to Interim Consolidated Condensed Financial Statements........................   F-5
ANNUAL FINANCIAL STATEMENTS OF THE COMPANY
  Report of Independent Auditors......................................................   F-9
  Consolidated Statements of Income for the years ended May 31, 1997, 1996 and 1995...  F-10
  Consolidated Balance Sheets at May 31, 1997 and May 31, 1996........................  F-11
  Consolidated Statements of Cash Flows for the years ended May 31, 1997, 1996 and
     1995.............................................................................  F-12
  Consolidated Statements of Stockholders' Equity for the years ended May 31, 1997,
     1996 and 1995....................................................................  F-13
  Notes to Consolidated Financial Statements..........................................  F-14

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                       -------------------------
                                                                       AUGUST 31,     AUGUST 31,
                                                                          1997           1996
                                                                       ----------     ----------
                                                                        (000'S OMITTED, EXCEPT
                                                                            PER SHARE DATA)
Revenue..............................................................   $ 180,009      $ 134,235
Less:
  Cost of goods sold.................................................     146,764        122,744
  Selling, general and administrative expenses.......................      13,395         10,052
  Other charges (credits)............................................      (1,900)        15,779
                                                                        ---------      ---------
                                                                          158,259        148,575
                                                                        ---------      ---------
Income (loss) from operations........................................      21,750        (14,340)
                                                                        ---------      ---------
Other deductions (income):
  Interest expense...................................................       2,890          2,722
  Miscellaneous, net.................................................         331         (5,197)
                                                                        ---------      ---------
                                                                            3,221         (2,475)
                                                                        ---------      ---------
Income (loss) before income taxes....................................      18,529        (11,865)
Provision (benefit) for income taxes.................................       6,670        (19,680)
                                                                        ---------      ---------
Net income...........................................................   $  11,859      $   7,815
                                                                        =========      =========
Net income per share.................................................   $     .32      $     .21
                                                                        =========      =========
Shares used to compute net income per share..........................      37,421         36,619
                                                                        =========      =========

     The accompanying notes to the Interim Consolidated Condensed Financial
         Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                       AUGUST 31,     MAY 31,
                                                                          1997          1997
                                                                       ----------     --------
                                                                       (UNAUDITED)
                                                                           (000'S OMITTED)
ASSETS
Cash and cash equivalents............................................   $  26,584     $ 51,971
Accounts receivable..................................................     125,431      119,159
Inventories..........................................................     113,244       92,332
Other current assets.................................................      10,189        7,789
Deferred income taxes................................................       2,500        6,500
                                                                        ---------     --------
     Total current assets............................................     277,948      277,751
                                                                        ---------     --------
Property, plant and equipment, net...................................     162,077      153,737
Intangible assets....................................................      19,079       19,255
Other assets.........................................................       3,587        3,628
                                                                        ---------     --------
     Total assets....................................................   $ 462,691     $454,371
                                                                        =========     ========
LIABILITIES
Borrowings due within one year.......................................   $      77     $     77
Accounts payable.....................................................      63,687       62,092
Accrued liabilities and other........................................      44,391       49,377
                                                                        ---------     --------
     Total current liabilities.......................................     108,155      111,546
                                                                        ---------     --------
Restructuring, integration, disposal and environmental...............      18,452       18,172
Long-term debt.......................................................      96,154       96,154
Pension liability....................................................       1,092        1,102
Deferred income tax and other........................................      11,565       15,861
Postretirement benefits..............................................      46,632       47,138
STOCKHOLDERS' EQUITY
Preferred stock, no par value: authorized 5,000,000 shares; none
  issued.............................................................          --           --
Common stock issued -- 37,052,720 shares.............................      37,053       37,053
Capital in excess of par value.......................................      28,692       27,608
Retained earnings....................................................     126,816      114,957
Equity adjustments...................................................       2,205        2,763
Treasury stock, 774,141 and 1,001,199 shares at August 31, 1997 and
  May 31, 1997.......................................................     (14,125)     (17,983)
                                                                        ---------     --------
     Total stockholders' equity......................................     180,641      164,398
                                                                        ---------     --------
     Total liabilities and stockholders' equity......................   $ 462,691     $454,371
                                                                        =========     ========

     The accompanying notes to the Interim Consolidated Condensed Financial
         Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                       -------------------------
                                                                       AUGUST 31,     AUGUST 31,
                                                                          1997           1996
                                                                       ----------     ----------
                                                                            (000'S OMITTED)
Operating activities:
  Net income.........................................................   $  11,859      $   7,815
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization.................................       5,435          4,956
       Deferred taxes................................................       4,000             --
       Other charges.................................................          --         13,045
       Provision for equity investment...............................          --          2,734
       Changes in assets and liabilities:
          Accounts receivable........................................      (6,272)         5,261
          Tax and interest receivable................................          --        (20,258)
          Inventories................................................     (20,912)        (7,723)
          Prepaid expenses and other assets..........................      (2,359)           709
          Accrued restructuring, disposal and environmental..........        (392)          (782)
          Income and other taxes.....................................       1,943         (4,343)
          Accounts payable and accrued liabilities...................      (7,164)         2,241
                                                                        ---------      ---------
     Net cash provided (used) by operating activities................     (13,862)         3,655
                                                                        ---------      ---------
Investing activities:
  Capital expenditures...............................................     (13,673)        (7,184)
  Proceeds from sale of fixed assets.................................         222            323
  Other, net.........................................................        (716)          (413)
                                                                        ---------      ---------
     Net cash used by investing activities...........................     (14,167)        (7,274)
                                                                        ---------      ---------
Financing activities:
  Payment to Cooper Industries, Inc. ................................      (2,300)            --
  Net proceeds from issuance of common stock.........................       4,942          1,389
                                                                        ---------      ---------
     Net cash provided by financing activities.......................       2,642          1,389
                                                                        ---------      ---------
Decrease in cash.....................................................     (25,387)        (2,230)
Cash, beginning of period............................................      51,971         30,134
                                                                        ---------      ---------
Cash, end of period..................................................   $  26,584      $  27,904
                                                                        =========      =========

     The accompanying notes to the Interim Consolidated Condensed Financial
         Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

A.  BASIS OF PRESENTATION

     In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly its financial position at August 31, 1997 and its results of operations and cash flows for the three months ended August 31, 1997 and August 31, 1996. All such adjustments are of a normal recurring nature.

     The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with Article 10 of Securities and Exchange Commission Regulation S-X and, therefore, do not include all information and footnotes necessary for a fair presentation of the financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In conjunction with its May 31, 1997 Annual Report on Form 10-K, the Company filed audited consolidated financial statements which included all information and footnotes necessary for a fair presentation of its financial position at May 31, 1997 and 1996 and its results of operations and cash flows for the years ended May 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles. Where appropriate, prior period amounts have been reclassified to permit comparison.

B.  ADOPTION OF RECENT ACCOUNTING STANDARDS

     Two new accounting rules, FAS 130 - Reporting Comprehensive Income and FAS 131 - Disclosures about Segments of an Enterprise and Related Information were issued in June 1997. The implementation of FAS 130 will require that the components of comprehensive income be reported in the financial statements. The implementation of FAS 131 will require the disclosure of segment information utilizing the approach that the Company uses to manage its internal organization. The Company is currently assessing the impact that the new standards will have on its financial statements. Implementation of both of these new standards is required for the year ending May 31, 1999 ("fiscal year 1999").

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), which is required to be adopted for both interim and annual periods ending after December 15, 1997. In the third quarter of fiscal year 1998, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under SFAS 128, the dilutive effect of common stock equivalents will be excluded in calculating basic earnings per share. All dilutive securities will be considered in the presentation of diluted earnings per share under SFAS 128. There is no material impact on earnings per share for the quarter ended August 31, 1997 and 1996 calculated under SFAS 128.

C.  INVENTORIES

     Inventories consisted of:

                                                               AUGUST 31,     MAY 31,
                                                                  1997          1997
                                                               ----------     --------
                                                                   (000'S OMITTED)
        Raw material.........................................   $  51,486     $ 36,990
        Work-in-process......................................      67,619       61,741
        Other................................................       7,138        6,906
                                                                ---------     --------
                                                                  126,243      105,637
        Less progress payments...............................      12,999       13,305
                                                                ---------     --------
                                                                $ 113,244     $ 92,332
                                                                =========     ========

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

     If all inventories valued at LIFO cost had been valued at the lower of first-in, first-out (FIFO) cost or market which approximates current replacement cost, inventories would have been $18,262,000 higher than reported at August 31, 1997 and May 31, 1997.

     There were no LIFO inventory credits or charges to cost of goods sold in the three months ended August 31, 1997 or August 31, 1996.

D.  COMMITMENTS AND CONTINGENCIES

     At August 31, 1997, certain lawsuits arising in the normal course of business were pending. In the opinion of management, the outcome of these legal matters will not have a material adverse effect on the Company's financial position and results of operations.

     The Company is subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole.

     The Company had foreign exchange contracts totaling approximately $34,815,000 at August 31, 1997. These contracts hedge certain normal operating purchase and sales transactions. The exchange contracts generally mature within six months and require the Company to exchange U.K. pounds for non-U.K. currencies or non-U.K. currencies for U.K. pounds. Transaction gains and losses included in the Consolidated Condensed Statements of Income for the three months ended August 31, 1997 and 1996 were not material.

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas facility of WGFI, a wholly-owned subsidiary of the Company. The accident occurred while a crew of ten men was performing maintenance on the accumulator system that supplies hydraulic power for WGFI's 35,000 ton press. The maintenance required that the system be completely depressurized which the crew believed to be the case. However, subsequent examination has shown that a valve on one of the pressure vessels was closed thereby containing pressure in that vessel.

     The crew was in the process of removing the bolts on the vessel when the few remaining bolts could no longer hold the pressure and the lid was blown off, killing eight crew members and seriously injuring two others. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident as well as from some current employees.

     OSHA conducted an investigation of the accident. On June 18, 1997, WGFI reached an agreement with OSHA, settling citations resulting from the accident. Under the terms of the settlements, WGFI agreed to pay a fine of $1.8 million and not to contest the OSHA citations. The $1.8 million fine was paid in the first quarter of fiscal year 1998.

     The injured workers and the decedents' families have all retained attorneys who notified the Company that they intend to assert claims against the Company on behalf of their clients. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident as well as from one current employee. The Company has cooperated with attorneys for the decedents' families by providing them information and allowing them and their experts access to Company facilities.

     To date, the Company has agreed in principle to settle all claims that could be brought by two of the decedent's families on terms acceptable to the Company and its insurance carriers. The Company thus far has been unable to achieve settlements with the other claimants, and, on October 24, 1997, a lawsuit

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
was filed in the District Court of Harris County, Texas, on behalf of three of the decedents' families against the Company, WGFI and Cooper-Cameron Corporation, as successor in interest to the manufacturer of the valve.

     In general under Texas statutory law, an employee's exclusive remedy against an employer for an on-the-job injury is the benefits of the Texas Workers Compensation Act. WGFI, the employer of the deceased employees, has workers compensation insurance coverage and the injured employees and beneficiaries of the deceased employees are receiving workers compensation payments. Under applicable law, however, statutory beneficiaries of employees killed in the course and scope of their employment may recover punitive (but not compensatory) damages in excess of workers compensation benefits. However, to do so they must prove that the employer was grossly negligent. The protection of the workers compensation exclusive remedy provision may not extend to the Company as parent corporation of WGFI. Therefore, with regard to the October 24, 1997 lawsuit and any future lawsuits brought on behalf of those killed or injured in the Houston accident or their families against the Company, if (i) the court finds that the Company had a legal duty to WGFI and its employees,
(ii) the evidence supports a finding that the Company acted negligently in its duty to WGFI and its employees and (iii) such negligence had a causal connection with the accident, the plaintiffs might be able to recover compensatory damages against the Company. If it is shown that the Company's conduct amounted to gross neglect, and that conduct is found to be a cause of the accident, the plaintiffs may be able to recover punitive damages against the Company.

     It is not possible at this time to determine the extent, if any, to which WGFI or the Company could be held liable in connection with the accident. The Company maintains general liability and employer's liability insurance for itself and its subsidiaries under various policies with aggregate coverage limits of approximately $29 million. While WGFI has tendered the defense of the various claims to the Company's insurance carriers, there can be no assurance that the full insurance coverage will be available. Counsel for the Company has been engaged for several months in settlement discussions with attorneys representing the decedents' families. At this time, however, only two of the decedents' families (and none of the other claimants or potential claimants) have agreed to settle any claims against the Company and/or WGFI relating to the accident. If the Company is not successful in settling the remaining claims on terms acceptable to the Company, the Company anticipates that more lawsuits relating to the accident will be filed against it and WGFI. Based on the Company's experience in the settlement negotiations to date, the Company believes that there is a substantial risk that the pending and threatened claims will not be settled for an aggregate amount within its insurance coverage limits. The Company anticipates that, like the currently pending lawsuit, any additional lawsuits will include claims for alleged compensatory as well as punitive damages that in the aggregate could substantially exceed the Company's available insurance coverage. The Company intends to vigorously defend all lawsuits that have been or may be filed relating to the accident. However, if one or more such lawsuits were to be prosecuted successfully by the plaintiffs and a judgment were to be obtained by one or more plaintiffs in such lawsuits and sustained on appeal, litigation costs, including the cost of pursuing any appeals, and the cost of paying such a judgment, to the extent not covered by insurance, could have a material adverse effect on the Company's financial condition and the results of operations, particularly if any such judgment includes awards for punitive damages.

     The costs of the accident through May 31, 1997 were approximately $11.9 million, including substantial property damage at the Houston facility and costs of business interruption as a result of the 35,000 ton press having been out of operation until the first week of March 1997. The Company has recovered $6.9 million under property damage and business interruption insurance policies it maintains leaving approximately $5.0 million of costs that were recorded in fiscal year 1997. As of August 31, 1997, the Company has not incurred any additional costs and does not anticipate any future costs related to the accident.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

E.  OTHER CHARGES (CREDITS)

     In the three months ended August 31, 1997, the Company recorded other credits of $1,900,000 resulting from the disposal of a building held for sale.

     In the three months ended August 31, 1996, the Company recorded other charges of $15,779,000. Such other charges include $4,600,000 to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts forging facility and $3,400,000 to write-off and dispose of certain forging equipment. Other charges also include $2,300,000 to reduce the carrying value of certain assets of the Company's titanium castings operations, $2,485,000 to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture, $250,000 relating to expenditures for an investment in another joint venture and $2,745,000 to reduce the carrying value of the cash surrender value of certain company-owned life insurance policies.

                              WYMAN-GORDON COMPANY

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Wyman-Gordon Company:

     We have audited the accompanying consolidated balance sheets of Wyman-Gordon Company and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1997. Our audits also included the financial statement schedule of Wyman-Gordon Company listed in Item 14(a). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman-Gordon Company and subsidiaries at May 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           /s/ Ernst & Young LLP
Boston, Massachusetts
June 23, 1997

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            YEAR         YEAR         YEAR
                                                           ENDED        ENDED        ENDED
                                                          MAY 31,      MAY 31,      MAY 31,
                                                            1997         1996         1995
                                                          --------     --------     --------
                                                           (000'S OMITTED, EXCEPT PER SHARE
                                                                        DATA)
Revenue.................................................  $608,742     $499,624     $396,639
                                                          --------     --------     --------
Cost of goods sold......................................   511,108      421,492      347,251
Selling, general and administrative expenses............    44,229       37,716       36,380
Other charges (credits).................................    23,083        2,717         (710)
                                                          --------     --------     --------
                                                           578,420      461,925      382,921
                                                          --------     --------     --------
Income from operations..................................    30,322       37,699       13,718
                                                          --------     --------     --------
Other deductions (income):
  Interest expense......................................    10,822       11,272       11,027
  Miscellaneous, net....................................    (4,843)       1,193        1,652
                                                          --------     --------     --------
                                                             5,979       12,465       12,679
                                                          --------     --------     --------
Income before income taxes..............................    24,343       25,234        1,039
Provision (benefit) for income taxes....................   (25,680)          --           --
                                                          --------     --------     --------
Net income..............................................  $ 50,023     $ 25,234     $  1,039
                                                          ========     ========     ========
Net income per share....................................  $   1.36     $    .70     $    .03
                                                          ========     ========     ========
Shares used to compute net income per share.............    36,879       36,128       35,148
                                                          ========     ========     ========

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       MAY 31,      MAY 31,
                                                                         1997         1996
                                                                       --------     --------
                                                                          (000'S OMITTED)
ASSETS
  Cash and cash equivalents..........................................  $ 51,971     $ 30,134
  Accounts receivable................................................   119,159       94,928
  Inventories........................................................    92,332       65,873
  Prepaid expenses...................................................     7,789       14,338
  Deferred income taxes..............................................     6,500           --
                                                                       --------     --------
          Total current assets.......................................   277,751      205,273
                                                                       --------     --------
  Property, plant and equipment, net.................................   153,737      138,308
  Intangible assets..................................................    19,255       19,899
  Other assets.......................................................     3,628       12,410
                                                                       --------     --------
          Total assets...............................................  $454,371     $375,890
                                                                       ========     ========
LIABILITIES
  Borrowings due within one year.....................................  $     77     $     77
  Accounts payable...................................................    62,092       40,484
  Accrued liabilities and other......................................    49,377       48,178
                                                                       --------     --------
          Total current liabilities..................................   111,546       88,739
                                                                       --------     --------
  Restructuring, integration, disposal and environmental.............    18,172       18,275
  Long-term debt.....................................................    96,154       90,231
  Pension liability..................................................     1,102          871
  Deferred income taxes and other....................................    15,861       18,544
  Postretirement benefits............................................    47,138       49,287
STOCKHOLDERS' EQUITY
  Preferred stock, no par value: authorized 5,000,000 shares; none
     issued..........................................................        --           --
  Common stock, par value $1.00 per share:
     Authorized 70,000,000 shares; issued 37,052,720.................    37,053       37,053
  Capital in excess of par value.....................................    27,608       33,291
  Retained earnings..................................................   114,957       64,934
  Equity adjustments.................................................     2,763          719
  Treasury stock, 1,001,199 and 1,480,448 shares at May 31, 1997
     and 1996........................................................   (17,983)     (26,054)
                                                                       --------     --------
          Total stockholders' equity.................................   164,398      109,943
                                                                       --------     --------
          Total liabilities and stockholders' equity.................  $454,371     $375,890
                                                                       ========     ========

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR           YEAR          YEAR
                                                             ENDED          ENDED          ENDED
                                                            MAY 31,        MAY 31,        MAY 31,
                                                              1997           1996          1995
                                                          ------------   ------------   -----------
                                                                       (000'S OMITTED)
OPERATING ACTIVITIES:
Net income..............................................    $ 50,023       $ 25,234       $ 1,039
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Depreciation and amortization......................      20,872         17,428        18,122
     Deferred income taxes..............................      (6,500)            --            --
     Other charges (credits)............................      19,145            846        (2,100)
     Losses of equity investment........................       2,734          1,871         1,390
Changes in assets and liabilities:
  Accounts receivable...................................     (24,430)       (15,709)       (2,200)
  Inventories...........................................     (27,235)        12,940       (13,076)
  Prepaid expenses and other assets.....................       4,754          3,118        11,542
  Accrued restructuring, integration, disposal and
     environmental......................................      (3,950)        (6,837)      (14,646)
  Income and other taxes payable........................      (5,241)         3,631           628
  Accounts payable and accrued and other liabilities....      17,839         (7,250)        7,073
                                                            --------       --------       -------
     Net cash provided by operating activities..........      48,011         35,272         7,772
                                                            --------       --------       -------
INVESTING ACTIVITIES:
  Investment in acquired subsidiaries...................          --             --        (3,591)
  Capital expenditures..................................     (34,123)       (18,331)      (18,714)
  Proceeds from sale of fixed assets....................         559          1,718         1,563
  Other, net............................................        (921)        (1,664)         (415)
                                                            --------       --------       -------
     Net cash used by investing activities..............     (34,485)       (18,277)      (21,157)
                                                            --------       --------       -------
FINANCING ACTIVITIES:
  Cash paid to Cooper Industries for factored accounts
     receivable.........................................          --             --       (20,561)
  Borrowings (repayments) of debt.......................       5,923         (3,915)        3,761
  Net proceeds from issuance of common stock............       7,325          3,198         1,862
  Repurchase of common stock............................      (4,937)            --            --
                                                            --------       --------       -------
     Net cash provided (used) by financing activities...       8,311           (717)      (14,938)
                                                            --------       --------       -------
Increase (decrease) in cash.............................      21,837         16,278       (28,323)
Cash, beginning of period...............................      30,134         13,856        42,179
                                                            --------       --------       -------
Cash, end of period.....................................    $ 51,971       $ 30,134       $13,856
                                                            ========       ========       =======

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK
                                     ----------------   CAPITAL IN
                                     SHARES     PAR      EXCESS OF    RETAINED     EQUITY      TREASURY
                                     ISSUED    VALUE     PAR VALUE    EARNINGS   ADJUSTMENTS    STOCK      TOTALS
                                     ------   -------   -----------   --------   -----------   --------   --------
                                                                    (000'S OMITTED)
Balance, May 31, 1994..............  36,903   $36,903     $43,884     $ 38,661     $(5,408)    $(41,557)  $ 72,483
  Net income.......................                                      1,039                               1,039
  Stock plans......................     150       150      (2,354)                                3,355      1,151
  Savings/Investment Plan match....                        (1,412)                                2,123        711
  Pension equity adjustment........                                                  3,952                   3,952
  Currency translation.............                                                  1,519                   1,519
                                     ------   -------     -------     --------     -------     --------   --------
Balance, May 31, 1995..............  37,053    37,053      40,118       39,700          63      (36,079)    80,855
  Net income.......................                                     25,234                              25,234
  Stock plans......................                        (6,486)                                8,626      2,140
  Savings/Investment Plan match....                          (341)                                1,399      1,058
  Pension equity adjustment........                                                  1,403                   1,403
  Currency translation.............                                                   (747)                   (747)
                                     ------   -------     -------     --------     -------     --------   --------
Balance, May 31, 1996..............  37,053    37,053      33,291       64,934         719      (26,054)   109,943
  Net income.......................                                     50,023                              50,023
  Stock plans......................                        (5,838)                               11,106      5,268
  Stock repurchase.................                                                              (4,937)    (4,937)
  Savings/Investment Plan match....                           155                                 1,902      2,057
  Pension equity adjustment........                                                    (23)                    (23)
  Currency translation.............                                                  2,067                   2,067
                                     ------   -------     -------     --------     -------     --------   --------
Balance, May 31, 1997..............  37,053   $37,053     $27,608     $114,957     $ 2,763     $(17,983)  $164,398
                                     ======   =======     =======     ========     =======     ========   ========

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company is engaged principally in the design, engineering, production and marketing of high-technology forged and investment cast metal and composite components used for a wide variety of aerospace and power generation applications.

     The Company maintains its books using a 52/53 week year ending on the Saturday nearest to May 31. For purposes of the consolidated financial statements, the year-end is stated at May 31. The years ended May 31, 1997 and 1996 consisted of 52 weeks. The year ended May 31, 1995 consisted of 53 weeks with the additional week included in the first quarter.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition: Sales and income are recognized at the time products are shipped.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications: Where appropriate, prior year amounts have been reclassified to permit comparison.

     Cash and Cash Equivalents: Cash equivalents include short-term investments with maturities of less than three months at the time of investment.

     Inventories: Inventories are valued at both the lower of first-in, first-out (FIFO) cost or market, or for certain forgings raw material and work-in-process inventories, the last-in, first-out (LIFO) method. On certain orders, usually involving lengthy raw material procurement and production cycles, progress payments received from customers are reflected as a reduction of inventories. Product repair costs are expensed as incurred.

     Long-Term, Fixed Price Contracts: A substantial portion of the Company's revenues is derived from long-term, fixed price contracts with major engine and aircraft manufacturers. These contracts are typically "requirements" contracts under which the purchaser commits to purchase a given portion of its requirements of a particular component from the Company. Actual purchase quantities are typically not determined until shortly before the year in which products are to be delivered. Losses on such contracts are provided when available information indicates that the sales price is less than a fully allocated cost projection.

     Depreciable Assets: Property, plant and equipment, including significant renewals and betterments, are capitalized at cost and are depreciated on the straight-line method. Generally, depreciable lives range from 10 to 20 years for land improvements, 10 to 40 years for buildings and 5 to 15 years for machinery and equipment. Tooling production costs are primarily classified as machinery and equipment and are capitalized at cost less associated reimbursement from customers and depreciated over 5 years. Depreciation expense amounted to $20,168,000, $16,723,000 and $17,417,000 in the years ended May 31, 1997, 1996 and 1995, respectively.

     Bank Fees: Bank fees and related costs of obtaining credit facilities are recorded as other assets and amortized over the term of the facilities.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net Income Per Share: Per-share data are computed based on the weighted average number of common shares outstanding during each year. Common stock equivalents related to outstanding stock options are included in per-share computations unless their inclusion would be antidilutive.

     Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing.

     The Company has approximately 1,100 active customers. However, the Company's accounts receivable are concentrated with a small number of Fortune 500 companies with whom the Company has longstanding relationships. Accordingly, management considers credit risk to be low. Five customers accounted for 47.7%, 47.3% and 50.0% of the Company's revenues during the years ended May 31, 1997, 1996 and 1995, respectively. General Electric Company ("GE") and United Technologies Corporation ("United Technologies") each accounted for 10%, or more, of the Company's revenues as follows:

                                            YEAR ENDED           YEAR ENDED           YEAR ENDED
                                           MAY 31, 1997    %    MAY 31, 1996    %    MAY 31, 1995    %
                                           ------------   ---   ------------   ---   ------------   ---
                                                       ($000'S OMITTED, EXCEPT PERCENTAGES)
GE.......................................    $156,764      26%    $134,830      27%    $101,261      26%
United Technologies......................      60,921      10       53,116      11       58,873      15

     Currency Translation: For foreign operations, the local currency is the functional currency. Assets and liabilities are translated at year-end exchange rates, and statement of income items are translated at the average exchange rates for the year. Translation adjustments are reported in equity adjustments as a separate component of stockholders' equity which also includes exchange gains and losses on certain intercompany balances of a long-term investment nature.

     Research and Development: Research and development expenses, including related depreciation, amounted to $2,895,000, $1,630,000 and $2,213,000 for the years ended May 31, 1997, 1996 and 1995, respectively.

     Intangible Assets: Intangible assets consist primarily of costs of acquired businesses in excess of net assets acquired and are amortized on a straight-line basis over periods up to 35 years. On a periodic basis, the Company estimates the future undiscounted cash flows of the businesses to which the costs of acquired businesses in excess of net assets acquired relate in order to ensure that the carrying value of such intangible asset has not been impaired.

     Accounting for Stock-Based Compensation: The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its employee stock options plans because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Impairment of Long-Lived Assets: Effective June 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 prescribes the accounting for the impairment of long-lived assets that are to be held and used in the business and similar assets to be disposed of. The adoption has not had a material effect on earnings or the financial position of the Company.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

B.  BALANCE SHEET INFORMATION

     Components of selected captions in the consolidated balance sheets follow:

                                                                  MAY 31,      MAY 31,
                                                                    1997         1996
                                                                  --------     --------
                                                                     (000'S OMITTED)
     PROPERTY, PLANT AND EQUIPMENT:
       Land, buildings and improvements.........................  $108,496     $101,356
       Machinery and equipment..................................   292,103      282,092
       Under construction.......................................    21,789       15,160
                                                                  --------     --------
                                                                   422,388      398,608
       Less accumulated depreciation............................   268,651      260,300
                                                                  --------     --------
                                                                  $153,737     $138,308
                                                                  ========     ========
     INTANGIBLE ASSETS:
       Pension intangible.......................................  $    937     $    876
       Costs in excess of net assets acquired...................    28,786       28,786
       Less: Accumulated amortization...........................   (10,468)      (9,763)
                                                                  --------     --------
                                                                  $ 19,255     $ 19,899
                                                                  ========     ========
     OTHER ASSETS:
       Cash surrender value of company-owned life insurance
          policies..............................................  $  1,041     $  5,445
       Other....................................................     2,587        6,965
                                                                  --------     --------
                                                                  $  3,628     $ 12,410
                                                                  ========     ========
     ACCRUED LIABILITIES AND OTHER:
       Accrued payroll and benefits.............................  $ 12,602     $ 10,880
       Restructuring, integration, disposal and environmental
          reserves..............................................     7,108        4,755
       Payroll and other taxes..................................     1,068        2,258
       Loss on long-term contracts..............................        --        3,387
       Other....................................................    28,599       26,898
                                                                  --------     --------
                                                                  $ 49,377     $ 48,178
                                                                  ========     ========

C.  INVENTORIES

     Inventories consisted of the following:

                                                                  MAY 31,      MAY 31,
                                                                    1997         1996
                                                                  --------     --------
                                                                     (000'S OMITTED)
     Raw material...............................................  $ 36,990     $ 21,608
     Work-in-process............................................    61,741       51,125
     Other......................................................     6,906        3,168
                                                                  --------     --------
                                                                   105,637       75,901
     Less progress payments.....................................    13,305       10,028
                                                                  --------     --------
                                                                  $ 92,332     $ 65,873
                                                                  ========     ========

     At May 31, 1997 and 1996 approximately 37.0% and 36.0%, respectively, of inventories are valued at LIFO cost. If all inventories valued at LIFO cost had been valued at FIFO cost or market which

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximates current replacement cost, inventories would have been $18,262,000 and $16,662,000 higher than reported at May 31, 1997 and 1996, respectively.

     LIFO inventory quantities increased in the year ended May 31, 1997. LIFO inventory quantities were reduced in each of the years ended May 31, 1996 and 1995, resulting in the liquidation of LIFO inventories carried at the lower costs prevailing in prior years compared with the cost of current purchases which has a favorable effect on income from operations. Inflation and deflation have negative and positive effects on income from operations, respectively. The effects of lower quantities and inflation were as follows:

                                                          YEAR        YEAR        YEAR
                                                          ENDED       ENDED       ENDED
                                                         MAY 31,     MAY 31,     MAY 31,
                                                          1997        1996        1995
                                                         -------     -------     -------
                                                                 (000'S OMITTED)
     Lower quantities..................................    --        $ 5,448     $ 7,567
     Inflation.........................................  $(1,600)       (526)     (1,393)
                                                         -------     -------     -------
     Net increase (decrease) to income from
       operations......................................  $(1,600)    $ 4,922     $ 6,174
                                                         =======     =======     =======

D.  SHORT-TERM AND LONG-TERM DEBT

     Short-term and long-term debt consisted of the following:

                                                                     YEAR         YEAR
                                                                    ENDED        ENDED
                                                                   MAY 31,      MAY 31,
                                                                     1997         1996
                                                                   --------     --------
                                                                      (000'S OMITTED)
       Borrowings due within one year:
          Current portion of long-term debt......................  $    77      $    77
                                                                   -------      -------
               Total borrowings due within one year..............  $    77      $    77
                                                                   =======      =======
       Long-term debt:
          Senior notes...........................................  $90,000      $90,000
          Industrial revenue bond................................    6,000           --
          Other..................................................      154          231
                                                                   -------      -------
               Total long-term debt..............................  $96,154      $90,231
                                                                   =======      =======

     During 1993, the Company issued $90,000,000 of 10 3/4% Senior Notes due March 2003 (the "Senior Notes") under an indenture between the Company and a bank as trustee. The Senior Notes pay interest semi-annually. The Senior Notes are general unsecured obligations of the Company and are senior to any future subordinated indebtedness of the Company. The Senior Notes are callable beginning March 1998 at a price of $104.78. The call price reduces each year thereafter. The indenture contains certain covenants including limitations on indebtedness, restrictive payments including dividends, liens, and disposition of assets.

     The estimated fair value of the Senior Notes was $96,300,000 and $94,950,000 at May 31, 1997 and 1996, respectively, based on third party valuations.

     In December 1996, Scaled Manufacturing, Inc. ("Scaled Manufacturing") borrowed the proceeds of an Industrial Revenue Bond (the "IRB") amounting to $6,000,000. The IRB bears an interest rate approximating 3.90% fluctuating weekly. The Company maintains a letter of credit to collateralize the IRB. The proceeds of the IRB are restricted for the construction of the Scaled Manufacturing facility in

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Montrose, Colorado. As of May 31, 1997, cash and cash equivalents includes $5,279,000 restricted for such use. At May 31, 1997, the carrying value approximates the fair value of the IRB.

     On May 20, 1994, the Company initiated, through a new subsidiary, Wyman-Gordon Receivables Corporation ("WGRC"), a revolving credit agreement with a group of five banks ("Receivables Financing Program"). WGRC is a separate corporate entity from Wyman-Gordon Company and its other subsidiaries, with its own separate creditors. WGRC's business is the purchase of accounts receivable from Wyman-Gordon Company and certain of its subsidiaries ("Sellers"), and neither WGRC on the one hand nor the Sellers (or subsidiaries or affiliates of the Sellers) on the other have agreed to pay or make their assets available to pay creditors of others. WGRC's creditors have a claim on its assets prior to those assets becoming available to any creditors of any of the Sellers. The facility provides for a total commitment by the banks of up to $65,000,000, including a letter of credit subfacility of up to $35,000,000. Interest on borrowings is charged at LIBOR plus 0.625% or based on the bank's base rate.

     There were no borrowings outstanding under the Receivables Financing Program at May 31, 1997 and 1996. At May 31, 1997 and 1996, the Company had issued $7,007,000 and $9,395,000 of letters of credit under the Receivables Financing Program, respectively. As of May 31, 1997 and 1996, availability based on eligible receivables was $38,303,000 and $38,521,000, respectively.

     Wyman-Gordon Limited, the Company's subsidiary located in Livingston, Scotland, entered into a credit agreement ("U.K. Credit Agreement") with Clydesdale Bank PLC ("Clydesdale") effective February 20, 1996. The maximum borrowing capacity under the U.K. Credit Agreement is L2,000,000 ($3,200,000) with a separate letter of credit or guarantee limit of L2,000,000 ($3,200,000). Borrowings bear interest at 1% over Clydesdale's base rate. In the event that borrowings by way of overdraft are allowed to exceed the agreed limit, interest on the excess borrowings will be charged at the rate of 1.5% over Clydesdale's base rate. The U.K. Credit Agreement is secured by a debenture and standard security from Wyman-Gordon Limited and is senior to any intercompany loans. There were no borrowings outstanding at May 31, 1997 or May 31, 1996. At May 31, 1997 and 1996, Wyman-Gordon Limited had outstanding L935,000 ($1,534,000) and L669,000 ($1,037,000) of letters of credit or guarantees under the U.K. Credit Agreement.

     For the years ended May 31, 1997 and 1996, the weighted average interest rate on short-term borrowings was 6.8% and 7.6%, respectively.

     Annual maturities of long-term debt in the next four years amount to $77,000 for 1998, $477,000 for 1999, $877,000 for 2000, $800,000 for 2001 and
2002, and $93,200,000 thereafter. The Company's promissory note to Cooper Industries, Inc. in the principal amount of $4,600,000, is payable in annual installments beginning on June 30, 1997 and each June 30 thereafter until paid in full in amounts provided under the terms of the "Stock Purchase Agreement" with Cooper Industries, Inc. The Company made a principal payment of $2,300,000 under this note on June 30, 1997.

                                                             YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                              MAY 31,       MAY 31,       MAY 31,
                                                                1997          1996          1995
                                                             ----------    ----------    ----------
                                                                        (000'S OMITTED)
Interest on debt..........................................    $  9,795      $ 10,003      $  9,929
Capitalized interest......................................        (528)         (262)         (397)
Amortization of financing fees and other..................       1,555         1,531         1,495
                                                              --------      --------      --------
  Interest expense........................................    $ 10,822      $ 11,272      $ 11,027
                                                              ========      ========      ========

     Total interest paid approximates "Interest on debt" stated in the table above.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

E.  RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS)

  Cameron Purchase Cash Costs:

     On May 26, 1994, the Company acquired Cameron Forged Products Company ("Cameron") from Cooper Industries, Inc. Included as part of the Cameron purchase price allocation, the Company recorded $12,200,000 for direct cash costs related to the acquisition and integration of Cameron, for relocation of Cameron machinery and dies, severance of Cameron personnel and other costs. During the year ended May 31, 1995, the Company made $4,100,000 of cash charges against the reserves and it was determined that the cash costs of the acquisition were $5,200,000 lower than originally estimated. There have been no significant changes to the Company's May 31, 1995 estimates of the remaining integration activities. The Company made $2,300,000 of cash charges against these reserves in the years ended May 31, 1997 and 1996. The remaining activities will require estimated cash outlays of $100,000 in the year ended May 31, 1998 and $500,000 thereafter.

  1994 Cameron Integration Costs:

     Based on the Company's plans for the integration of Cameron, in May 1994, the Company recorded an integration restructuring charge totalling $24,100,000 to provide for relocating machinery, equipment, tooling and dies of the Company as well as relocation and severance costs related to personnel of the Company and the write-down of certain assets of the Company, including portions of metal production facilities and certain forging, machining and testing equipment to net realizable value as a result of consolidating certain systems and facilities, idling certain machinery and equipment, and eliminating certain processes, departments and operations as a result of the acquisition.

     During the year ended May 31, 1995, after a year of evaluating the combined forgings operations and concluding that most of its integration activities had been completed or were adequately provided for within the remaining integration restructuring reserves, the Company determined that severance and other personnel costs were $1,900,000 lower and movement of machinery, equipment and tooling and dies costs were $2,500,000 lower than originally estimated. Additionally, certain machinery and equipment redundancies as a result of the integration of Cameron's operations with those of the Company's were $2,300,000 higher than original estimates. As a result, the Company took into income from operations in 1995, an integration restructuring credit in the amount of $2,100,000. There have been no significant changes to the Company's May 31, 1995 estimates of the remaining integration activities. The Company made $4,200,000 of cash charges against these reserves in the years ended May 31, 1997 and 1996. At May 31, 1997, the Company estimates these remaining integration activities will require cash outlays of approximately $600,000 in the year ended May 31, 1998 and $900,000 thereafter. Most of these future expenditures represent costs associated with consolidation and reconfiguration of production facilities and relocation or severance costs.

  1997 Restructuring:

     The Company recorded a charge totalling $11,500,000 which included $4,600,000 to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts Forging facility, $3,400,000 to write-off and dispose of certain Forging equipment, $2,300,000 to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations and $1,200,000 to consolidate the titanium castings operations. The Company made $900,000 of cash charges against these reserves in the year ended May 31, 1997 and estimates that the remaining severance and other personnel costs, disposal of Forging equipment and consolidation of the titanium castings operations will require cash outlays of $5,200,000 in the year ended May 31, 1998 and $300,000 thereafter.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of charges made or estimated to be made against restructuring, integration and disposal reserves is as follows:

                                                     FIVE MONTHS                                          YEAR ENDED
                                                        ENDED      YEAR ENDED   YEAR ENDED   YEAR ENDED    MAY 31,
                                                       MAY 31,      MAY 31,      MAY 31,      MAY 31,      1998 AND
                                            TOTAL       1994          1995         1996         1997      THEREAFTER
                                           -------   -----------   ----------   ----------   ----------   ----------
                                                                        (000'S OMITTED)
CAMERON PURCHASE
  CASH COSTS:
  Cost of relocating Cameron's machinery
    and equipment and tooling and dies...  $ 3,200          --      $  1,700      $  300       $  800       $  400
  Severance of Cameron personnel.........    3,800          --         2,400       1,200           --          200
                                           -------     -------      --------      ------       ------       ------
    Total Cameron purchase
      cash costs.........................  $ 7,000          --      $  4,100      $1,500       $  800       $  600
                                           =======     =======      ========      ======       ======       ======
1994 CAMERON INTEGRATION COSTS:
  Cash:
  Movement of machinery, equipment and
    tooling and dies.....................  $ 4,300          --      $    800      $1,500       $  900       $1,100
  Severance and other personnel costs....    4,000          --         1,800       1,600          200          400
                                           -------     -------      --------      ------       ------       ------
        Total cash charges...............    8,300          --         2,600       3,100        1,100        1,500
                                           -------     -------      --------      ------       ------       ------
  Non-cash:
  Asset revaluation......................   13,700     $11,400         2,300          --           --           --
  Credits to reserves....................    2,100          --         2,100          --           --           --
                                           -------     -------      --------      ------       ------       ------
        Total non-cash charges...........   15,800     $11,400         4,400          --           --           --
                                           -------     -------      --------      ------       ------       ------
        Total 1994 Cameron integration
          costs..........................  $24,100     $11,400      $  7,000      $3,100       $1,100       $1,500
                                           =======     =======      ========      ======       ======       ======
1995 OTHER CHARGES:
  Non-cash:
  Credits to 1994 Cameron integration
    costs................................  $(2,100)         --      $ (2,100)         --           --           --
                                           -------     -------      --------      ------       ------       ------
        Total 1995 other charges.........  $(2,100)         --      $ (2,100)         --           --           --
                                           =======     =======      ========      ======       ======       ======
1997 RESTRUCTURING:
  Cash:
  Severance and other personnel costs....  $ 2,200          --            --          --       $  200       $2,000
  Disposal of forging equipment..........    2,300          --            --          --           --        2,300
  Castings titanium operations...........    1,900          --            --          --          700        1,200
                                           -------     -------      --------      ------       ------       ------
        Total cash charges...............    6,400          --            --          --          900        5,500
                                           -------     -------      --------      ------       ------       ------
  Non-cash:
  Severance and other personnel costs....    2,400          --            --          --        2,400           --
  Asset write-off and revaluation........    2,700          --            --          --        2,700           --
                                           -------     -------      --------      ------       ------       ------
        Total non-cash charges...........    5,100          --            --          --        5,100           --
                                           -------     -------      --------      ------       ------       ------
        Total 1997 restructuring.........  $11,500          --            --          --       $6,000       $5,500
                                           =======     =======      ========      ======       ======       ======

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

\  Other Charges (Credits):

     Other charges (credits) also include non-cash charges to reduce the carrying value of certain non-operating other assets as follows:

                                                                 YEAR        YEAR        YEAR
                                                                 ENDED       ENDED       ENDED
                                                                MAY 31,     MAY 31,     MAY 31,
                                                                 1997        1996        1995
                                                                -------     -------     -------
                                                                        (000'S OMITTED)
Australian joint venture......................................  $ 2,484     $1,871      $1,390
Cash surrender value of Company-owned life insurance
  policies....................................................    5,745        846          --
Building held for sale........................................    1,900         --          --
Other.........................................................      250         --          --
                                                                -------     ------      ------
                                                                $10,379     $2,717      $1,390
                                                                =======     ======      ======

     Other charges (credits) in the year ended May 31, 1997 also include a net charge of $1,200,000, net of insurance recovery of $6,900,000 for property damage and business interruption claims, related to the accident at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. in December 1996.

F.  ENVIRONMENTAL MATTERS

     The Company is subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. The Company continues to design and implement a system of programs and facilities for the management of its raw materials, production processes and industrial waste to promote compliance with environmental requirements. As of May 31, 1997, aggregate environmental reserves amounted to $16,230,000 and have been provided for expected cleanup expenses estimated between $6,000,000 and $7,000,000 upon the eventual sale of the Worcester facility, certain environmental issues at Cameron amounting to approximately $3,500,000 and the exposures noted in the following paragraphs, which include certain capitalizable amounts for environmental management and remediation projects.

     Pursuant to an agreement entered into with the U.S. Air Force upon the acquisition of the Grafton facility from the federal government in 1982, the Company agreed to make expenditures totalling $20,800,000 for environmental management and remediation at the site during the period 1982 through 1999, of which $5,500,000 remained as of May 31, 1997. These expenditures will not resolve the Company's obligations to federal and state regulatory authorities, who are not parties to the agreement, however, the Company expects to incur an additional amount, currently estimated at $3,500,000, to comply with current federal and state environmental requirements governing the investigation and remediation of contamination at the site.

     The Company's Grafton facility was formerly included in the U.S. Nuclear Regulatory Commission's ("NRC") May 1992 Site Decommissioning Management Plan ("SDMP") for low-level radioactive waste as the result of the disposal of magnesium thorium alloys at the facility in the 1960s and early 1970s under license from the Atomic Energy Commission. On March 31, 1997, the NRC informed the Company that jurisdiction for the Grafton site had been transferred to the Commonwealth of Massachusetts Department of Public Health and that the Grafton facility had been removed from the SDMP. Although it is unknown what specific disposal requirements may be placed on the Company by the Massachusetts

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Department of Public Health, the Company believes that a reserve of $1,500,000 recorded on its books is sufficient to cover all costs.

     The Company, together with numerous other parties, has been named a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for the cleanup of the following Superfund sites: Operating Industries, Monterey Park, California; Cedartown Municipal Landfill, Cedartown, Georgia; PSC Resources, Palmer, Massachusetts; the Gemme/Fournier site, Leicester, Massachusetts; and the Salco, Inc. site, Monroe, Michigan. The Company believes that any liability it may incur with respect to these sites will not be material.

     At the Gemme/Fournier site, a proposed agreement would allocate 33% of the cleanup costs to the Company. In September 1995, a consulting firm retained by the PRP group made a preliminary remediation cost estimate of $1,400,000 to $2,800,000. The Company's insurer is defending the Company's interests, and the Company believes that any recovery against the Company would be offset by recovery of insurance proceeds.

G.  BENEFIT PLANS

     The Company and its subsidiaries have pension plans covering substantially all employees. Benefits are generally based on years of service and a fixed monthly rate or average earnings during the last years of employment. Pension plan assets are invested in equity and fixed income securities, pooled funds including real estate funds and annuities. Company contributions are determined based upon the funding requirements of U.S. and other governmental laws and regulations.

     A reconciliation between the amounts recorded on the consolidated balance sheets and the summary tables of the funding status of the pension plans are as follows:

                                                                     MAY 31,     MAY 31,
                                                                      1997        1996
                                                                     -------     -------
                                                                       (000'S OMITTED)
     Pension liability per balance sheet...........................  $(1,102)    $  (871)
     Prepaid pension expense included in prepaid expenses in the
       balance sheet...............................................       95       3,961
     U.K. prepaid pension expense (pension liability)..............       89         (58)
                                                                     -------     -------
     Net U.S. prepaid pension expense (pension liability)..........  $  (918)    $ 3,032
                                                                     =======     =======

U.S. PENSION PLANS

     Effective April 30, 1996, two of the Company's U.S. pension plans which had accumulated benefits exceeding assets were merged into the plan which had assets exceeding the accumulated benefits.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pension expense for the U.S. pension plans included the following components:

                                                      YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                     MAY 31, 1997   MAY 31, 1996   MAY 31, 1995
                                                     ------------   ------------   ------------
                                                                  (000'S OMITTED)
    Service cost...................................    $  4,298       $  3,042       $  2,938
    Enhanced benefit package for early
      retirement...................................       3,775             --             --
    Interest cost on projected benefit
      obligation...................................      11,302         11,662         10,842
    Actual return on assets........................     (17,804)       (36,188)        (8,205)
    Net amortization and deferral of actuarial
      gains (losses)...............................       4,722         23,412         (1,385)
                                                       --------       --------       --------
    Net pension expense............................    $  6,293       $  1,928       $  4,190
                                                       ========       ========       ========
    Assumed long-term rate of return on plan
      assets.......................................        10.0%          10.0%           9.0%
                                                       ========       ========       ========

     A summary of the funding status of the U.S. pension plans and a reconciliation to the amounts recorded in the consolidated balance sheets are as follows:

                                                                       MAY 31, 1997
                                                          --------------------------------------
                                                             ASSETS      ACCUMULATED
                                                           EXCEEDING       BENEFITS
                                                          ACCUMULATED     EXCEEDING
                                                            BENEFITS        ASSETS       TOTAL
                                                          ------------   ------------   --------
                                                           (000'S OMITTED, EXCEPT PERCENTAGES)
Actuarial present value of benefit obligations:
  Vested................................................    $146,771       $  6,965     $153,736
  Nonvested.............................................         935            392        1,327
                                                            --------       --------     --------
  Accumulated benefit obligation........................     147,706          7,357      155,063
  Impact of forecasted salary increases during future
     periods............................................      12,878          2,024       14,902
                                                            --------       --------     --------
  Projected benefit obligation for employee service to
     date...............................................     160,584          9,381      169,965
Current fair market value of plan assets................     164,977             --      164,977
                                                            --------       --------     --------
Excess (shortfall) of plan assets over (under) projected
  benefit obligation....................................       4,393         (9,381)      (4,988)
Unrecognized net (gain) loss............................      (8,190)           728       (7,462)
Unrecognized net (asset) obligation at transition.......       1,655          1,116        2,771
Unrecognized prior service cost.........................       8,842          1,192       10,034
Adjustment required to recognize minimum liability......          --         (1,013)      (1,013)
Net periodic pension cost March 30, 1997 to
  May 31, 1997..........................................        (202)          (218)        (420)
Contributions March 30, 1997 to May 31, 1997............          --            160          160
                                                            --------       --------     --------
Net prepaid pension expense (pension liability).........    $  6,498       $ (7,416)    $   (918)
                                                            ========       ========     ========
Estimated annual increase in future salaries............                                3.0%-5.0%
Weighted average discount rate..........................                                    7.50%
                                                                                        ========

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the funding status of the U.S. pension plans and a reconciliation to the amounts recorded in the consolidated balance sheets are as follows:

                                                                        MAY 31, 1996
                                                          ----------------------------------------
                                                             ASSETS       ACCUMULATED
                                                           EXCEEDING        BENEFITS
                                                          ACCUMULATED      EXCEEDING
                                                            BENEFITS         ASSETS        TOTAL
                                                          ------------    ------------    --------
                                                            (000'S OMITTED, EXCEPT PERCENTAGES)
Actuarial present value of benefit obligations:
  Vested...............................................     $144,048        $  6,738      $150,786
  Nonvested............................................        1,004             202         1,206
                                                            --------        --------      --------
  Accumulated benefit obligation.......................      145,052           6,940       151,992
  Impact of forecasted salary increases during future
     periods...........................................        8,585             276         8,861
                                                            --------        --------      --------
  Projected benefit obligation for employee service to
     date..............................................      153,637           7,216       160,853
Current fair market value of plan assets...............      159,545              --       159,545
                                                            --------        --------      --------
Excess (shortfall) of plan assets over (under)
  projected benefit obligation.........................        5,908          (7,216)       (1,308)
Unrecognized net (gain) loss...........................       (3,752)         (1,565)       (5,317)
Unrecognized net (asset) obligation at transition......        2,170           1,351         3,521
Unrecognized prior service cost........................        5,509           1,418         6,927
Adjustment required to recognize minimum liability.....           --            (929)         (929)
Net periodic pension cost March 30, 1996 to
  May 31, 1996.........................................         (123)           (198)         (321)
Contributions March 30, 1996 to May 31, 1996...........          304             155           459
                                                            --------        --------      --------
Net prepaid pension expense (pension liability)........     $ 10,016        $ (6,984)     $  3,032
                                                            ========        ========      ========
Estimated annual increase in future salaries...........                                   3.0%-5.0%
Weighted average discount rate.........................                                       7.25%
                                                                                          ========

U.K. PENSION PLAN

     Pension expense for the U.K. pension plan included the following:

                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                    MAY 31, 1997    MAY 31, 1996    MAY 31, 1995
                                                    ------------    ------------    ------------
                                                                  (000'S OMITTED)
     Service cost................................     $    629        $    579        $    692
     Interest cost...............................        1,507           1,300           1,189
     Expected return on assets...................       (1,640)         (1,283)         (1,084)
                                                      --------        --------        --------
          Net pension expense....................     $    496        $    596        $    797
                                                      ========        ========        ========

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The U.K. pension plan's assets and liabilities were rolled over from the former Cameron plan during fiscal 1996. The funded status of the U.K. pension plan is as follows:

                                                                     MAY 31,     MAY 31,
                                                                      1997        1996
                                                                     -------     -------
                                                                       (000'S OMITTED,
                                                                     EXCEPT PERCENTAGES)
     Fair value of plan assets.....................................  $22,007     $18,358
     Projected benefit obligation..................................   21,164      17,240
                                                                     -------     -------
     Plan assets greater than projected benefit obligation.........      843       1,118
     Unrecognized net loss (gain)..................................     (754)     (1,176)
                                                                     -------     -------
     Prepaid (accrued) pension cost................................  $    89     $   (58)
                                                                     =======     =======
     Accumulated benefits..........................................  $19,436     $16,090
                                                                     =======     =======
     Vested benefits...............................................  $19,436     $16,090
                                                                     =======     =======
     Assumed long-term rate of return on plan assets...............      8.0%        9.0%
     Weighted average discount rate................................      8.0%        9.0%
     Rate of salary increase.......................................      5.0%        6.0%

DEFINED CONTRIBUTION PLAN

     The Company also makes a 401(k) plan available to most full-time employees. Employer contributions to the defined contribution plan are made at the Company's discretion and are reviewed periodically. There were no cash contributions in the year ended May 31, 1997. Cash contributions amounted to $26,000 and $136,000 for the years ended May 31, 1996 and 1995, respectively. Additionally, for the years ended May 31, 1997, 1996 and 1995, the Company contributed 97,696; 79,426 and 120,261 shares of common stock from Treasury to its defined contribution plan, respectively, and recorded expense relating thereto of $2,057,000, $1,058,000 and $711,000, respectively.

H.  OTHER POSTRETIREMENT BENEFITS

     In addition to providing pension benefits, the Company and its subsidiaries provide most retired employees with health care and life insurance benefits. The majority of these health care and life insurance benefits are provided through insurance companies, some of whose premiums are computed on a cost plus basis.

     Most of the Forgings Division and Corporate retirees and full-time employees are or become eligible for these postretirement health care and life insurance benefits if they meet minimum age and service requirements. There are certain retirees for which Company cost and liability are affected by future increases in health care cost. The liabilities have been developed assuming a medical trend rate for growth in future health care claim levels from the assumed 1994 level. For the year ended May 31, 1997, the medical trend rate for indemnity and Health Maintenance Organization ("HMO") inflationary costs was 7.0% and 5.0%, respectively. The rate for indemnity and HMO for the year ended May 31, 1998 is 6.5% and 4.5% and are ultimately estimated at 5.0% and 4.0%, respectively for the year ended May 31, 2000. The change to the accumulated postretirement benefit obligation for each 1.0% change in these assumptions is $4,266,000. The change in the annual SFAS 106 expense for each 1.0% change in these assumptions is $396,000. The weighted average discount rate used in determining the amortization of the accumulated postretirement benefit obligation was 7.50% and 7.25% at May 31, 1997 and May 31, 1996, respectively, and the average remaining service life was 20 years.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net periodic benefit expense consists of the following components:

                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                    MAY 31, 1997    MAY 31, 1996    MAY 31, 1995
                                                    ------------    ------------    ------------
                                                                  (000'S OMITTED)
     Service cost................................      $  380          $  234          $  350
     Benefit from early retirement package.......      (1,375)             --              --
     Interest on the accumulated benefit
       obligation................................       3,550           4,021           3,990
     Net amortization and deferral...............         409             (53)             --
                                                       ------          ------          ------
          Total postretirement benefit expense...      $2,964          $4,202          $4,340
                                                       ======          ======          ======

     The Company has no plans for funding the liability and will continue to pay for retiree medical costs as they occur. The components of the accumulated postretirement benefit obligation are as follows:

                                                                     MAY 31,      MAY 31,
                                                                       1997         1996
                                                                     --------     --------
                                                                        (000'S OMITTED)
       Accumulated postretirement benefit obligation:
          Retirees.................................................  $ 40,516     $ 43,222
          Fully eligible active plan participants..................     3,082        3,564
          Other active plan participants...........................  2,845...        5,340
                                                                     --------     --------
       Accumulated postretirement benefit obligation in excess of
          plan assets..............................................    46,443       52,126
       Unrecognized net gain (loss) from past experience different
          from that assumed and from changes in assumptions........     1,055          885
       Prior service cost not yet recognized in net periodic
          postretirement benefit cost..............................      (733)      (4,002)
       Other.......................................................       373          278
                                                                     --------     --------
       Accrued postretirement benefit cost.........................  $ 47,138     $ 49,287
                                                                     ========     ========

I.  FEDERAL, FOREIGN AND STATE INCOME TAXES

     The components of the net benefit for income taxes for the year ended May 31, 1997 are as follows:

                                                     U.S.        U.S.
                                                    FEDERAL     STATE       U.K.        TOTAL
                                                   ---------    ------    --------    ---------
                                                                 (000'S OMITTED)
       Current tax expense......................   $   7,900    $  680    $  2,170    $  10,750
       Deferred tax credit......................     (34,080)     (480)     (1,870)     (36,430)
                                                   ---------    ------    --------    ---------
       Net provision (benefit) for income
          taxes.................................   $ (26,180)   $  200    $    300    $ (25,680)
                                                   =========    ======    ========    =========

     In the year ended May 31, 1997, net tax benefits of $25,680,000 were recognized including a refund of prior years' income taxes amounting to $19,680,000 and $6,500,000 related to the expected realization of NOLs in future years and $10,250,000 related to current NOLs benefit offsetting $10,750,000 of current income tax expense. The refund relates to the carryback of tax net operating losses to tax years 1981, 1984 and 1986 under applicable provisions of Internal Revenue Code Section 172(f). The amount of net operating losses carried back to such years was approximately $48,500,000.

     At May 31, 1997, the Company had for income tax reporting purposes, approximately $18,000,000 of net operating loss carryforwards available to offset taxable income in fiscal year 1998 and subsequent fiscal years, which begin expiring in the year 2006.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The benefit (provision) for income taxes is at a rate other than the federal statutory tax rate for the following reasons:

                                                               YEAR       YEAR       YEAR
                                                              ENDED       ENDED      ENDED
                                                             MAY 31,     MAY 31,    MAY 31,
                                                               1997       1996       1995
                                                             --------    -------    -------
                                                                    (000'S OMITTED)
    Benefit (provision) at the applicable U.S. federal and
      U.K. statutory tax rate.............................   $ (8,442)   $(8,832)   $  (363)
    Recognition of previously unrecognized deferred tax
      assets..............................................     30,626      8,832      1,749
    Benefit of higher statutory tax rates in applicable
      prior years realized in Section 172(f)
      carryback claims....................................      2,700         --         --
    State income taxes....................................       (200)        --         --
    Foreign tax carryforwards without current tax
      benefits............................................         --         --     (1,386)
    Other.................................................        996         --         --
                                                             --------    -------    -------
    Income tax benefit (provision)........................   $ 25,680         --         --
                                                             ========    =======    =======

     The principal components of deferred tax assets and liabilities were as follows:

                                                                    MAY 31,         MAY 31,
                                                                      1997            1996
                                                                  ------------    ------------
                                                                        (000'S OMITTED)
    Deferred tax assets
      Provision for postretirement benefits....................     $ 19,232        $ 20,208
      Net operating loss carryforwards.........................       17,117          44,142
      Restructuring provisions.................................        9,856          10,831
      Other....................................................       10,315           7,190
                                                                    --------        --------
                                                                      56,520          82,371
      Valuation allowance......................................      (35,934)        (71,006)
                                                                    --------        --------
                                                                      20,586          11,365
                                                                    --------        --------
    Deferred tax liabilities
      Accelerated depreciation.................................       11,256           9,879
      Other....................................................        2,830           1,486
                                                                    --------        --------
                                                                      14,086          11,365
                                                                    --------        --------
    Net deferred tax asset (liability).........................     $  6,500              --
                                                                    ========        ========

J.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

     The Company, through administration by the Compensation Committee of the Company's Board of Directors (the "Committee"), may grant awards under the Company's Long-Term Incentive Plans in the form of non-qualified stock options or incentive stock options to those key employees it selects to purchase in the aggregate up to 3,400,000 shares of newly issued or treasury common stock. Options expire after 10 years from the date of grant and generally become exercisable ratably over a three to seven year period commencing from the date of grant. The exercise price of non-qualified stock options may not be less than 50% of the fair market value of such shares on the date of grant or, in the case of incentive stock options, 100% of the fair market value on the date of grant. Awards of stock appreciation

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

rights ("SAR's") may also be granted, either in tandem with grants of stock options (and exercisable as an alternative to the exercise of stock options) or separately.

     In addition, the Committee may grant other awards that consist of or are denominated in or payable in shares or that are valued by reference to shares, including, for example, restricted shares, phantom shares, performance units, performance bonus awards or other awards payable in cash, shares or a combination thereof at the Committee's discretion.

     Information concerning stock options issued to officers and other employees is presented in the following table.

                                           YEAR      WEIGHTED     YEAR      WEIGHTED     YEAR      WEIGHTED
                                           ENDED     AVERAGE      ENDED     AVERAGE      ENDED     AVERAGE
                                          MAY 31,    EXERCISE    MAY 31,    EXERCISE    MAY 31,    EXERCISE
                                           1997       PRICE       1996       PRICE       1995       PRICE
                                          -------    --------    -------    --------    -------    --------
                                                                (SHARES IN THOUSANDS)
Number of shares under option:
  Outstanding at beginning of year.....    2,295      $ 9.46      1,858      $ 5.90      1,764      $ 5.87
  Granted..............................      817       18.34        861       15.14        387        6.18
  Exercised............................     (415)       6.60       (390)       4.81       (190)       4.32
  Canceled or expired..................      (49)      14.18        (34)      11.90       (103)       9.38
                                           -----      ------      -----      ------      -----      ------
  Outstanding at end of year...........    2,648      $12.56      2,295      $ 9.46      1,858      $ 5.90
                                           =====      ======      =====      ======      =====      ======
  Exercisable at end of year...........    1,189                  1,104                  1,203
                                           =====                  =====                  =====

     At May 31, 1997 and 1996, 1,616,845 and 882,000 shares were available for future grants, respectively.

     The following tables summarizes information about stock options outstanding at May 31, 1997:

                                    OPTIONS OUTSTANDING
                    ---------------------------------------------------        OPTIONS EXERCISABLE
                                WEIGHTED AVERAGE                            --------------------------
   RANGE OF                   REMAINING CONTRACTUAL    WEIGHTED AVERAGE               WEIGHTED AVERAGE
EXERCISE PRICES     SHARES        LIFE (YEARS)          EXERCISE PRICE      SHARES     EXERCISE PRICE
---------------     ------    ---------------------    ----------------     ------    ----------------
               )                         (SHARES IN THOUSANDS
$3.00 - $ 7.99        985              5.05                 $ 5.53            880          $ 5.49
$8.00 - $12.99        295              8.23                 $12.50             90          $12.40
$13.00 - $17.99     1,133              8.90                 $16.68            206          $16.63
$18.00 - $23.00       235              8.78                 $22.29             13          $19.00
                    -----                                                   -----
                    2,648                                                   1,189
                    =====                                                   =====

     During the years ended May 31, 1997, 1996 and 1995, awards of 118,000; 551,000 and 150,000 shares of the Company's common stock were made, respectively, subject to restrictions based upon continued employment and the performance of the Company. Compensation expense totalling $1,403,000, $413,000 and $330,000 relating to the awards was recorded during the years ended May 31, 1997, 1996 and 1995, respectively.

EMPLOYEE STOCK PURCHASE PLAN

     Effective January 1, 1996 the Company adopted a qualified, noncompensatory Employee Stock Purchase Plan. This plan enables substantially all employees to subscribe to purchase shares of the Company's common stock on an annual basis. Such shares are subscribed at the lower of 90% of their fair market value on the first day of the plan year, January 1, or 90% of their fair market value on the last business day of the plan year, usually December 31. Each eligible employee's participation is limited to

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10% of base wages and a maximum of 450,000 shares are authorized for subscription. Employee subscriptions for the twelve months ended December 31, 1996 were 109,550 shares at $12.375 per share based on 90% of the fair market value on January 1, 1996 ($13.75).

     Accounting for stock-based plans is in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for fixed stock option plans or Employee Stock Purchase Plan.

     As required by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has determined the weighted average fair values of stock-based arrangements granted, during the years ended May 31, 1997 and 1996 to be $11.28 and $9.34, respectively. The fair values of stock-based compensation awards granted were estimated using the Black-Scholes model with the following assumptions.

                                                              EXPECTED
                  YEAR                          -------------------------------------    RISK-FREE
                  ENDED              GRANT        OPTION                    DIVIDEND      INTEREST
                 MAY 31,              DATE         TERM      VOLATILITY       YIELD         RATE
               -----------          --------    ----------   -----------    ---------    ----------
          1997...................    7/16/96    9 years           38%            --         6.67%
                                    10/16/96    10 years          38%            --         6.67%
          1996...................   10/18/95    9 years           38%            --         6.67%
                                     4/17/96    10 years          38%            --         6.67%

     Had compensation expense for the Company's stock-based plans and Employee Stock Purchase Plan been accounted for using the fair value method prescribed by SFAS No. 123, net income and earnings per share would have been as follows:

                                                               YEAR ENDED        YEAR ENDED
                                                                MAY 31,           MAY 31,
                                                                  1997              1996
                                                               ----------        ----------
                                                                (000'S OMITTED, EXCEPT PER
                                                                       SHARE DATA)
     Net income as reported.............................        $ 50,023          $ 25,234
     Pro forma net income under SFAS No. 123............          47,399            24,957
     Net income per share as reported...................           $1.36             $0.70
     Pro forma net income per share under SFAS No.
       123..............................................            1.28              0.69

     The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards granted prior to the year ended May 31, 1996.

K.  STOCK PURCHASE RIGHTS

     On October 19, 1988, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding Share to shareholders of record at the close of business on November 30, 1988 pursuant to a Rights Agreement dated as of October 19, 1988 (the "Original Rights Agreement"). On January 10, 1994, in connection with the acquisition of Cameron, the Original Rights Agreement was amended and restated. The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement (the "Rights Agreement"), between the Company and State Street Bank & Trust Company, as Rights Agent. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Series A Shares"), of the Company at a price of $50 per one one-hundredth of a Series A Share (the "Exercise Price"), subject to adjustment.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold after a person or group has become an Acquiring Person (as defined below), proper provision will be made so that each holder of a Right will

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring Company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right. For purposes of the Rights Agreement, an "Acquiring Person" generally means a person or group of affiliated or associated persons who have acquired beneficial ownership of 20% or more of the outstanding Shares. However, Cooper Industries, Inc. and its affiliates and associates (together, the "Cooper Group") will not be deemed to be an Acquiring Person for so long as (A) the Cooper Group beneficially owns at least 10% or more of the outstanding Shares continuously from and after May 26, 1994 and (B) the Cooper Group does not acquire beneficial ownership of any Shares in breach of the Investment Agreement dated as of January 10, 1994 between Cooper Industries, Inc. and the Company (other than an inadvertent breach which is remedied as promptly as practicable by a transfer of the Shares so acquired to a person which is not a member of the Cooper Group.)

     The Rights will expire on November 30, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

L.  COMMITMENTS AND CONTINGENCIES

     At May 31, 1997, certain lawsuits arising in the normal course of business were pending. In the opinion of management, the outcome of these legal matters will not have a material adverse effect on the Company's financial position and results of operations.

     The Company has entered into various foreign exchange contracts to manage its foreign exchange risks. Through its foreign currency hedging activities, the Company seeks to minimize the risk that the eventual cash flows resulting from purchase and sale transactions denominated in other than the functional currency of the operating unit will be affected by changes in exchange rates. Foreign currency transaction exposures generally are the responsibility of the Company's individual operating units to manage as an integral part of their business. The Company hedges its foreign currency transaction exposures based on judgment, generally through the use of forward exchange contracts. Gains and losses on the Company's foreign currency transaction hedges are recognized as an adjustment to the underlying hedged transactions. Deferred gains and losses on foreign exchange contracts were not significant at May 31, 1997 and 1996. The Company had foreign exchange contracts totalling $38,228,000 at May 31, 1997. Such contracts include forward contracts of $10,434,000 for the purchase of U.K. pounds and $27,794,000 for the sale of U.K. pounds. These contracts hedge certain normal operating purchase and sales transactions. The exchange contracts have no material fair market value, generally mature within six months and require the Company to exchange U.K. pounds for non-U.K. currencies or non-U.K. currencies for U.K. pounds. Translation and transaction gains and losses included in the Consolidated Statements of Net Income for the years ended May 31, 1997, 1996 and 1995 were not significant.

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas facility of WGFI, a wholly-owned subsidiary of the Company. The accident occurred while a crew of ten men was performing maintenance on the accumulator system that supplies hydraulic power for WGFI's 35,000 ton press. The maintenance required that the system be completely depressurized which the crew believed to be the case. However, subsequent examination has shown that a valve on one of the pressure vessels was closed thereby containing pressure in that vessel. The crew was in the process of removing the bolts

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

on the vessel when the few remaining bolts could no longer hold the pressure and the lid was blown off, killing eight crew members and seriously injuring two others.

     Although no lawsuits have yet been filed, the injured workers and the decedents' families have all retained attorneys to represent them in the matter and who have notified the Company that they intend to assert claims against the Company on behalf of their clients. The Company is cooperating with such attorneys by providing them information and allowing them and their experts access to Company facilities. In general under Texas statutory law, an employee's exclusive remedy against an employer for an on-the-job injury is the benefits of the Texas Workers Compensation Act. WGFI, the employer of the deceased employees, has workers compensation insurance coverage and the injured employees and beneficiaries of the deceased employees are receiving workers compensation payments. Under applicable law, however, statutory beneficiaries of employees killed in the course and scope of their employment may recover punitive (but not compensatory) damages in excess of workers compensation benefits. However, to do so they must prove that the employer was grossly negligent. The protection of the workers compensation exclusive remedy provision does not extend to WGFI's parent corporation, Wyman-Gordon Company. Therefore, if lawsuits on behalf of the victims in the Houston accident are brought against Wyman-Gordon Company and if the evidence supports a finding that Wyman-Gordon Company acted negligently in its supervision of WGFI and such negligence had a causal connection with the accident, the plaintiffs would be able to recover damages, both compensatory and punitive, if applicable, against the parent company even in the absence of gross negligence. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident.

     It is not possible at this time to anticipate whether WGFI or Wyman-Gordon Company could be held liable in connection with the accident and, if so, to estimate the amount of damages that could be awarded. The Company maintains general liability and employer's liability insurance for itself and its subsidiaries under various policies with aggregate coverage limits of approximately $29 million. WGFI has tendered the defense of the various claims to the Company's insurance carriers. There can be no assurance that the full insurance coverage will be available or that the Company's ultimate liability resulting from the accident will not exceed available insurance coverage by an amount which could be material to the Company's financial condition or results of operations.

     Following the accident, the Occupational Safety and Health Administration ("OSHA") conducted an investigation of the accident. On June 18, 1997, OSHA issued a Citation and Notification of Penalty describing violations of the Occupational Safety and Health Act of 1970. OSHA's principal allegations were that (i) WGFI had not complied with the OSHA standard on specific lockout/tagout procedures for the 35,000 ton press and appurtenant equipment, (ii) WGFI failed to train each authorized employee in lockout/tagout procedures, and (iii) there were design flaws in the equipment. Although the Company disagrees with the OSHA findings, on June 18, 1997, WGFI entered into an Informal Settlement with OSHA in order to avoid the cost and burden of litigation and to resolve disputed claims arising from OSHA's inspection. Pursuant to the Informal Settlement, WGFI paid $1.8 million in settlement of the OSHA Citation and agreed not to contest the Citation. Under the terms of the Informal Settlement, WGFI agreed to (i) develop and implement a comprehensive, ongoing energy control program in compliance with the OSHA lockout/tagout standard, (ii) train its employees in safety procedures, (iii) communicate to and involve its employees in the implementation of the Informal Settlement, (iv) retain an independent safety professional to perform a comprehensive safety and health audit, and (v) adhere to the Secretary of Labor's Voluntary Guidelines for Safety and Health Management Program at its plants in Houston and Brighton, Michigan. In addition, the Company agreed to make certain terms of the Informal Settlement applicable to its forging plants in Massachusetts. WGFI also agreed with the International Association of Machinists to strengthen the Joint Management Labor Safety Committee in Houston and to conduct joint employee safety training.

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The costs of the accident through May 31, 1997 were approximately $11.9 million, including substantial property damage at the Houston facility and costs of business interruption as a result of the 35,000 ton press having been out of operation until the first week of March 1997. The Company has recovered $6.9 million under property damage and business interruption insurance policies it maintains leaving approximately $5.0 million of costs that were recorded in fiscal year 1997.

M.  GEOGRAPHIC AND OTHER INFORMATION

     Transfers between U.S. and international operations, principally inventory transfers, are charged to the receiving organization at prices sufficient to recover manufacturing costs and provide a reasonable return.

     Certain information on a geographic basis follows:

                                                        YEAR           YEAR           YEAR
                                                        ENDED          ENDED          ENDED
                                                       MAY 31,        MAY 31,        MAY 31,
                                                        1997           1996           1995
                                                      ---------      ---------      ---------
                                                                  (000'S OMITTED)
     Revenues from unaffiliated customers:
       United States (including direct
          export sales)............................   $ 541,456      $ 447,515      $ 365,666
       United Kingdom..............................      67,286         52,109         30,973
                                                      ---------      ---------      ---------
                                                      $ 608,742      $ 499,624      $ 396,639
                                                      =========      =========      =========
     Inter area transfers:
       United States...............................   $     378      $      14      $     373
       United Kingdom..............................       6,244          4,666          2,528
                                                      ---------      ---------      ---------
                                                      $   6,622      $   4,680      $   2,901
                                                      =========      =========      =========
     Export sales:
       United States direct export sales...........   $  88,888      $  71,792      $  50,235
                                                      =========      =========      =========
     Income (loss) from operations:
       United States...............................   $  20,578      $  32,042      $  14,931
       United Kingdom..............................       9,744          5,657         (1,213)
                                                      ---------      ---------      ---------
                                                      $  30,322      $  37,699      $  13,718
                                                      =========      =========      =========
     Identifiable assets (excluding intercompany):
       United States...............................   $ 390,540      $ 309,868      $ 289,649
       United Kingdom..............................      54,777         44,287         47,547
       General corporate...........................       9,054         21,735         31,868
                                                      ---------      ---------      ---------
                                                      $ 454,371      $ 375,890      $ 369,064
                                                      =========      =========      =========

                     WYMAN-GORDON COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

N.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the years ended May 31, 1997 and 1996 were as follows:

                                                                  QUARTER
                                              -----------------------------------------------
                                               FIRST        SECOND       THIRD        FOURTH
                                              --------     --------     --------     --------
                                                  (000'S OMITTED, EXCEPT PER SHARE DATA)
YEAR ENDED MAY 31, 1997
Revenue.....................................  $134,235     $138,655     $153,331     $182,521
Cost of goods sold..........................   122,744      115,079      124,716      148,569
Other charges...............................    15,779           --        2,434        4,870
Income (loss) from operations...............   (14,340)      12,527       15,839       16,296
Net income..................................     7,815        9,133       13,009       20,066
Net income per share........................  $   0.21     $   0.25     $   0.35     $   0.54
YEAR ENDED MAY 31, 1996
Revenue.....................................  $114,077     $118,080     $121,517     $145,950
Cost of goods sold..........................    95,898       99,114      103,210      123,270
Other charges...............................       900           --          110        1,707
Income from operations......................     8,083        9,494        9,090       11,032
Net income..................................     5,101        6,050        6,077        8,006
Net income per share........................  $   0.14     $   0.17     $   0.17     $   0.22

PROSPECTUS

                                  $150,000,000

                              [WYMAN-GORDON LOGO]

                              WYMAN-GORDON COMPANY
                                DEBT SECURITIES

     Wyman-Gordon Company ("Wyman-Gordon" or the "Company") may offer from time to time in one or more series its unsecured debt securities, consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") at an aggregate initial public offering price of up to $150,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on other terms to be determined at the time of offering. The Debt Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of each series of Debt Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, covenants, the proceeds to the Company and any initial public offering price.

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

     The Debt Securities may be sold by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Debt Securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is August 7, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder, to which reference is hereby made. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Company's common stock, $1.00 par value per share ("Common Stock") is quoted on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "WYMN," and such materials can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Report on Form 10-K for the fiscal year ended May 31, 1996, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31 and November 30, 1996 and February 28, 1997 and (iii) the Company's Current Report on Form 8-K filed with the Commission on April 14, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Andrew C. Genor, Vice President, Chief Financial Officer and Treasurer, Wyman-Gordon Company, 244 Worcester St., North Grafton, Massachusetts 01536-8001, telephone (508) 839-4441.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                                  THE COMPANY

     Wyman-Gordon, founded in 1883, is a leading producer of highly engineered, technically advanced components for both the commercial and defense aerospace market and the commercial power generation and energy market. The Company uses forging and investment casting processes to produce metal components to exacting customer specifications for technically demanding applications such as jet turbine engines, airframes and land-based and marine gas turbine engines. The Company also extrudes seamless thick wall steel pipe for use primarily in the oil and gas industry and commercial power generation plants. The Company produces components for most of the major commercial and U.S. defense aerospace programs. The Company's unique combination of manufacturing facilities and broad range of metallurgical skills allows it to serve its customers effectively and to lead the development and use of new metal technologies for its customers' uses. Wyman-Gordon is a Massachusetts corporation. Its principal office is located at 244 Worcester Street, North Grafton, Massachusetts 01536-8001 and its telephone number is (508) 839-4441.

     Aerospace Turbine Products. The Company manufactures components from sophisticated titanium and nickel alloys for jet engines manufactured by General Electric Company, Pratt & Whitney Division of United Technologies Corporation, Rolls-Royce plc and CFM International S.A. Such jet engines are used on substantially all commercial aircraft produced by The Boeing Company ("Boeing"), McDonnell Douglas Corporation ("McDonnell Douglas") and Airbus Industrie S.A. ("Airbus"). The Company's forged engine parts include fan discs, compressor discs, turbine discs, seals, spacers, shafts, hubs and cases. Cast engine parts include thrust reversers, valves and fuel system parts such as combustion chamber swirl guides. Rotating parts such as fan, compressor and turbine discs must be manufactured to precise quality specifications. The Company believes it is a leading producer of these rotating components such as fan compression and turbine discs for use in turbine aircraft engines. Jet engines may produce in excess of 100,000 pounds of thrust and may subject parts produced by the Company to temperatures reaching 1,350 degrees Fahrenheit. Components for such extreme conditions require precision manufacturing and expertise with high-purity titanium and nickel-based alloys.

     Aerospace Structural Products. The Company's airframe structural components, such as landing gear, bulkheads and wing spars, are used on the entire fleet of airplanes manufactured by Boeing, including the new 777, the McDonnell Douglas MD-11 and the Airbus A330 and A340. In addition, the Company's structural components are used on a number of military aircraft and other defense-related applications including the McDonnell Douglas C-17 transport and the new F-22 air superiority fighter being jointly developed by Lockheed Martin Corporation and Boeing. The Company also produces dynamic rotor forgings for helicopters.

     Energy and Power Generation Products. The Company is a major supplier of extruded seamless thick wall pipe used in the critical piping systems in both fossil fuel and nuclear commercial power plants worldwide, as well as oil and gas industry applications. The Company believes it is the leading supplier in the U.S. and the U.K. of large diameter, seamless thick wall pipe. The Company produces rotating components and valves for land-based steam turbine and gas turbine generators. The Company also manufactures shafts, cases, and compressor and turbine discs for marine gas turbines. The Company believes the energy and power generation provides it with an opportunity to build on its combination of manufacturing capabilities and its metallurgical know-how gained from manufacturing products for the aerospace industry. Revenues from energy and power generation products represented 18% of the Company's total revenues in the first nine months of fiscal year 1997 and 19% and 17% of total revenues in fiscal years 1996 and 1995, respectively.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for repayment of outstanding indebtedness and for additional working capital and general corporate purposes.

     Prior to the application of the net proceeds to the Company from the sale of the Debt Securities as described above, such funds will be invested in short-term, investment grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the nine months ended February 28, 1997, the fiscal years ended May 31, 1996 and 1995, and the year ended December 31, 1992 were 2.17x, 3.17x, 1.06x and 3.79x, respectively. For the five months ended May 31, 1994 and the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $61,522,000 and $60,548,000, respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be direct, general unsecured obligations of the Company and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     General. The Debt Securities will be direct, unsecured obligations of the Company. Unless otherwise indicated in the applicable Prospectus Supplement, the indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness of the Company as described below under "-- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

           (1) the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

           (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

           (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock, or the method by which any such portion shall be determined;

           (4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations;

           (5) the date or dates, or the method for determining such date or dates, on which the principal of and any premium on, such Debt Securities will be payable;

           (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

           (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

           (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

           (9) the period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at the option of the Company;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto and if payable in dollars, whether the denomination shall be $1,000 and any integral multiple thereof;

          (12) whether the amount of payments of principal of (and premium, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including U.S. Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) whether the principal of (and premium, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

          (14) provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

          (15) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

          (16) whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (17) whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent Global Security (as defined) may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

          (18) the date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

          (19) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

          (20) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

          (21) if the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

          (22) the obligation, if any, of the Company to permit the conversion of the Debt Securities of such series into Common Stock, and the terms and conditions upon which such conversion shall be effected (including, without limitation, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price and any requirements relative to the reservation of such shares for purposes of conversion); and

          (23) any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount (bearing no interest or interest at a rate that at the time of issuance is below market rates) and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). There may not be any periodic payments of interest on such Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on the day of mailing of the notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

     Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Company will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Company will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that the Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person shall expressly assume on the same terms and conditions payment of the principal of (and premium, if any) and interest on all and all obligations on the Debt Securities and the performance and observance of all the covenants and conditions of the applicable Indenture; and (b) the Company or such successor corporation shall not immediately thereafter be in default under the applicable Indenture. Upon any such merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, the Company.

CERTAIN COVENANTS

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will include the following covenants of the Company:

     Existence. Except as permitted above under "-- Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' material insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when and as due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series when and as due and payable; (d) default in the performance, or breach, of any other covenant or warranty of the Company in the applicable Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary; and (f) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium, if any), with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable

Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; (f) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (g) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any series then outstanding; or (h) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under such Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (j) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) he principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Indenture and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

CERTAIN DEFINITIONS

     "Indebtedness" means, with respect to any person, (a) any obligation of such person to pay the principal of, premium, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness of such person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such person, (iii) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (iv) with respect to letters of credit or bankers acceptances issued for the account of such person or performance bonds, (v) for the payment of money relating to a Capitalized Lease Obligation and all attributable Debt (each, as defined in the Indenture) or (vi) under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements; (b) any liability of others of the kind described in the preceding clause (a) which such person has guaranteed or which is otherwise its legal liability; and (c) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) or (b).

     "Senior Indebtedness" means Indebtedness of the Company, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Company, other than the following: (a) any Indebtedness as to which, in the instrument evidencing such Indebtedness or pursuant to which such Indebtedness was issued, it is expressly provided that such Indebtedness is subordinate in right of payment to all indebtedness of the Company not expressly subordinated to such Indebtedness;
(b) any Indebtedness which by its terms refers explicitly to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be pari passu or shall be subordinated in right of payment to the Subordinated Debt Securities; and (c) with respect to any series of Subordinated Debt Securities, any Indebtedness of the Company evidenced by Subordinated Debt Securities of the same or of another series. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (i) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, materials and services purchased in the ordinary course of business or (ii) Indebtedness of the Company to a subsidiary of the Company.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Debt Securities will be subject to the following subordination provisions.

     The payment of the principal of, premium (if any) on, interest on, or any other amounts due on, the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company. No payment on account of the principal of, redemption of, interest on or any other amounts due on the Subordinated Debt Securities and no redemption, purchase or other acquisition of the Subordinated Debt Securities may be made, unless (a) full payment of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness shall have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness and (b) at the time of, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable and not rescinded. In addition, the Subordinated Indenture provides that, if holders of any Senior Indebtedness notify the Company and the Subordinated Trustee that a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Subordinated Debt Securities and no purchase, redemption or other acquisition of the Subordinated Debt Securities will be made for the period (the "Payment Blockage Period") commencing on the date such notice is received and ending on the earlier of (i) the date on which such event of default shall have been cured or waived or (ii) 180 days from the date such notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness may be given during any period of 360 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to any payments whatsoever.

     The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company or any subsidiary. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than general creditors of the Company.

     If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the applicable Indenture (including the restrictions described above under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (a) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations (or certificates representing an ownership interest in such obligations) of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) above under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into shares of Common Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion.

BOOK-ENTRY SYSTEM AND GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities may be issued in either fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements with respect to the Debt Securities.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

     Pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Company understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of (and applicable premium, if any) and interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Company and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Security Registrar (as defined in the Indenture) for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

     Neither the Company nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global

Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Commission.

     If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

PAYMENT AND PAYING AGENTS

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through one or more underwriters or dealers for public offering and sale by or through them, and may also sell Debt Securities directly to one or more institutional or other purchasers, through agents or through any combination of these methods of sale. Any such underwriter, dealer or agent involved in the offer and sale of Debt Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Debt Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commission allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     Each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Debt Securities.

     Underwriters, dealers and agents and their associates may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount no less than, and the aggregate principal amounts of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (a) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) if Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Contracts. If in conjunction with the sale of Debt Securities to institutions under Contracts, Debt Securities are also being sold to the public, the consummation of the sale under the Contracts shall occur simultaneously with the consummation of the sale to the public. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

     In order to comply with the securities laws of certain states and other jurisdictions, if applicable, the Debt Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Debt Securities may not be sold unless they have been registered or qualified for sale in the applicable state or other jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Debt Securities offered hereby may not simultaneously engage in market making activities with respect to the Debt Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Debt Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
             PROSPECTUS SUPPLEMENT
Summary.................................    S-3
Risk Factors............................   S-11
Use of Proceeds.........................   S-17
The Tender Offer........................   S-17
Capitalization..........................   S-18
Selected Financial Data.................   S-19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   S-22
Business................................   S-31
Management..............................   S-46
Description of Senior Notes.............   S-49
Description of Other Indebtedness.......   S-76
Certain United States Federal Income
  Tax Consequences......................   S-78
Underwriting............................   S-82
Legal Matters...........................   S-82
Experts.................................   S-83
Index to Consolidated Financial
  Statements............................    F-1
                  PROSPECTUS
Available Information...................      2
Incorporation of Certain Documents by
  Reference.............................      2
The Company.............................      3
Use of Proceeds.........................      4
Ratio of Earnings to Fixed Charges......      4
Description of Debt Securities..........      4
Plan of Distribution....................     18
Legal Matters...........................     19

$100,000,000

WYMAN-GORDON
COMPANY

    % SENIOR NOTES DUE 2007
                              [WYMAN-GORDON LOGO]
---------------------------------------------------
SALOMON BROTHERS INC
-------------------------------------------------------------

PROSPECTUS SUPPLEMENT

DATED                , 1997